As filed with the Securities and Exchange Commission on November 26, 2002	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEAR CREEK MINING CORPORATION
(FORMERLY EVEOLUTION VENTURES INC.)
(Name of small business issuer in its charter)

British Columbia (State or Other Jurisdiction of Organization)	21222 (Primary Standard Industrial Classification Code)	- (IRS Employer Identification #)

Bear Creek Mining Corporation Suite 410, 625 Howe Street Vancouver, BC, Canada (604) 921-6269 (Address and telephone of registrant’s executive office)	Paul A. Visosky 3400 – 666 Burrard Street Vancouver, BC, Canada (604) 639-3131 (Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Cheryl Wheeler(President and CEO) Bear Creek Mining Corporation Suite 2393, 595 Burrard Street Vancouver, BC, Canada Tel: (604) 921-6269 Fax: (604) 925-9353	Robert Diercks Foster Pepper & Shefelman PLLC 1111 Third Avenue, Suite 3400 Seattle, WA 98101-3299 Tel: (206) 447-8924 Fax: (206) 749-1926

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

The later of the effective date of this Registration Statement and the date of issue of an MRRS Decision Document evidencing the issue of receipts for the Canadian Prospectus in British Columbia, Alberta and Ontario by the British Columbia Securities Commission.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [ X ]

If this Form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [    ]

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CALCULATION OF REGISTRATION FEE

Title of each Class	Number of	Proposed Offering
of Securities to be	Units/Shares to be	Price Per Unit or	Proposed Aggregate	Amount of
Registered	Registered	Share	Offering Price	Registration Fee

Units consisting of:

One common share and One half of one Series C warrant	11,000,000	$0.50	$5,500,000

Common shares	21,079,166 (1)	(2)	(3)

Totals	32,079,166	(2)	$17,577,083 (3)	$1,617.09 (3)

(1)	This number consists of: 5,500,000 Shares issuable upon exercise of Series C share purchase warrants; and the following Shares to be offered by the Selling Shareholders: 1,320,000 Shares issuable upon exercise of Agent’s Warrants; 1,300,000 Shares issuable upon conversion of Loan Units; 650,000 Shares issuable upon conversion of Loan Unit Series A Warrants; 650,000 Shares issuable upon conversion of Loan Unit Series B Warrants; 59,166 Shares issuable as Bonus Shares; 8,600,000 Shares issuable as Transaction Shares; and 3,000,000 Shares which will be released to certain Selling Shareholders in accordance with the escrow and pooling provisions.

(2)	Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(o) and (g) under the Securities Act of 1933, the calculation is based upon the offering price per Unit to be offered by the Registrant, the $0.75 exercise price for the Shares issuable upon an exercise of the Series C Warrants, the $0.50 exercise price for the 1,320,000 Shares issuable upon an exercise of the agent’s warrants; $0.50 per Shares for the 1,300,000 Shares issuable upon conversion of Loan Units; $0.50 per Share for the 650,000 Shares issuable upon conversion of Loan Unit Series A Warrants; $0.75 per Share for the 650,000 Shares issuable upon conversion of Loan Unit Series B Warrants; $0.50 per Share for the 59,166 Shares issuable as Loan Bonus Shares based upon the offering price per Unit to be offered by the Registrant; $0.50 per Share for the 8,600,000 Shares issuable as Transaction Shares based upon the offering price per Unit to be offered by the Registrant; and $0.50 per Share for the 3,000,000 Shares which will be released to certain Selling Shareholders in accordance with the Escrow provisions based upon the offering price per Unit to be offered by the Registrant.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) and (g) under the Securities Act of 1933.

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Prospectus

Bear Creek Mining Corporation
(formerly EVEolution Ventures Inc.)

11,000,000 Units
Consisting of One Common Share, and
One Half of One Series C Warrant.
and
21,079,166 Common Shares

We are offering 11,000,000 Units (the “Offering”) and certain of our shareholders, including shareholders who receive shares in connection with the merger transaction described in this Prospectus and as agent’s compensation, are offering up to 14,241,665 Common Shares (the “Secondary Shares”). No Secondary Shares will be sold until the sale of the Units is completed and applicable escrow periods have expired. We will not receive any proceeds from the sale of Secondary Shares by the selling shareholders.

Each Unit offered by us consists of one common share in our capital (a “Share”) and one half of one non-transferable Series C share purchase warrant (a “Series C Warrant”). Each whole Series C Warrant entitles the holder to purchase one additional Share at a price of $0.75 for one year from the date of closing of the Offering. If the Series C Warrants are not exercised by such times, they will expire and cannot be exercised thereafter. The Offering price is $0.50 per Unit. Our Offering will commence on the later of the effective date of this Registration Statement and the date of issue of a MRRS Decision Document evidencing the issue of receipts for the Canadian Prospectus in Ontario, British Columbia and Alberta by the British Columbia Securities Commission, and will continue for a period of 90 days from the date of issue of the MRRS Decision Document.

We are offering 11,000,000 Units in the Canadian provinces of Ontario, British Columbia and Alberta only through our agent, Haywood Securities Inc. (the “Agent”) and in certain of the states in the United States by Haywood Securities USA, Inc. Our Offering is on an agency basis, not a firm commitment basis, and is conditioned upon the sale of all the Units and upon completion of a merger whereby we will acquire all the assets and liabilities of Peru Exploration Venture LLLP (the “Partnership”) and Bear Creek Mining Company (“BCMC”). All proceeds of the Offering will be returned unless the merger is completed simultaneously with the closing of this Offering. Certain of our Shares are also being registered to permit the selling shareholders to sell the Secondary Shares from time to time in the public market. The selling shareholders may sell our Secondary Shares through ordinary brokerage transactions or through any other means described in this Prospectus under “Plan of Distribution”. The price at which the selling shareholders may sell the Secondary Shares will be determined by the prevailing market price for the Shares or in negotiated transactions. We cannot assure you that the selling shareholders will sell all or a portion of the Shares offered under this Prospectus.

Our Shares are listed on the Canadian TSX Venture Exchange under the symbol “EVE”. On April 30, 2002, the last reported sale price of our Shares was C$0.30. All dollar amounts in this Prospectus are in US dollars (US$) unless otherwise indicated. Investing in our Shares involves risks. See “Our Risk Factors” beginning on page 7.

		Agent's	Net Proceeds
	Price to Public(1)	Commission(2)	to Us(3)

Per Unit:	$0.50	$0.0375(2)	$0.4625

Total Offering:	$5,500,000	$412,500	$5,087,500

(1)	The price of our Offering of Units has been determined by negotiation between our Agent and us.

(2)	We will pay a cash commission equal to 71/2% of the gross proceeds of the Offering to our Agent upon closing of the Offering. We will reimburse our Agent for its legal fees and other expenses incurred pursuant to the Offering. We will also issue to our Agent Agent’s Warrants entitling the holder to purchase 1,320,000 Shares. See “Plan of Distribution: Terms of the Offering” on page 15. The Agent’s Warrants are qualified for distribution under this Prospectus.

(3)	Before deducting expenses of the Offering, estimated at $200,000.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The information in this Prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities, and is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Until •, 2003, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is November 25, 2002.

OUR OFFERING
Determination of Offering Price
Selling Shareholders Offering
PROSPECTUS SUMMARY
Bear Creek Mining Corporation
Our Proposed Transaction
Peru Exploration Venture LLLP
Bear Creek Mining Company
Note to Readers
Our Prospective Business
Our Accounting for the Proposed Transaction
Other Items Related to Our Proposed Transaction
Conditions to Completion of Proposed Transaction
Break Fee
Sponsorship Requirement
OUR RISK FACTORS
Concentration of Business Interests in the Republic of Peru and Recent History of Political and Economic Instability
Limited Working Capital and Potential Future Difficulty in Procuring Financing or Attracting Investment Capital
Exploration and Mining Risks
Uninsurable Risks
No Assurance of Titles
Permits and Licenses
Metal Prices
Competition
Environmental Regulations
Currency Fluctuation
Conflicts of Interest
Directors and Assets Outside Canada
Dilution
FUNDS TO BE AVAILABLE AND USE OF OFFERING PROCEEDS
Funds To Be Available
Planned Utilization of the Available Funds
CAPITALIZATION
DILUTION OF THE PRICE YOU PAID FOR YOUR UNITS
PLAN OF DISTRIBUTION: TERMS OF THE OFFERING
Section 15(g) of the Exchange Act
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
BEAR CREEK MINING CORPORATION
Our Current Business
Our Proposed Transaction
Our Submission of Matters to a Vote of Security Holders
Plan of Operations
Liquidity and Capital Resources
Our Legal Proceedings
Our Current Executive Officers and Directors
Executive Compensation
Options, Stock Appreciation Rights and Other Rights to Purchase Securities
Other Plans and Benefits
Employment Contracts
Termination of Employment
Indebtedness of Directors and Officers
Our Current Employees
Our Current Trademarks
Our Current Administrative Properties
Our Management’s Discussion and Analysis
Legal Proceedings
Auditors
Description of Securities Distributed
Escrowed Securities
SELLING SHAREHOLDERS
Selling Shareholders
PLAN OF DISTRIBUTION
PERU EXPLORATION VENTURE LLLP
Current Business
Current Trademarks
Current Administrative Properties
Current Mineral Property Interests
Abandoned Mineral Property Interests
Current Legal Proceedings
Recent Submission of Matters to a Vote of Security Holders
Current Directors and Executive Officers
Market for Partnership Units and Related Unit Holder Matters
Management’s Discussion and Analysis
Planned Capital Expenditures
Other Matters
BEAR CREEK MINING COMPANY
Current Business
Current Trademarks
Current Administrative Properties
Current Legal Proceedings
Recent Submission of Matters to a Vote of Security Holders
Current Directors and Executive Officers
Executive Compensation
Compensation of Directors of BCMC
Other Plans and Benefits
Indebtedness of Directors and Officers
Current Employees
Current Significant Consultants
Market for Common Equity and Related Shareholder Matters
Prior Sales
Management’s Discussion and Analysis
Planned Capital Expenditures
Other Matters
BEAR CREEK MINING CORPORATION – UPON COMPLETION OF THE PROPOSED TRANSACTION AND OFFERING
Directors, Executive Officers and Control Persons
Proposed Compensation
Stock Option Grants
Incentive Stock Option Plan
Corporate Cease Trade Orders or Bankruptcies
Penalties or Sanctions
Personal Bankruptcies
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXPERTS
LEGAL MATTERS
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
FINANCIAL STATEMENTS
GLOSSARY OF GEOLOGICAL TERMS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
ITEM 27. EXHIBITS
ITEM 28. UNDERTAKINGS
Exhibit 1.1
Exhibit 1.2
Exhibit 2.1
Exhibit 2.2
Exhibit 2.3
Exhibit 2.4
Exhibit 2.5
Exhibit 3.1
Exhibit 3.2
Exhibit 4.1
Exhibit 4.2
Exhibit 4.3
Exhibit 4.4
Exhibit 4.5
Exhibit 4.6
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.4
Exhibit 23.1
Exhibit 23.2
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3
Exhibit 99.4
Exhibit 99.5
Exhibit 99.6
Exhibit 99.7
Exhibit 99.8
Exhibit 99.9
Exhibit 99.10
Exhibit 99.11

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TABLE OF CONTENTS	V

OUR OFFERING	1

Determination of Offering Price	1

Selling Shareholders Offering	2

PROSPECTUS SUMMARY	2

Bear Creek Mining Corporation	2

Our Proposed Transaction	3

Peru Exploration Venture LLLP	4

Bear Creek Mining Company	5

Note to Readers	5

Our Prospective Business	5

Our Accounting for the Proposed Transaction	5

Other Items Related to Our Proposed Transaction	6

Conditions to Completion of Proposed Transaction	7

Break Fee	7

Sponsorship Requirement	7

OUR RISK FACTORS	7

Concentration of Business Interests in the Republic of Peru and Recent History of Political and Economic Instability	8

Limited Working Capital and Potential Future Difficulty in Procuring Financing or Attracting Investment Capital	8

Exploration and Mining Risks	9

Uninsurable Risks	9

No Assurance of Titles	9

Permits and Licenses	9

Metal Prices	9

Competition	10

Environmental Regulations	10

Currency Fluctuation	10

Conflicts of Interest	10

Directors and Assets Outside Canada	10

Dilution	10

FUNDS TO BE AVAILABLE AND USE OF OFFERING PROCEEDS	11

Funds To Be Available	11

Planned Utilization of the Available Funds	11

CAPITALIZATION	13

DILUTION OF THE PRICE YOU PAID FOR YOUR UNITS	14

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING	15

Section 15(g) of the Exchange Act	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	17

BEAR CREEK MINING CORPORATION	18

Our Current Business	18

Our Proposed Transaction	18

Our Submission of Matters to a Vote of Security Holders	19

Plan of Operations	19

Liquidity and Capital Resources	22

Our Legal Proceedings	22

Our Current Executive Officers and Directors	22

Executive Compensation	24

Options, Stock Appreciation Rights and Other Rights to Purchase Securities	25

Other Plans and Benefits	25

Employment Contracts	26

Termination of Employment	26

Indebtedness of Directors and Officers	26

Our Current Employees	26

Our Current Trademarks	26

Our Current Administrative Properties	26

Our Management’s Discussion and Analysis	27

Legal Proceedings	30

Auditors	30

Description of Securities Distributed	30

Escrowed Securities	32

SELLING SHAREHOLDERS	37

Selling Shareholders	37

PLAN OF DISTRIBUTION	38

PERU EXPLORATION VENTURE LLLP	40

Current Business	40

Current Trademarks	46

Current Administrative Properties	46

Current Mineral Property Interests	47

Abandoned Mineral Property Interests	85

Current Legal Proceedings	86

Recent Submission of Matters to a Vote of Security Holders	86

Current Directors and Executive Officers	86

Market for Partnership Units and Related Unit Holder Matters	86

Management’s Discussion and Analysis	86

Planned Capital Expenditures	90

Other Matters	90

BEAR CREEK MINING COMPANY	93

Current Business	93

Current Trademarks	93

Current Administrative Properties	93

Current Legal Proceedings	93

Recent Submission of Matters to a Vote of Security Holders	93

Current Directors and Executive Officers	93

Executive Compensation	95

Compensation of Directors of BCMC	95

Other Plans and Benefits	96

Indebtedness of Directors and Officers	96

Current Employees	96

Current Significant Consultants	96

Market for Common Equity and Related Shareholder Matters	96

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Prior Sales	96

Management’s Discussion and Analysis	97

Planned Capital Expenditures	99

Other Matters	99

BEAR CREEK MINING CORPORATION – UPON COMPLETION OF THE PROPOSED TRANSACTION AND OFFERING	101

Directors, Executive Officers and Control Persons	101

Proposed Compensation	102

Stock Option Grants	102

Incentive Stock Option Plan	103

Corporate Cease Trade Orders or Bankruptcies	104

Penalties or Sanctions	105

Personal Bankruptcies	105

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	105

EXPERTS	105

LEGAL MATTERS	106

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	106

FINANCIAL STATEMENTS	106

GLOSSARY OF GEOLOGICAL TERMS	107

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

ITEM 27. EXHIBITS

ITEM 28. UNDERTAKINGS

OUR OFFERING

This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before purchasing Units. You should read the entire Prospectus carefully, including “Risk Factors” and our audited financial statements and the notes to those financial statements and the other financial information appearing elsewhere in this Prospectus, before you decide to purchase Units.

Units Offered:	11,000,000 Units.

Price Per Unit:	$0.50 per Unit.

Unit Description:	Each Unit will consist of one (1) common share in our capital and one-half of one (1/2) non-transferable Series C Warrant. Each whole Series C Warrant will entitle the holder to purchase one Share at a price of $0.75 for a period of one year from the date on which this Offering closes.

Gross Proceeds to us:	$5,500,000.

Completion:	If the conditions to the completion of the Proposed Transaction are not either satisfied or waived, and as a result, the Proposed Transaction is not completed the Offering will not be completed.

Agent:	In Alberta, British Columbia, and Ontario:	Haywood Securities Inc. Suite 2000, 400 Burrard Street Vancouver, B.C. V6C 3A6

	In the United States:	Haywood Securities (USA) Inc. Suite 2000, 400 Burrard Street Vancouver, B.C. V6C 3A6

Nature of Offering:	All or None: Commercially Reasonable Efforts.

Agent’s Commission:	7.5% of the gross offering proceeds, equal to $412,500.

Agent’s Warrants:	Upon the closing of this Offering, we will issue the Agent’s Warrants to the Agent entitling it to purchase 1,320,000 Shares at a price of $0.50 per share for a period of one year from the date on which this Offering closes. These Agent’s Warrants are being registered for distribution pursuant to this Prospectus.

Plan of Distribution:	The Agent will offer the Units, on our behalf, in the Canadian provinces of British Columbia, Alberta and Ontario and in the states of California, Arizona, Nevada, New York and New Jersey through Haywood Securities (USA) Inc.

Use of Proceeds:	See “Funds to be Available and Use of Offering Proceeds” on page 11.

Determination of Offering Price

The price of the Units we are offering was determined by negotiation between ourselves and the Agent in order for us to raise $5,500,000 in this Offering. The Offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value, and we cannot assure you will be able to resell the Shares comprised in the Units, or any Shares you may obtain upon exercise of the Series C warrants, above the Offering price of the Units or at all. Among the factors considered were:

•	our lack of operating history,

•	the proceeds to be raised by the Offering,

•	the amount of capital to be contributed by purchasers in this Offering in proportion to the amount of stock to be retained by our existing shareholders,

•	our cash requirements, and

•	our belief as to the value of the PeruEx property interests, all of which are undeveloped.

Selling Shareholders Offering

This Prospectus also covers up to 21,079,166 Secondary Shares to be sold from time to time by the selling shareholders identified in this Prospectus. See “Selling Shareholders” on page 37. The Selling Shareholders may sell all or a portion of the Secondary Shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Selling shareholders may sell Secondary Shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their Secondary Shares. Sale of Secondary Shares by our Selling Shareholders will not commence until the Offering is completed and applicable escrow requirements have expired.

Common Shares to be outstanding after the Offering: 21,079,166

PROSPECTUS SUMMARY

This summary contains basic information about us and this Offering. Because it is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus carefully, including the section entitled “Our Prospective Risk Factors.” This Prospectus contains certain forward-looking statements. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Our actual results could differ materially from those discussed in this Prospectus. See “Cautionary Note Regarding Forward-Looking Statements” on page 17.

As used in this prospectus, the terms “we”, “our” “us” and “EVE” means Bear Creek Mining Corporation unless the context otherwise requires.

Bear Creek Mining Corporation

We were incorporated under the Company Act, R.S.B.C., 1996, c.62, on August 31, 1999 as 4271 Investments Ltd. On September 30, 1999, we changed our name to EVEolution Ventures Inc. On November 14, 2002 we reincorporated under the Yukon Business Corporations Act and changed our name to Bear Creek Mining Corporation. Our principal place of business is at Suite 2393, 595 Burrard Street, Vancouver, British Columbia, V7X 1K8 and on November 30, 2002 will change to Suite 410, 625 Howe Street, Vancouver, British Columbia, V6C 2T6, and our registered and records office is situated at Suite 3400, 666 Burrard Street, Vancouver, BC, V6C 2X8.

On April 11, 2000, we obtained a listing on the Vancouver Stock Exchange (subsequently renamed the Canadian Venture Exchange and now called the TSX Venture Exchange) as a Venture Capital Pool Company pursuant to its then Policy 30. A Venture Capital Pool Company, now known as a Capital Pool Company or CPC, is a company whose principal purpose is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses and, once identified and evaluated, to negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by the Exchange.

Our continued listing on the Exchange was conditioned upon our obtaining its final approval, within the subsequent twenty-four month period, for a Qualifying Transaction. During a six-month extension that was granted to us by the Exchange, we submitted our Proposed Transaction, as described below, for its initial consideration as a Qualifying Transaction. The Exchange’s Policy 2.4 defines a Qualifying Transaction as including, among other possibilities,

“an arrangement, proposed transaction, merger or reorganization with another issuer with significant assets, whereby the ratio of securities which are distributed to the shareholders of the CPC and the other issuer results in the shareholders of the other issuer acquiring control of the resulting entity.” We believe that our Proposed Transaction constitutes a Qualifying Transaction.

Upon our obtaining all necessary shareholder approvals and completing the Proposed Transaction and this Offering, the Exchange will retrospectively review such in their entirety and approve or disapprove them as our Qualifying Transaction. Based upon our communications with the Exchange to date, we currently believe that it will timely and collectively approve our Proposed Transaction and this Offering, if completed substantially in their currently submitted forms, as a Qualifying Transaction. However, should the Exchange unexpectedly disapprove our Proposed Transaction and this Offering, as completed, will be completely unwound and the gross proceeds received from this Offering will be promptly returned, without interest or deduction, to all subscribers.

In connection with our initial identification and pursuit of the Proposed Transaction, we requested, and were granted, a halt in the trading of our common shares effective April 29, 2002. Upon receipt of the Exchange’s expected approval of our Proposed Transaction and this Offering, as completed, we will immediately request that the Exchange reclassify us from a Tier 3 company to a Tier 2 company and re-commence trading in our common shares under a newly assigned ticker symbol.

Our sole business to date has been to identify and evaluate business opportunities with a view towards completing a Qualifying Transaction. Our Proposed Transaction and this Offering represent the culmination of all our business efforts to date.

Following the closing of this Offering and the completion of the Proposed Transaction, we intend to assume the business of a mining exploration company and attempt to find and develop gold and silver ore from properties in Peru being acquired in the Proposed Transaction and described herein and possibly from other, similar, subsequently acquired properties. If the Proposed Transaction does not close simultaneously with this offering, funds received in connection with this Offering will be returned without deduction or interest.

See “Prospectus Summary — Conditions to Completion of Proposed Transaction” on page 7.

Our Proposed Transaction

Our Proposed Transaction, if completed, will consist of the following sequential series of events.

•	We will issue to EVEolution Ventures (USA) Inc. (“EVE USA”), a newly formed, wholly owned subsidiary incorporated in the State of Arizona, 8,600,000 of our Shares (the “Transaction Shares”) in exchange for an equal number of shares of common stock of EVE USA.

•	Pursuant to a Securities Exchange Agreement among (i) Peru Exploration Venture LLLP (the “Partnership”), (ii) Bear Creek Mining Company (“BCMC”) and (iii) the Partnership’s limited partners (the “Partnership Security Holders”), BCMC will issue shares of its common stock to the Partnership’s limited partners in exchange for all of their limited partnership interests. As a result, the Partnership will be merged into BCMC and the Partnership will cease to exist as a separate legal entity.

•	Pursuant to a Merger Agreement and a Representation Agreement both dated for reference October 10, 2002 among us, BCMC and the Partnership Security Holders:

(i)	EVE USA will issue the Transaction Shares to the Partnership Security Holders in proportion to their shareholdings in BCMC; and

(ii)	our directors will transfer 2,400,000 of their 3,000,000 escrowed Shares (the “Transfer Shares”) to the Partnership Security Holders.

As a result of the foregoing, BCMC will be merged into EVE USA and BCMC will cease to exist as a separate legal entity. We and EVE USA, our wholly owned subsidiary, will be the only remaining legal entities. All the previously existing assets and liabilities of the Partnership and BCMC will be legally owned and held by EVE USA. See “Peru Exploration Venture LLLP” and “Bear Creek Mining Corporation” on pages 40 and 94, respectively.

In accordance with the Merger Agreement, we have also executed an Anti-Dilution Agreement, dated for reference October 10, 2002 with each of the Partnership Security Holders which provides each of the Partnership Security Holders with a non-transferable rights to participate, on a pro-rata basis calculated on the basis of each of the Partnership Security Holders fully diluted Shareholding in us on Closing of the Offering, in any financing by way of our Shares for a period of two years following the Closing of the Offering.

See “Prospectus Summary — Conditions to Completion of Proposed Transaction” on page 7.

Peru Exploration Venture LLLP

The Partnership was formed as a limited liability limited partnership on June 22, 2000 under the name Peru Exploration Venture LLLP. It registered under the laws of the State of Arizona on September 19, 2000. The Partnership currently has 14 limited partners, who collectively hold a total of 38 limited partnership units. BCMC is the Partnership’s sole general partner.

The Partnership’s sole business purpose has been to identify, acquire or lease rights to, and explore mineral properties located primarily in the Republic of Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale.

The Partnership, along with BCMC, believes that Peru currently remains an attractive jurisdiction for pursuing its business objective. The Peruvian mining industry has experienced an increase in activity in recent years primarily due to increased political and economic stability in Peru, certain measures taken by the Peruvian government to attract foreign investment, new mineral discoveries over the last decade, and other attractive mineral prospects. Additionally, an abundance of qualified technical personnel and skilled labor within Peru, as well as cooperative governmental agencies, have created a favorable climate for the exploration and development of mineral resources.

However, as Peru does not legally recognize the Partnership’s limited liability limited partnership structure, the Partnership executed an agreement with BCMC entitled General Assignment of Rights to Exploration Ventures (hereinafter, the “General Assignment”). The General Assignment, as amended, provides that:

•	BCMC, as the sole general partner of the Partnership, has conducted and will conduct all exploration operations, and will acquire interests in mineral properties in Peru for the Partnership, and

•	BCMC shall establish a branch in Peru to enable it to conduct, in the name of BCMC, such operations and acquisitions for the account of, and at the expense of, the Partnership.

The legal purpose and effect of the General Assignment, as amended, was to transfer control of the branch established by BCMC in Peru, named Bear Creek Mining Company – Sucursal del Peru (“BCSP”), from BCMC to the Partnership. Accordingly, the Partnership has combined, pursuant to generally accepted accounting principles in the United States of America, all the assets, liabilities, expenses, rights and obligations of BCSP into its financial statements for all reported periods. BCSP’s future revenues, if any, will be similarly combined into the Partnership’s financial statements. All of the assigned mineral property interests of BCMC and BCSP currently remain in the exploratory stage, with no probable or proven mineral reserves. As a result, the Partnership and BCSP have yet to realize any revenues and remain development stage entities for accounting purposes. See “Combined Financial Statements of Peru Exploration Venture LLLP and Bear Creek Mining Company – Sucursal del Peru” included herein.

Bear Creek Mining Company

BCMC was formed on June 7, 2000 as Bear Creek Mining Company under the laws of the State of Arizona. BCMC holds a 1.01% interest in, and is the sole general partner of the Partnership.

BCMC’s business is to identify, acquire or lease rights to, and explore mineral properties located primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. To date, such business has been conducted exclusively through BCSP and the Partnership.

Note to Readers

Consistent with the legal purpose and effect of the above General Assignment and in order to eliminate lengthy and confusing legal semantics of no critical importance to a potential investor’s understanding of a particular event or transaction, we have taken the following editorial liberties throughout the balance of this Prospectus:

•	The Partnership and BCSP are hereinafter collectively presented and characterized as “PeruEx.”

•	All transactions conducted or to be conducted by either the Partnership or BCSP are hereinafter collectively presented and characterized as transactions of PeruEx being legally conducted by either BCMC or BCSP.

Our Prospective Business

Should our Proposed Transaction and Offering be completed and subsequently approved by the Exchange as a Qualifying Transaction, our business will be to carry on the previously existing businesses of the Partnership and BCMC, being the business of acquiring and exploring various properties primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. Our current and proposed Boards of Directors and management teams share the current views of BCMC’s Board of Directors, and PeruEx and BCMC’s respective management teams, that Peru is an attractive jurisdiction for pursuing our business objective.

The Peruvian mining industry has experienced an increase in activity in recent years primarily due to increased political and economic stability within Peru, certain measures taken by the Peruvian government to attract foreign investment, new mineral discoveries over the last decade, and other attractive mineral prospects. Additionally, the availability of qualified technical personnel and skilled labor within Peru and cooperative Peruvian governmental agencies have created a currently favorable climate for the exploration and development of mineral resources. See “Peru Exploration Venture LLLP – The Republic of Peru” on page 40 herein and “Our Risk Factors” on page 7.

Our Accounting for the Proposed Transaction

The Partnership Security Holders will collectively own a minimum of 11,000,000 of our Shares immediately after the completion of our Proposed Transaction, constituting in excess of 50% of our then issued and outstanding Shares. As such, we will be required by generally accepted accounting principles in Canada and the United States, to account for the Proposed Transaction as a reverse acquisition with the Partnership Security Holders as the acquirer. Under the purchase method of accounting the Transaction Shares will be recorded at the fair value of our net assets, which has been determined by us to be their net book value. Our consolidated financial statements will be issued under our new name, although they will be, in substance, a continuation of the historical financial statements of the Partnership and BCMC, on a combined basis.

Other Items Related to Our Proposed Transaction

Security Deposits

In accordance with a Letter Agreement which preceded the Merger Agreement, we advanced C$25,000 to BCMC as a non-refundable deposit and C$100,000 as a refundable deposit. The refundable deposit is secured by a General Security Agreement dated June 18, 2002 between us and BCMC pursuant to which BCMC has granted us a fixed and floating charge over all of its assets and which charge has been registered in the State of Arizona by the filing of a UCC Financing Statement on June 21, 2002. The General Security Agreement and the UCC Financing Statement will remain in effect until such time as the Proposed Transaction closes or the termination of the Merger Agreement. However, BCMC shall not be obligated to repay the refundable deposit in the event that the BCMC Break Fee becomes payable by us pursuant to the Merger Agreement. See “Proposed Transaction — Break Fee” on page 7 herein.

BCMC Loan Repayment

We have agreed, pursuant to loan agreements entered on or about July 25, 2002 and October 31, 2002 between us, BCMC and each of William Dowd, R.G. Fanelli, Lowell Family Limited Partnership, Francis McAllister, Kevin Morano, Keith and Marjorie Lloyd, Richard deJ. Osborne, Charles B. Smith, James Wood, Catherine McLeod-Seltzer, David Lowell, Pacific Source Capital Ltd. (formerly Sedun DeWitt Capital Corp.) and John Tognetti (the “Lenders”) to repay $650,000 of loans (the “BCMC Loans”) owed by BCMC through the issuance of 1,300,000 Loan Units. Each Loan Unit consists of one Share, one-half of a non-transferable Series A share purchase warrant and one-half of a non-transferable Series B share purchase warrant. Each whole Series A Warrant entitles the holder to acquire an additional Share at a price of $0.50 for a period of one year and each whole Series B Warrant entitles the holder to acquire an additional Share at a price of $0.75 for a period of one year.

If the Proposed Transaction does not close, the BCMC Loan will remain outstanding and payable by BCMC and will incur interest at LIBOR commencing on the date of the advance, and the BCMC Loan and all accrued interest will be payable by BCMC twelve-months after the earlier of the date of termination of the Merger Agreement or the completion of the Proposed Transaction. Certain of the Shares being offered hereby are Shares that will be issued to the Lenders as part of the Loan Units.

Bonus Shares

We have borrowed C$177,500 from Lenora Gates, Cheryl L. Wheeler, Karen L. Anderson, Ernest M. Dodd, Neil MacKenzie and Catherine McLeod-Seltzer (the “EVE Lenders”) to fund our ongoing expenses associated with completing the Proposed Transaction. Principal and interest, at a rate of 12% per annum, is payable by us on completion of the Proposed Transaction. Additionally, we have agreed to issue to the EVE Lenders, on completion of the Proposed Transaction, up to 59,166 Bonus Shares. However, if the Proposed Transaction does not complete, we have agreed that the number of Bonus Shares that will be issuable to the EVE Lenders will be increased to 147,916 Bonus Shares. Certain of the Shares being offered hereby are Shares that will be issued to the EVE Lenders as Bonus Shares.

The Consultants

We have engaged Cheryl Wheeler, Lenora Gates, Melanie McMillan, current members of our Board of Directors, and Mat Wilcox, Karen Anderson, Neil MacKenzie and Lisa Pankratz, under consulting agreements (the “Consulting Agreements”) for a term of one year following the closing of the Proposed Transaction to serve on an advisory committee. As compensation for their services, these consultants will be permitted to retain their existing stock options during the term of their respective Consulting Agreements, subject to all necessary regulatory and Shareholder approvals. Refer to “Options, Stock Appreciation Rights and Other Rights to Purchase Securities”.

Finder’s Fee

No finders fees are payable or will be paid by us, the Partnership or BCMC, to any person in connection with the Proposed Transaction.

Conditions to Completion of Proposed Transaction

The completion of the Proposed Transaction is subject to a number of conditions, including a condition that both Andrew T. Swarthout and David Volkert shall have entered into three-year consulting agreements with BCMC and us on terms reasonably satisfactory to all parties.

Break Fee

Us

Under the Merger Agreement, in the event PeruEx and BCMC engage in a transaction on or before December 31, 2003, involving their securities and/or all or substantially all of their assets, or both, to which we are not a party, and as a result we cannot complete the Proposed Transaction, BCMC has agreed to pay a fee to us as full reimbursement to us equal to all our expenses and costs incurred in connection with the Letter Agreement and the transactions contemplated thereby plus 10% of such amount.

BCMC

Under the Merger Agreement, we have agreed to pay to BCMC an amount equal to all of their out-of-pocket expenses and costs incurred in connection with the Proposed Transaction in the event that the closing of the Proposed Transaction does not occur as a result of a breach of the Merger Agreement by us.

Sponsorship Requirement

The acquisition of PeruEx’s assets pursuant to the Proposed Transaction is intended to serve as our Qualifying Transaction as a CPC under Exchange Policy 2.4. Among other things, Exchange Policy 2.4 requires us to retain an Exchange member firm to conduct a full sponsorship review of the Qualifying Transaction and us.

Under the terms of a Sponsorship and Agency Agreement, between us, BCMC, PeruEx and Haywood Securities Inc., our Agent has agreed to serve as our sponsor in connection with the Proposed Transaction. The Sponsorship and Agency Agreement should not be construed as assurance as to the merits of the Proposed Transaction, or the likelihood of completion. In consideration of acting as our sponsor, we will pay to the Agent a sponsorship fee of C$50,000 of which C$25,000 was paid by us on signing of a letter of intent with the Agent and the balance of which is payable by us upon Closing of the Offering. We will reimburse the Agent for expenses incurred by it in connection with its review, including the reasonable fees of its legal counsel of up to C$20,000 unless otherwise agreed by the Agent and us. We have paid the Agent a C$20,000 retainer in this regard.

OUR RISK FACTORS

Potential investors should carefully consider our risk factors as set forth below and the other information included in this Prospectus prior to purchasing the Units offered herein. An investment in our Units, and in our Shares, involves a high degree of risk. The Partnership and BCMC are development stage entities that have yet to realize any revenues from operations. All of the mineral property interests of PeruEx to be acquired by us via the Proposed Transaction are in the exploratory stage, with no probable or proven mineral reserves.

Our activities will be subject to the risks normally encountered in the resource exploration, development and mining business. The economics of developing and operating resource properties are affected by many factors including the cost of operations, variations of the grade of ore mined and the rate of resource extraction, fluctuations in the price of resources produced, government regulations relating to royalties, taxes and environmental protection. Additional equity financing will be required to undertake additional exploration work beyond that contemplated in this

Prospectus, and will result in substantial dilution to the purchasers of Units under this Prospectus and reduce the marketability of the common shares purchased.

There is no guarantee of title to any of PeruEx’s properties. PeruEx’s properties may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. PeruEx has not surveyed the boundaries of any of its mineral properties and, consequently, the boundaries of the properties may be disputed. To the best of our knowledge, no legal actions asserting such rights have been instituted to date with respect to properties in which PeruEx has an interest.

PeruEx’s operations are predominantly based in Peru, which make them subject to broader political risks, operational risks and currency risks. PeruEx also competes with other mining companies with far greater financial and technical resources.

Certain of our directors and officers serve as directors or officers of other public resource companies, and to the extent that such other companies may participate in ventures in which we may participate, such directors and officers will have a conflict of interest.

Concentration of Business Interests in the Republic of Peru and Recent History of Political and Economic Instability

The mineral property interests of PeruEx are located exclusively in the Republic of Peru. Notwithstanding certain more recent progress in restructuring its political institutions and revitalizing its economy, Peru’s history since the mid-1980s, on average, has been one of political and economic instability under both democratically elected and dictatorial governments. These governments frequently have intervened in the national economy and social structure, including periodically imposing various controls the effects of which have been to restrict the ability of both domestic and foreign companies to freely operate. Although we believe that the current conditions in Peru are relatively stable and conducive to conducting business, our current and future mineral exploration and mining activities could be adversely impacted by adverse political or economic developments not unlike those experienced by Peru in recent history. The adverse developments may include, but would not be necessarily limited to, widespread civil unrest and rebellion, the imposition of unfavorable government regulations on foreign investment, production and extraction, prices, exports, income taxes, expropriation of property, environmental compliance and worker safety. Any one or more of the aforementioned risks could have a material adverse impact of our planned business operations, and as a consequence, our overall financial condition, results of operations and cash flows. See “Peru Exploration Venture LLLP – The Republic of Peru” on page 40 herein.

Limited Working Capital and Potential Future Difficulty in Procuring Financing or Attracting Investment Capital

We believe that our existing working capital, together with that of PeruEx and net cash proceeds to be received upon the completion of the Proposed Transaction and Offering, will be sufficient to complete the currently recommended Stage 1 and Stage 2 exploration programs on the material Santa Rosa, Lomo de Camello and Estrella properties. However, we will need to procure financing or attract additional capital investment in order to fund our working capital requirements beyond the Stage 1 and 2 exploration programs if there are unexpected expenditures involved in the Stage 2 exploration programs or additional work is required on these mineral properties. There can be no assurance that we will be successful in procuring any required financing or capital investment in the future, or even if such is made available to us, that it will be on terms acceptable to us. Peru’s unstable history and its continuing status as a developing country, may contribute to any such difficulty. Any failure by us to timely procure funding when needed may delay or indefinitely postpone further exploration and development of our projects, and possibly result in us having to forfeit one or more of our mineral property interests, including previously made purchase deposits. Any one or more of these risks could have a material adverse impact of our planned business operations, and our overall financial condition, results of operations and cash flows.

Exploration and Mining Risks

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. None of BCMC’s properties has proven or estimated reserves or known bodies of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explorations, cave-ins, landslides and the inability to obtain suitable adequate machinery, equipment or labor are other risks involved in the operation of mines and the conduct of exploration programs. Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing gold, copper and other mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. PeruEx has a history of losses and it has no producing mines or proven mineral reserves. The remoteness and restrictions on access of certain of the properties in which we will have an interest will have an adverse effect on profitability in that infrastructure costs will be higher. See “Peru Exploration Venture LLLP – Current Mineral Property Interests” starting on page 47 herein.

Uninsurable Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our securities. We may become subject to liability for hazards against which we are not insured.

No Assurance of Titles

Although we have obtained title opinions for any significant concessions in which we will have a material interest, there is no guarantee that title to such concessions will not be challenged or impugned. Due to the large number and diverse legal nature of the mineral properties described in this Prospectus, full investigation of legal title to each such property has not been carried out at this time. Any of PeruEx’s properties may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. See PeruEx’s “Current Mineral Property Interests” on page 47. We do not plan to invest significant exploration money on any of PeruEx’s properties subject to overlapping claims until such time as the overlapping claims have been settled, but there is no guarantee that we will retain any ownership to any of these claims. See “Peru Exploration Venture LLLP – Current Mineral Property Interests” starting on page 47 herein.

Permits and Licenses

PeruEx’s properties will require licenses and permits from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

Metal Prices

Factors beyond our control may affect the marketability of any gold, copper or other minerals discovered. Metal prices have fluctuated widely, particularly in recent years. The effect of these factors cannot accurately be predicted.

Competition

The mineral industry is intensely competitive in all its phases. PeruEx has and we will compete with many companies possessing far greater financial resources and technical facilities than ourselves for the acquisition of mineral concessions, claims, leases and other mineral interests and for the recruitment and retention of qualified employees.

Environmental Regulations

Our future operations will be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner, which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. We intend to fully comply with all environmental regulations in Peru as well as with the higher standards set by North American environmental regulations.

Currency Fluctuation

PeruEx’s operations in Peru make it subject to foreign currency fluctuation and such fluctuations may adversely affect our financial position and results. With respect to Peruvian currency, PeruEx transfers (and we will transfer) funds to the Peruvian branch on a monthly “as needed” basis to avoid significant exposure to local currency fluctuations. There can be no assurance that steps taken by management to address foreign currency fluctuations will eliminate all adverse effects and accordingly, we may suffer losses due to adverse foreign currency fluctuation.

Conflicts of Interest

Certain of our directors are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties including properties in Peru. Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any project or opportunity of ours. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his or her interest and abstain from voting on such matter. In determining whether or not we will participate in any project or opportunity, the director will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

On the completion of the Proposed Transaction, our promoters, directors, senior officers and controlling persons, as a group, will beneficially hold 5,087,850 of our Shares, directly or indirectly, representing 20.1% of the issued and outstanding Shares. See “Capitalization” on page 13 herein.

Directors and Assets Outside Canada

Since certain of our directors are resident outside of Canada, it may not be possible to effect service of process upon such directors and since all or a substantial portion of the assets of such directors are located outside Canada, there may be difficulties in enforcing against such directors judgments obtained in Canadian courts. Similarly, essentially all of our assets will be located outside Canada and there may be difficulties in enforcing against us any judgments obtained in Canadian courts.

Dilution

Our current shareholders will experience an immediate and substantial dilution of their shareholdings after the completion of the Proposed Transaction. See “Dilution of the Price you Paid for Your Units” on page 14.

FUNDS TO BE AVAILABLE AND USE OF OFFERING PROCEEDS

Funds To Be Available

The following table sets forth the funds that will be available to us upon completion of the Proposed Transaction and this Offering (hereinafter, “the Available Funds”):

Our Working Capital at October 31, 2002	$(126,303)
(unaudited)

The Partnership’s and BCMC’s Combined Working Capital at October 31, 2002	$33,358
(unaudited)

Net Proceeds of this Offering	5,087,500

TOTAL	$4,994,555

Planned Utilization of the Available Funds

The following table provides an itemization, based on our current best estimates, of how we currently plan to utilize the Available Funds:

Our remaining expenses of the Proposed Transaction and this Offering		$200,000

Our remaining Sponsorship fee and Selling Agent expenses		42,000

Our administrative expenses over the next 18 months		913,950	(3)

Stage 1	Exploration Programs:

	Santa Rosa Property	45,000

	Lomo de Camello Property	53,000

	Estrella Property	78,000

Stage 2	Exploration Program Reserves:

	Santa Rosa Property	515,000

	Lomo de Camello Property	326,000

	Estrella Property	302,000

Reserves for Potential Exercises of Option to Purchase Agreements:

	Santa Rosa Property	341,500	(1)

	Lomo de Camello Property	600,600	(1)

	Estrella Property	125,000

Exploration Expenses for Ataspaca and La Pampa Properties		125,000

Reserve for potential mineral property acquisitions and exploration expenses		887,000

Unallocated working capital to fund ongoing operations and administration		440,505	(2)

	TOTAL:	$4,994,555

(1)	Includes finders’ fees of $76,500 payable in respect of the Santa Rosa Property and $45,600 payable in respect of the Lomo de Camello Property.

(2)	We will also be required to repay up to C$200,000 plus accrued interest thereon as repayment of the EVE Loan upon Closing.

(3)	Estimated for an 18-month period. See the following table of estimated administrative expenses.

The administration expenses that we expect to incur to achieve our business objectives during the 18-month period following the completion of the Proposed Transaction, based in part upon BCMC’s estimates of such expenses for intended operations described below are as follows:

	Average Monthly
Category	Total	18-Month Total

Salaries and benefits	19,800	356,400

Legal and accounting	8,200	147,600

Corporate expenses	5,960	107,280

Rent, taxes, and utilities	5,850	105,300

Telephone and fax	2,100	37,800

Travel, lodging, meals	6,500	117,000

Miscellaneous costs	900	16,200

Bank and finance charges	365	6,570

Insurance	600	10,800

Computer equipment, software, misc.	300	5,400

Recruiting, training, employee relations	200	3,600

TOTAL:	$50,775	$913,950

We do not anticipate material monthly fluctuations in the total monthly administration costs, although each component may fluctuate materially on a monthly basis at some time during the year.

Unforeseen events or circumstance may arise at which time we may deem a reallocation of the Available Funds to be in the best interests of our shareholders. However, we currently do not anticipate reallocating any Available Funds among the referenced mineral properties unless supported by written recommendations received from an independent professional geologist or engineer.

We believe that upon completion of the Offering we will have sufficient working capital to fund the initial exploration work programs as set out under “Use of Proceeds” and to meet administrative and overhead expenses anticipated over at least the next year. However, we will require additional financing to fund further exploration over and above that set out in the “Use of Proceeds” table above. The amount of such additional funding is not determinable as at the date of this Prospectus. We do not expect to receive significant income from any of PeruEx’s properties in the foreseeable future.

CAPITALIZATION

The following table sets out our fully diluted share capital on the Closing of the Proposed Transaction and the Offering.

			Number of	Percentage of
			Securities on the	Total on the
			Closing of the	Closing of the
			Proposed	Proposed
			Transaction and	Transaction and
			the Offering	the Offering

(a)	Issued by us(1)		1,600,000	4.21%

(b)	Securities reserved by us for future issue:

	(i )	On exercise of outstanding Stock Options	360,000	0.94%

	(ii)	On exercise of Stock Options to be granted on
		Closing of Proposed Transaction	1,855,000	4.87%

	(iii)	On exercise of balance of incentive stock options
		available to be granted under a Stock Option Plan(2)	2,705,000	7.12%

(c)	Securities to be transferred or issued in consideration for the purchase of the Partnership Securities(3)

	(i )	Transaction Shares	8,600,000	22.64%

	(ii)	Transfer Shares	2,400,000	6.31%

(d)	Securities to be issued pursuant to the Offering

	(i )	On completion of the Offering(4)	11,000,000	28.98%

	(ii)	On exercise of warrants forming part of the Units(4)	5,500,000	14.48%

	(iii)	On full exercise of Agent's Warrants(5)	1,320,000	3.47%

(e)	Securities to be issued pursuant to repay net of BCMC Loan

	(i )	On repayment of the BCMC Loan(6)	1,300,000	3.41%

	(ii)	On exercise of the Series A warrants(7)	650,000	1.70%

	(iii)	On exercise of the Series B warrants(8)	650,000	1.70%

(f)	Bonus Shares to be issued as compensation to the EVE Lenders		59,166	0.17%

TOTAL:			37,933,166	100%

(1)	Of these, 1,000,000 Shares were issued pursuant to our initial public offering and the balance of 600,000 Shares is subject to escrow restrictions. The remaining 2,400,000 Shares issued and outstanding constitute the Transfer Shares Refer to “Escrowed Securities” on page 32 herein.

(2)	Calculated as 20% of the 24,600,000 Shares issued and outstanding on the Closing of the Proposed Transaction, less the 360,000 incentive stock options currently outstanding and the 1,855,000 incentive stock options to be granted on Closing of the Proposed Transaction. Refer to “Options, Stock Appreciation Rights and Other Rights to Purchase Securities” on page 25 herein and “Escrowed Securities” on page 32 herein.

(3)	Subject to escrow or pooling restrictions. Refer to “Escrowed Securities” on page 32 herein.

(4)	This is the Unit Offering.

(5)	These are our Agent’s Warrants entitling the holder to acquire 1,320,000 Shares.

(6)	These Shares are part of the Loan Units issuable to repay the BCMC Loan. Certain of these Shares will be subject to a 4-month resale hold in Canada. Refer to “Escrowed Securities” on page 32 herein.

(7)	The Series A Warrants are part of the Loan Units.

(8)	The Series B Warrants are part of the Loan Units.

DILUTION OF THE PRICE YOU PAID FOR YOUR UNITS

Dilution represents the difference between the Offering price (or the purchase price if you purchase Shares from Selling Shareholders) and the net tangible book value per common share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the Units. Dilution of the value of the Shares comprised in the Units you purchase from us is also a result of the lower book value of the Shares held by our existing shareholders.

As of September 30, 2002, the net tangible book value of our Shares was $178,952 or approximately $0.04 per share based upon 4,000,000 Shares outstanding.

Upon completion of this Offering, the net tangible book value of the 24,959,166 Shares which will be outstanding will be $5,192,061, or approximately $0.21 per Share. The amount of dilution you will incur will be $0.29 per Share. The net tangible book value of the Shares held by our existing shareholders will be increased by $0.17 per Share without any additional investment on their part. You will incur an immediate dilution from $0.50 per Share to $0.21 per Share.

After completion of this Offering, you will own approximately 44.1% of the total number of shares then outstanding, shares for which you will have made a cash investment of $5,500,000, or $0.50 per Share. Our existing shareholders will own approximately 6.4% of the total number of Shares then outstanding, for which they have made contributions of cash, services and other assets totaling $286,430 or approximately $0.18 per Share.

The foregoing figures assume that none of the Series A, B or C Warrants comprised in the Units and the BCMC Loan Units, or any of our Agent’s Warrants, will be exercised, and that none of our existing stock options will be exercised.

The following table compares the differences of your investment in our Shares with the investment of our existing shareholders.

Existing Shareholders:

Approximate price per Share	$0.07

Net tangible book value per Share before Offering	$178,952

Gain to existing shareholders	$272,000

Net tangible book value per Share after Offering	$5,192,061

Increase to present shareholders in net tangible book value per Share after Offering	$0.17

Capital contributions	$Nil

Number of Shares outstanding before the Offering	4,000,000

Number of Shares after offering held by existing shareholders	1,600,000

Percentage of ownership after Offering	6.4%

Purchasers of Units in this Offering:

Price per Unit	$0.50

Dilution per Share	$0.29

Capital contributions	$5,500,000

Number of Shares after Offering held by public investors	11,000,000

Percentage of ownership after Offering	44.1%

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING

Pursuant to the Sponsorship and Agency Agreement, we appointed the Agent as our selling agent to offer for sale to the public 11,000,000 Units at $0.50 per Unit on a commercially reasonable agency basis. If the conditions to the Proposed Transaction are not satisfied or waived, the Offering will not be completed.

The Offering will be conducted in each of the provinces of British Columbia, Alberta and Ontario pursuant to the receipted Prospectus and in the states of California, Arizona, Nevada, New York and New Jersey in the United States pursuant to the effective Registration Statement.

At Closing, the Agent will receive a cash commission equal to 7.5% of the gross proceeds of the Offering ($412,500). The Agent will also be reimbursed for its legal fees and other expenses incurred pursuant to the Offering. In addition to the Agent’s commission, we will issue to the Agent, Agent’s Warrants exercisable to acquire 1,320,000 Shares at a price of $0.50 per share for a period of one year from the date of Closing. The Agent’s Warrants and Shares underlying the Agent’s Warrants may be offered by the Agent, or a member of its selling group, as a Selling Shareholder under this Registration Statement.

Our Agent has agreed to use its commercially reasonable efforts to secure subscriptions for all of the Units offered hereunder on our behalf. However, it is not obligated to purchase any Units which are not sold. Our Agent reserves the right to offer selling group participation, in the normal course of the brokerage business to selling groups of other licensed brokers, investment dealers and broker-dealers who may or may not be offered part of the Agent’s commission or Agent’s Warrants. The obligations of the Agent under the Sponsorship and Agency Agreement may be terminated and all subscriptions withdrawn on behalf of investors at its discretion on the basis of its assessment of the state of the financial markets or upon the occurrence of certain stated events.

Under the terms of the Sponsorship and Agency Agreement, both BCMC and we have indemnified our Agent from and against all losses, claims, damages, liabilities, costs or expenses incurred by our Agent as a result of a breach of the Sponsorship and Agency Agreement by BCMC and us.

Subscriptions for Units will be received subject to rejection or allotment in whole or in part by us. We reserve the right to close the subscription books at any time without notice. The closing of the Proposed Transaction will occur concurrently with the Closing of this Offering. Closing is subject to receiving subscriptions for all of the Units. If the Closing does not occur on or prior to the date that is 90 days from the date of receipt of the final Prospectus by the Securities Commissions in British Columbia, Alberta or Ontario, or such longer period as may be agreed upon by the Agent and ourselves and permitted by these Commissions, the subscription funds will be returned to subscribers without interest or deduction.

Applicable United States securities laws require that we register the Shares which you may acquire upon exercise of your Series C warrants and the Shares which our Agent may acquire on exercise of our Agent’s Warrants we will issue to it, or use an available exemption in order to legally issue them. For so long as the Registration Statement remains effective, this Prospectus qualifies the resale of the Shares which may be acquired on exercise of the Series C Warrants and Agent’s Warrants in the United States. We have promised in our Sponsorship and Agency Agreement with our Agent to keep this registration statement effective for the term of such warrants; however, we can offer you no assurance that we will be able to do so. If we are not able to do so, you may be unable to exercise your warrants. If you are not able to exercise your warrants, you will lose a portion of your investment.

We have applied to list our Shares on the Exchange. Listing will be subject to us fulfilling all of the listing requirements of the Exchange. We do not intend to list our Shares on any exchange or quotation system in the United States. Our Series A, B and C warrants are non-transferable and will not be listed on any stock exchange or quotation service.

Section 15(g) of the Exchange Act

Our Shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, regarding “penny stocks” and Rules 15g-1 through 15g-6 promulgated thereunder as the “penny stock regulations”. They impose additional sales practice requirements on United States broker/dealers who sell or resell our securities to persons other than established customers and institutional accredited investors. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question. Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Our Shares are subject to the foregoing rules in the United States. The foregoing rules apply to broker/dealers. They do not apply to this Offering. The application of the penny stock rules may affect your ability to resell your Shares in the United States because some broker/dealers may not be willing to make a market in our Shares because of the burdens imposed upon them by the penny stock rules.

You should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behaviour of the market or of broker-dealers who participate in the market, our management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our Shares.

State blue sky laws may impose significant restrictions on the resale of our Shares.

Each state has its own securities laws, known as “blue sky laws” which: (a) limit sales of securities to a state’s residents unless the sale of the securities is registered in that state or qualifies for an exemption from registration; and (b) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, the sale and the broker executing the sale must have been registered in that state or there otherwise must have been an exemption applicable to the sale thereby exempting the transaction from the state’s registration requirements. We have registered the sale of the Units in California, Arizona, Nevada, New York and New Jersey however, we do not know whether we will register the sale of the Units in additional states. Determinations regarding registration in other states may be made by the broker-dealers, if any, who agree to serve as the market-makers of our Shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors in this Offering should consider the secondary market for our securities to be limited given that investors may be unable to resell their Shares or may be unable to resell without the significant expense of state registration or qualification.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended. In some cases, you can identify forward-looking statements by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “probable”, “plan”, “may”, “will”, “should”, “potential” and “continue”. Statements referring to our anticipated results from our exploration and mining operations and our costs of operations, in particular, are forward looking statements. These forward-looking statements reflect our current views with respect to our intentions and the possible outcome of future events and performance. However, these statements are subject to numerous risks and uncertainties, including those set out in the “Our Risk Factors” section and others, that could and will cause our actual performance to differ materially from our anticipated or implied performance. Mining exploration and mining operations are particularly subject to these risks and uncertainties. Although we believe that the expectations referred to in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update forward-looking statements to conform them to actual results after the date of this Prospectus.

BEAR CREEK MINING CORPORATION

Our Current Business

We were incorporated under the Company Act, R.S.B.C., 1996, c.62, on August 31, 1999 as 4271 Investments Ltd. On September 30, 1999, we changed our name to EVEolution Ventures Inc. On November 14, 2002 we reincorporated under the Yukon Business Corporations Act and changed our name to Bear Creek Mining Corporation.

On April 11, 2000, we obtained a listing on the Exchange as a Venture Capital Pool Company pursuant to its then Policy 30. A Venture Capital Pool Company, now known as a Capital Pool Company or a CPC is company whose principal purpose is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses and, once identified and evaluated, to negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by the Exchange.

Our continued listing with the Exchange was conditional upon our obtaining its final approval, within the subsequent twenty-four month period, for a Qualifying Transaction. During a six-month extension that was granted to us by the Exchange, we submitted our Proposed Transaction, as described below, for initial consideration as a Qualifying Transaction. The Exchange’s Policy 2.4 defines a Qualifying Transaction as including, among other possibilities, “an arrangement, proposed transaction, merger or reorganization with another issuer with significant assets, whereby the ratio of securities which are distributed to the shareholders of the CPC and the other issuer results in the shareholders of the other issuer acquiring control of the resulting entity.” We believe that our Proposed Transaction constitutes a Qualifying Transaction.

In connection with our Proposed Transaction, we will conduct this agency basis Offering, through the Agent, of 11,000,000 Units at $0.50 for gross proceeds of $5,500,000. Each Unit will consist of one Share and one-half of one non-transferable Series C Warrant. Each whole Series C Warrant will entitle the holder to purchase one Share at a price of $0.75 for one year from the date on which this Offering closes.

When we obtain all necessary shareholder approvals and complete the Proposed Transaction and Offering, the Exchange will retrospectively review such in their entirety and approve or disapprove them as our Qualifying Transaction. Based upon our communications with the Exchange to date, we believe that it will timely approve our Proposed Transaction and Offering, if completed substantially in their currently submitted forms, as a Qualifying Transaction. However, should the Exchange unexpectedly disapprove our Proposed Transaction and Offering, the Proposed transaction will be completely unwound and the Offering will not be completed.

In connection with our initial identification and pursuit of the Proposed Transaction, we requested, and were granted, a halt in the trading of our Shares effective April 29, 2002. Upon receipt of the Exchange’s expected approval of our Proposed Transaction and this Offering, as completed, we will immediately request that the Exchange reclassify us from a Tier 3 company to a Tier 2 company and re-commence trading in our Shares under a newly assigned ticker symbol.

Our sole business to date has been to identify and evaluate business opportunities with a view towards completing a Qualifying Transaction. Our Proposed Transaction and this Offering represent the culmination of all our business efforts to date.

Our Proposed Transaction

Our Proposed Transaction, if completed, will consist of the following series of sequential events.

•	We will issue to EVEolution Ventures (USA) Inc., a newly formed, wholly owned subsidiary incorporated in the State of Arizona, 8,600,000 Shares, being the Transaction Shares, in exchange for an equal number of shares in the common stock of EVE USA.

•	Pursuant to a securities exchange agreement among (i) the Partnership, (ii) BCMC, and (iii) the Partnership’s limited partners, BCMC will issue shares of its common stock to the Limited Partners in exchange for all of their limited partnership interests (hereinafter, BCMC’s shareholders, including the former limited partners of the Partnership, are referred to as the “Partnership Security Holders”). As a result, the Partnership will be merged into BCMC and the Partnership will cease to exist as a separate legal entity.

•	Pursuant to a Merger Agreement and a Representation Agreement (and the preceding Letter Agreement) among us, BCMC and the Partnership Security Holders,

(i)	EVE USA will issue the Transaction Shares to the Partnership Security Holders in proportion to their shareholdings in BCMC; and

(ii)	our current directors will transfer 2,400,000 of their 3,000,000 escrowed Shares to the Partnership Security Holders.

As a result of the foregoing, BCMC will be merged into EVE USA and BCMC will cease to exist as a separate legal entity. We, and EVE USA, will be the only remaining legal entities. All the previously existing assets and liabilities of the partnership and BCMC will be legally owned and held by EVE USA. See “Peru Exploration Venture LLLP” and “Bear Creek Mining Company” on pages 40 and 94, respectively, herein.

Our Submission of Matters to a Vote of Security Holders

In connection with our Proposed Transaction and Offering, our shareholders approved at an Extraordinary General Meeting on November 14, 2002 the following proposals:

1.	Qualifying Transaction. The proposed acquisition by us of all of the limited partnership interests in the Partnership and all of the issued and outstanding shares in the capital of BCMC.

2.	Stock Option Plan. The implementation of a stock option plan upon the completion of the Proposed Transaction on the basis set out in the section of this Prospectus entitled “Incentive Stock Option Plan”.

3.	Conversion of Escrow. The proposed conversion of the original escrow agreement dated for reference February 24, 2000 among us, Pacific Corporate Trust Company as the trustee and certain of our shareholders from a VCP Escrow Agreement Form to the CPC Escrow Agreement Form as set out in the section of this Prospectus entitled “Escrowed Securities Held by Escrowed Shareholders “.

4.	Continuation and Name Change. The change of our name to “Bear Creek Mining Corporation”, our continuation out of the jurisdiction of British Columbia into the Yukon Territory and upon the completion of the continuation, the change in our authorized share capital and the change in our constating documents as set out in the section of this Prospectus entitled “Our Proposed Name Change”.

5.	Election of Directors. The proposed increase in the number of our directors from 4 to 6 and the election of a new board of directors as set out in the section of this Prospectus entitled “Bear Creek Mining Corporation – Upon Completion of the Proposed Transaction and Offering – Directors, Executive Officers and Control Persons”.

Plan of Operations

This Plan of Operation and other parts of this prospectus contains forward-looking statements, within the meaning of the U.S. Securities Act of 1933, that are reflective only of our intentions and projections and involve substantial risks and uncertainties that could, and likely will, cause the actual results to vary materially from the projected results. The forward looking statements included in this document are generally based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Mining exploration and mining operations are particularly subject to these risks and uncertainties. Among the risks and uncertainties to which these forward-looking statements are subject are those set forth in “Risk Factors” and elsewhere in this Prospectus.

Should the Proposed Transaction and this Offering be completed and subsequently approved by the Exchange as our Qualifying Transaction, our business will be to carry on the previously existing business of PeruEx of acquiring and exploring various properties primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. Our current and proposed Boards of Directors and management teams share the views of BCMC’s Board of Directors, and the Partnership and BCMC’s respective management teams, that Peru is an attractive jurisdiction for pursuing our business objective.

Upon completion of our Proposed Transaction and receipt of the net proceeds of this Offering we intend to immediately begin to carry on the previously existing business of the PeruEx and BCMC, by continuing the stage one exploration programs on the three primary properties described herein, which we will acquire from the Partnership and BCMC, with the objective of identifying mineralized deposits on these properties. We may also commence stage one exploration on other properties at a later date. Assuming some or all of these properties, or other properties we might acquire, initially appear to have potential for the development of commercially mineable resources and warrant additional exploration, we will undertake stage two exploration to provide further information regarding the possible resources and obtain initial information regarding the extent of the mineralization. Further, third stage exploration would be necessary to provide information regarding the outline of the potential resources to further determine if such resources appear to have the potential to be economically worthy of subsequent development and commercial mining operations.

We currently intend to conduct the stage one and appropriate stage two exploration programs by out-sourcing the specific exploration work to experienced geological consultants as independent contractors under the supervision of our President, Vice President of Exploration and professional geologist. We expect our staff to remain at four or five employees during the next twelve months and until we determine whether further exploration on our properties is warranted.

The Peruvian mining industry has experienced an increase in activity in recent years primarily due to increased political and economic stability within Peru, certain measures taken by the Peruvian government to attract foreign investment, new mineral discoveries over the last decade, and other attractive mineral prospects. Additionally, the availability of qualified technical personnel and skilled labor within Peru and cooperative Peruvian governmental agencies has created a currently favorable climate for the exploration and development of mineral resources. See “Peru Exploration Venture LLLP — The Republic of Peru” on page 40 and “Our Risk Factors” on page 7.

We engaged Peter A. Ronning, P.Eng., a geological engineer registered with The Association of Professional Engineers and Geoscientists of British Columbia, to undertake a review of PeruEx’s Santa Rosa, Lomo de Camello and Estrella mineral properties, which are the mineral properties we consider to be material to the Proposed Transaction and on which we will focus our exploration activities once the Proposed Transaction and Offering are completed. Mr. Ronning is an independent consulting geological engineer with approximately 29 years of experience in mineral exploration, including exploration within many parts of North and South America. He had no prior relationship with us, the Partnership or BCMC. Catherine McLeod-Seltzer, a member of our current and prospective Board of Directors introduced Mr. Ronning to us. Mr. Ronning is a Qualified Person, as defined under National Instrument 43-101 of the Canadian Securities Administrators “Standards for Disclosures for Mineral Projects”. The only consideration due to Mr. Ronning for performing his review of the Partnership’s mineral properties is his customary consulting fee.

Mr. Ronning has prepared and submitted the following three reports to us: “Review of the Santa Rosa Project, Peru” dated August 1, 2002; “Review of the Lomo de Camello Project, Peru” dated August 1, 2002; and “Review of the Estrella Project, Peru” dated August 2, 2002 (hereinafter, the “Ronning Reports”). In addition, based on his reports, Mr. Ronning provided, on our behalf, the geological and engineering aspects of the disclosures regarding the Santa Rosa, Lomo de Camello and Estrella projects. We have re-arranged and reworded certain of the disclosure provided by Mr. Ronning in this Prospectus. Mr. Ronning has reviewed our changes and found that the revised text preserves the substance and interest of his original disclosure. See “Peru Exploration Venture LLLP – Current Mineral Property Interests” on page 47.

Details of these three properties are as follows:

•	Santa Rosa Property. The Santa Rosa property consists of three concessions covering 1,000 hectares in the aggregate. The property is located in the District of Yanaquihua, Province of Condesuyos, Department of Arequipa, in the Republic of Perú. The approximate geographic coordinates of the center of the property are latitude 15º 38’ 46” south, longitude 73º 07’ 00” west.

•	Lomo de Camello Property. The Lomo de Camello property consists of two blocks of concessions, Paraiso and Yuri, covering 2,935.0253 hectares in the aggregate. The property is distributed over 28 kilometers of a northwest-southeast regional geological trend located in the Districts of Ocaña, Nazca and El Ingenio, Provinces of Lucanas and Nazca, Departments of Ayacucho and Ica, Republic of Perú. The approximate geographic coordinates of the center of the largest block of contiguous concessions are latitude 14º29’47” south, longitude 74º59’52” west.

•	Estrella Property. The Estrella property consists of three concessions covering 1,200 hectares in the aggregate, after singularly counting 100 overlapping hectares. The property is located in the Districts of Paucará, Andabamba and Acoria, Provinces of Acobamba and Huancavelica, Department of Huancavelica in the Republic of Perú. The approximate geographic coordinates of the center of the property are latitude 12º38’ South, longitude 074º43’ West.

Each of these properties has or is being mined for gold in small quantities by informal miners using rudimentary technology, and it is our plan to undertake exploration of these properties to determine their economic viability as precious mineral mining concessions.

PeruEx holds an option to purchase and lease agreement on, or owns by way of staking, each of these properties. This allows PeruEx and will allow us to conduct Stage 1 and if appropriate, Stage 2 mineral exploration work. If we obtain positive results from the exploration we undertake, we have an option during the either a 36 or 48-month term of these agreements to purchase the concessions from their current owners. Each of the agreements requires PeruEx to make periodic payments to keep the agreements in good standing. PeruEx has done so.

The Stage 1 and 2 exploration work on each of the properties will consist of:

Stage One

1.	Additional geological mapping to that already undertaken by PeruEx, with the following objectives:

•	Further outline the contacts between the various igneous rock units and the basal complex.

•	Map alteration mineral assemblages in a preliminary way, to determine if they can be used as guides to mineralization.

•	Use structural mapping to add to the understanding of vein geometry, including the relationships between veins with different orientations. This could lead to a better definition of drill targets.

2.	Additional lithogeochemical sampling, done in conjunction with the geological mapping, can be planned in such a way as to help refine the understanding of ore controls. Ideas for controls on mineralization, suggested by alteration or structural mapping, can be tested with sampling. The additional sampling should also include some repetitive sampling at a few sites, testing and comparing sampling methods in order to determine how best to sample this mineralization.

3.	A limited geostatistical study using the existing and planned sampling results, could help define parameters for the Stage Two drilling. The objective of the geostatistical study would be to provide guidance as to the spacing, number and orientation of drill holes required in Stage Two, to adequately test the targets. This study could serve to reduce the number of drill holes required in Stage Two.

Stage One would fall into “Category A” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities,” the applicable regulation in Peru. No permit is required for Category A activities.

Stage Two

Stage Two is to be undertaken if the work done in Stage One continues to indicate that there is potential to develop mineable resources at each of the concessions. Stage Two is intended to consist of a limited drilling program whose objective would be to confirm that the mineralization extends vertically and laterally beyond the surface showings and shallow underground workings.

If the drilling of Stage Two successfully shows that the mineralization extends laterally and to depth, we would design a third stage exploration program. The purpose of the third stage would be to outline a resource. The details of such a third stage program cannot be predicted at present. Any additional work beyond Stage 2 would likely require us to raise additional financing. See “Our Risk Factors” on page 7.

If the Stage One and Two exploration does not prove successful we will focus our efforts and working capital on conducting mineral exploration work on other properties we have an option on or own and acquiring other mineral concessions on which to conduct exploration work. See “Peru Exploration Venture LLLP” starting on page 40 for details on each of the properties and their recommended work programs, and “Funds To Be Available and Use of Offering Proceeds” on page 11 for a breakdown of the use of the proceeds of this Offering and our available working capital.

Liquidity and Capital Resources

Our capital resources to date consist of the proceeds of our initial public offering that have been expended for administrative purposes pending completion of the Proposed Transaction. Following the completion of the Proposed Transaction, and prior to the receipt of the proceeds of this Offering, we expect a negative cash position of approximately ($170,000). As set forth in the “Funds to be Available and Use of Offering Proceeds” on page 11 herein, we expect to utilize the proceeds of this Offering to pay our current liabilities as of the closing of the Proposed Transaction and to have sufficient funds to cover our administrative expenses and our planned stage one and stage two exploration operations for the next 18 months and to proceed with our current plan of operations. To the extent any of our material properties warrant stage three exploration, we believe that the information we receive from the stage one and stage two exploration will allow us to raise additional capital through debt or further equity offerings to fund the stage three exploration. If we were unable to raise such additional funds, we would have to sell our then existing properties and the information obtained from our exploration.

Our Legal Proceedings

We are not the subject of any legal proceedings.

Our Current Executive Officers and Directors

The following are the names, municipalities of residence, ages, principal occupations and beneficial security holdings before the Closing of the Proposed Transaction of our directors and officers:

					Percentage of
Name, Municipality		Company Position	Current Principal	Number of Shares	Shares Beneficially
of Residence	Age	Held	Occupation	Beneficially Owned	Owned (1)

Cheryl L. Wheeler West Vancouver, BC Canada	36	President and a Director	Our President and Director	1,000,000	25%

Lenora Gates West Vancouver, BC Canada	44	Corporate Secretary, Treasurer and a Director	President of Gates Real Estate Services Ltd.	500,000	12.5%

Catherine McLeod-Seltzer West Vancouver, BC Canada	42	Director	President and Director of Pacific Rim Mining Corp.	1,000,000	25%

Melanie McMillan West Vancouver, BC Canada	46	Director	Director of Business Development for Burnt Sand Solutions Inc.	500,000	12.5%

(1)	Calculated as before Closing of the Proposed Transaction and the Offering.

Cheryl L. Wheeler co-founded our company in August 1999 and has subsequently served as our President and as a member of our Board of Directors. Prior thereto, from May 1998 to August 1999 Ms. Wheeler served as a Brokers’s Assistant for Goepel McDermid Inc. (now Raymond James Inc.), a broker-dealer. From March 1992 to September 1996, Ms. Wheeler served as Vice President of Marketing for Samoth Capital Corporation, a real estate investment company listed on the Toronto Stock Exchange. Should the Proposed Transaction and Offering be completed, Ms. Wheeler will resign as our President and as a member of our Board of Directors. However, Ms. Wheeler has entered into an agreement to provide us with ongoing business and management consulting services for an initial term of one year after completion of the Proposed Transaction and Offering. As consideration for providing these consulting services, the unexercised stock options that she presently holds will remain in force for the duration of her consulting agreement, subject to all necessary regulatory and shareholder approvals. Refer to “Options, Stock Appreciation Rights and Other Rights to Purchase Securities” on page 25 herein.

Catherine McLeod-Seltzer will become our Vice-Chair and will remain a member of our Board of Directors. Since 1997, Ms. McLeod-Seltzer has been the President and a director of Pacific Rim Mining Corp., a publicly held mineral exploration company listed on the Toronto Stock Exchange and the American Stock Exchange. From September 1996 to June 1998, Ms. McLeod-Seltzer was the President and a director of Zen International Resources Ltd., an Exchange listed mineral exploration company. From November 1994 to September 1996, Ms. McLeod-Seltzer was President and Chief Executive Officer of Arequipa Resources Ltd., which she founded with David Lowell in 1993, where she was responsible for Arequipa’s financing and public relations and was instrumental in raising over C$34 million of financing in three years. Arequipa was one of the most aggressive gold exploration companies in Peru when it was taken over in mid-1996 by Barrick for over approximately C$1.1 billion.

Ms. McLeod-Seltzer has been, and continues to be, a member of the Board of Directors of a number of privately and publicly held companies as follows: Pacific Rim Mining Corp. (TSX & AMEX: February 1997 to present); Dayton Mining Corporation (now Pacific Rim Mining Corp.) (TSX: June 1998 to April 2002); Francisco Gold Corp. (TSX-V: July 1993 to June 2002); Zen International Resources Ltd. (TSX-V: July 1996 to July 2001); Corriente Resources

Inc. (TSX: November 1996 to present); Miramar Mining Corporation (TSX: March 2001 to present); Madison Enterprises Corporation (TSX-V: April 1997 to present); Stornoway Ventures Ltd. (TSX-V: December 2001 to present); and Silver Standard Resources Inc. (TSX-V: and NASDAQ January 2002 to present). Mr. McLeod-Seltzer holds a Bachelor degree in Business Administration (1984) from Trinity Western University, British Columbia.

Lenora Gates co-founded our Company in August 1999 and has subsequently served as our Corporate Secretary, Treasurer and as a member of our Board of Directors. Since December 1996, Ms. Gates has been President of Gates Real Estate Services Ltd. Should the Proposed Transaction and Offering be completed, Ms. Gates will resign as our Corporate Secretary and Treasurer and as a member of our Board of Directors. However, Ms. Gates has entered into an agreement to provide us with ongoing business and management consulting services for an initial term of one year after completion of the Proposed Transaction and Offering. As consideration for providing these services, the unexercised stock options that she presently holds will be remain in force for the duration of her consulting agreement, subject to all necessary regulatory and shareholder approvals. Refer to “Options, Stock Appreciation Rights and Other Rights to Purchase Securities” on page 25 herein.

Melanie McMillan co-founded our Company in August 1999 and has subsequently served as a member of our Board of Directors. Since August 26, 2002, Ms. McMillan has been the Director of Sales (Western Region) for Fusepoint Managed Services Ltd., a Vancouver based information technology consulting firm. From August 1, 2000 to August 26, 2002, Ms. McMillan worked full-time for us. From May 1999 to August 1, 2000, Ms. McMillan has served as the Director of Business Development for Burnt Sand Solutions Inc. Prior thereto, from May 1998 to May 1999, Ms. McMillan served as the Branch Manager and Director of Operations for Syscom Consulting Inc., a Vancouver based private Information Technology consulting firm. From November 1995 to March 1998, Ms. McMillan served as the West Canada Channels Manager for New York Stock Exchange listed Silicon Graphics, Inc. Should the Proposed Transaction and Offering be completed, Ms. McMillan will resign as a member of our Board of Directors. However, Ms. McMillan has entered into an agreement to provide ongoing business and management consulting services for an initial term of one year after any completion of the Proposed Transaction and Offering. As consideration for providing these services, the unexercised stock options that she presently holds will be remain in force for the duration of her consulting agreement, subject to all necessary regulatory and shareholder approvals. Refer to “Options, Stock Appreciation Rights and Other Rights to Purchase Securities” on page 25 herein.

Executive Compensation

The following table contains a summary of the compensation paid to our directors and officers during the three most recently completed financial years.

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Securities Under	Restricted Shares
				Other Annual	Options/SARs(1)	or Restricted Share	LTIP(2)	All Other
Name and Principal		Salary	Bonus	Compensation	Granted	Units	Payouts	Compensation
Position	Year Ended	($)	($)	($)	(#)	($)	($)	($)

Cheryl Wheeler,	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
President and Chief	2000	Nil	Nil	Nil	55,000 (3)	Nil	Nil	Nil
Executive Officer	1999	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Catherine	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
McLeod-Seltzer,	2000	Nil	Nil	Nil	55,000 (3)	Nil	Nil	Nil
Director	1999	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Lenora Gates,	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director &	2000	Nil	Nil	Nil	55,000 (3)	Nil	Nil	Nil
Corporate Secretary	1999	Nil	Nil	Nil	Nil	Nil	Nil	Nil

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Securities Under	Restricted Shares
				Other Annual	Options/SARs(1)	or Restricted Share	LTIP(2)	All Other
Name and Principal		Salary	Bonus	Compensation	Granted	Units	Payouts	Compensation
Position	Year Ended	($)	($)	($)	(#)	($)	($)	($)

	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Melanie McMillan,	2000	Nil	Nil	Nil	55,000 (3)	Nil	Nil	Nil
Director	1999	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	“SAR” or “stock appreciation right” means a right granted by us, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of our publicly traded securities.

(2)	“LTIP” or “long term incentive plan” means any plan that provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans or plans for compensation through restricted shares or restricted share units.

(3)	On February 23, 2000, we granted incentive stock options exercisable until April 11, 2005 at $0.20 per Share.

Options, Stock Appreciation Rights and Other Rights to Purchase Securities

Since the beginning of our most recently completed financial year, no options or other rights to purchase our securities were granted to any of our directors and officers.

The following table sets forth details of all exercises of stock options during the financial year ended December 31, 2001 by our directors and officers and the financial year-end value of unexercised options on an aggregated basis:

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
AND FINANCIAL YEAR-END OPTION VALUES

Value of Unexercised
			Unexercised	in the Money
			Options at	Options at
			FY-End	FY-End
		Aggregate Value	(#)	($)(2)
	Securities Acquired	Realized	Exercisable/	Exercisable/
Name	on Exercise(1)	($)	Unexercisable	Unexercisable

Cheryl L. Wheeler	Nil	Nil	55,000 / Nil	Nil / Nil

Catherine McLeod-Seltzer	Nil	Nil	55,000 / Nil	Nil / Nil

Lenora Gates	Nil	Nil	55,000 / Nil	Nil / Nil

Melanie McMillan	Nil	Nil	55,000 / Nil	Nil / Nil

(1)	Number of our Shares acquired on the exercise of stock options.

(2)	None of the stock options were in the money as at December 31, 2001.

There were no options or other rights to purchase our securities held by our directors and officers that were re-priced downward during the most recently completed financial year.

Other Plans and Benefits

We have not provided since our inception, nor do we currently have any plans to provide for the foreseeable future, any incentive, healthcare, severance, retirement, change of control or other plans or benefits.

Employment Contracts

We have not entered into any employment agreements during our most recently completed financial year.

Termination of Employment

We have no plan or arrangement whereby any of our directors or officers may be compensated in the event of that person’s resignation, retirement or other termination of employment, or in the event of our change of control or a change in the person’s responsibilities following such a change of control.

None of our Directors, senior officers, executive officers, promoters or other members of management, or any proposed nominee for election as Director of us, or any associate or affiliate of any such Director, senior officer, executive officer, promoter, other member of management or proposed nominee, is or has been indebted us, or to any other entity that was provided a guarantee or similar arrangement by us in connection with the indebtedness, at any time since the beginning of our most recently completed financial year.

Other than as set forth in this Prospectus, none of our insiders or proposed nominees for election as a Director and no associate or affiliate of any such insider or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of our last financial year or in any proposed transaction that, in either case, has materially affected or will materially affect us.

Our management functions are not, to any substantial degree, performed by any person other than our Directors or senior officers.

Indebtedness of Directors and Officers

There was no indebtedness of any of our directors, executive officers, senior officers, proposed nominees under the Merger Agreement, any of our promoters, or any of their associates or affiliates to or guaranteed or supported by us pursuant to an employee stock purchase program of ours or otherwise, during the most recently completed financial year.

Our Current Employees

We have continuously had one employee since our inception, who is a part-time administrative assistant.

Our Current Trademarks

We have not had any trademarks since our inception.

Our Current Administrative Properties

Our corporate office is located at 595 Burrard Street, Suite 2393, Vancouver, British Columbia, Canada V7X 1K8. As of November 30, 2002 we will move our office to Suite 410 — 625 Howe Street, Vancouver, British Columbia, V6C 2T6. This office, which is the business office of a member of our Board of Directors, is utilized by us, on an as needed basis, for conducting certain administrative matters, which since our inception have been insignificant given our continuing status as a CPC with no operations. Our registered and records office is located at 666 Burrard Street, Suite 3400, Vancouver, British Columbia, Canada V6C 2X8.

We have not owned or leased, and currently do not anticipate for the foreseeable future owning or leasing, any offices. However, should our Proposed Transaction be completed, we will, as the legal successor to PeruEx, assume a one-year, non-cancellable operating lease to which PeruEx is an obligated party. See “PeruEx’s Current Administrative Properties” on page 46 herein.

Our Management’s Discussion and Analysis

Introduction

Our sole business to date has been to identify and evaluate business opportunities with a view towards completing a Qualifying Transaction, as previously discussed. We remain a CPC without any substantive operations, and thus, have realized no revenues to date.

Our accompanying financial statements have been prepared using accounting principles generally accepted in Canada. There have been no material differences to the accounting principles generally accepted in the United States of America for any fiscal period presented, except as disclosed in the financial statements. Our fiscal year ends on December 31st. References to a fiscal year refer to the calendar year in which such fiscal year ends. All reported amounts are in Canadian dollars (“C$”).

Our Results of Operations

Nine Months Ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

Our operating loss, arising entirely from general and administrative expenses (hereinafter, “G&A expenses”), for the nine months ended September 30, 2002 (hereinafter, “the first nine months of fiscal 2002”) was C$53,615, as compared to C$81,347 for the nine months ended September 30, 2001 (hereinafter, “the first nine months of fiscal 2001”). Our decreased operating loss was attributable to lower advertising expenses, and, to a lesser extent, lower consulting and professional fees, office and sundry expenses, travel expenses, legal fees, professional development costs and amortization expenses. Partially offsetting these expense decreases were higher accounting and audit expenses, and, to a lesser extent, higher listing and filing fees, printing fees and website maintenance costs. The aforementioned overall decrease primarily was attributable to increased activities associated with our evaluation of a number of potential qualifying transactions. In contrast, our activities in the first nine months of fiscal 2002 were primarily related to the completion of the Proposed Transaction to which we have committed.

Our interest income for the first nine months of fiscal 2002 was C$3,014, as compared to C$12,399 for the first nine months of fiscal 2001. Our decreased interest income was attributable to our lower cash and cash equivalent balances, on average, during the first nine months of fiscal 2002.

As a result of the foregoing, we incurred a loss for the first nine months of fiscal 2002 of C$50,601 (C$0.05 per share — basic and diluted), as compared to a loss of C$68,948 (C$0.07 per share — basic and diluted) for the first nine months of fiscal 2001. Our accumulated deficit was C$171,089 as at September 30, 2002, as compared to C$120,488 and C$107,521 at December 31, 2001 and September 30, 2001, respectively.

Fiscal Year Ended December 31, 2001 as compared to the Fiscal Year Ended December 31, 2000

Our operating loss, consisting entirely of G&A expenses, for the fiscal year ended December 31, 2001 (hereinafter, “fiscal 2001”) was C$96,646, as compared to C$48,871 for the fiscal year ended December 31, 2000 (hereinafter, “fiscal 2000”). Our increased operating loss was attributable to higher advertising expenses and consulting fees, and, to a lesser extent, higher office and sundry expenses, professional fees, listing and filing fees and travel expenses. Partially offsetting these expense increases were lower website maintenance expenses and printing fees. The aforementioned changes primarily were attributable to our increased activities associated with our evaluation of a number of potential qualifying transactions.

Our interest income for fiscal 2001 was C$14,731, as compared to C$19,527 for fiscal 2000. Our decreased interest income was attributable to having smaller cash and cash equivalent balances, on average, during fiscal 2001. This reflects the depletion of cash raised in our initial public offering by expenses associated with evaluation of potential Qualifying Transactions.

As a result of the foregoing, we incurred a loss for fiscal 2001 of C$81,915 (C$0.08 per share — basic and diluted), as compared to a loss of C$29,344 (C$0.03 per share — basic and diluted) for fiscal 2000. Our accumulated deficit was C$120,488 at December 31, 2001, as compared to C$38,573 at December 31, 2000.

Fiscal Year Ended December 31, 2000 as compared to the Fiscal Year Ended December 31, 1999

Our operating loss, consisting entirely of G&A expenses, for the fiscal year ended December 31, 2000 (“fiscal 2000”) was C$48,871, as compared to C$11,916 for the fiscal year ended December 31, 1999 (fiscal 1999”). Our increased operating loss was attributable to increased office and sundry expenses, and, to a lesser extent, increased amortization expenses, printing fees, and professional fees. Partially offsetting these expense increases were lower listing and filing fees. The aforementioned changes primarily were attributable to the fiscal year ended December 31, 1999 being only 92 days as we were only incorporated August 31, 1999.

Our interest income for fiscal 2000 was C$19,527, as compared to C$2,687 for fiscal 1999. Our decreased interest income was attributable to the fiscal year ended December 31, 1999 being only 92 days as we were only incorporated August 31, 1999

As a result of the foregoing, we incurred a loss for fiscal 2000 of C$29,344 (C$0.03 per share), as compared to a loss of C$9,229 (C$0.01 per share) for fiscal 1999. Our accumulated deficit was C$38,573 at December 31, 2000, as compared to C$9,229 at December 31, 1999.

Our Liquidity and Capital Resources

Our Cash Flows

Nine Months Ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

Our operating activities provided C$41,423 in cash and cash equivalents during the first nine months of fiscal 2002, whereas our operating activities utilized C$82,446 in cash and cash equivalents during the first nine months of fiscal 2001. The first nine months of fiscal 2002 reflects our lower loss and amortization expenses and the positive cash flow effect of the net change in our non-cash working capital. The net change in our non-cash working capital reflects an accumulation of unpaid liabilities for the costs associated with the Proposed Transaction and the Offering as of September 30, 2002.

Our investing activities utilized C$317,059 and C$1,278 in cash and cash equivalents during the first nine months of fiscal 2002 and fiscal 2001, respectively. Our increased utilization was attributable to our incurring of deferred acquisition costs in connection with the Proposed Transaction, and to a lesser extent, our advances to BCMC. Slightly offsetting the preceding outflows were decreased purchases of capital equipment.

Our financing activities utilized C$52,979 in cash and cash equivalents during the first nine months of fiscal 2002 reflect our incurring of deferred share issuance costs in connection with the Offering, being slightly offset by checks issued in excess of our funds on deposit.

As a result of the foregoing, our cash and cash equivalents were nil at September 30, 2002, as compared with C$328,615 at December 31, 2001. We had a working capital deficit of C$94,332 at September 30, 2002, as compared to a working capital surplus of C$329,276 at December 31, 2001.

Fiscal Year Ended December 31, 2001 as compared to the Fiscal Year Ended December 31, 2000

Our operating activities utilized C$89,811 and C$17,873 in cash and cash equivalents during fiscal 2001 and fiscal 2000, respectively. On a comparative fiscal year-to-year basis, our higher level of activity during 2001 resulted in a larger loss compared to the 2000 fiscal year thereby increasing cash utilization. Some of this was offset by the negative cash flow effect of the net change on our non-cash working capital.

Our investing activities utilized C$1,279 and C$6,885 in cash and cash equivalents during fiscal 2001 and fiscal 2000, respectively. Our decreased utilization was attributable to lower capital expenditures.

Our financing activities were nil during fiscal 2001. Our financing activities provided C$155,954 during fiscal 2000, reflecting the net cash proceeds received from our issuance of common shares.

As a result of the foregoing, our cash and cash equivalents were C$328,615 at December 31, 2001, as compared with C$419,705 at December 31, 2000. Our working capital was C$329,276 at December 31, 2001, as compared to C$411,082 at December 31, 2000.

Fiscal Year Ended December 31, 2000 as compared to the Fiscal Year Ended December 31, 1999

Our operating activities utilized C$17,873 and C$10,827 in cash and cash equivalents during fiscal 2000 and fiscal 1999, respectively. On a comparative fiscal year-to-year basis, our increased utilization reflects our higher loss, partially offset by the net positive impact of changes in our non-cash working capital, and, to a lesser extent, the adding back of our higher non-cash amortization expenses.

Our investing activities utilized C$6,885 and C$664 in cash and cash equivalents during fiscal 2000 and fiscal 1999, respectively. Our increased utilization was attributable to higher capital expenditures for computer equipment.

Our financing activities provided C$155,954 and C$300,000 during fiscal 2000 and fiscal 1999, respectively. Our decreased receipts reflect lower net cash proceeds received from our issuances of common shares.

As a result of the foregoing, our cash and cash equivalents were C$419,705 at December 31, 2000, as compared to C$288,509 at December 31, 1999. Our working capital was C$411,082 at December 31, 2000, as compared to C$290,132 at December 31, 1999.

Our Planned Capital Expenditures

We currently have no plans for material capital expenditures. If we complete the Proposed Transaction, we will outsource all services of a capital intensive nature related to PeruEx’s exploration operations, as has been PeruEx’s practice to date. See the “Our Management’s Discussion and Analysis — Our Liquidity and Capital Resources — Our Planned Capital Expenditures” discussions of PeruEx and BCMC on page 47 herein.

Our Other Matters

Our Seasonal and Inflationary Influences

To date, we have not been materially impacted by seasonal and inflationary influences. If our Proposed Transaction is completed, we will have interests in mineral properties in Peru and become exposed to any inflationary risks in Peru. However, as the Peruvian Nuevo Sol has generally weakened against the US dollar in recent years and we currently intend to transact any foreign business, to the extent possible, based upon the US dollar, we currently view Peruvian inflationary risks to us to be minimal. See the “Management’s Discussion and Analysis — Other Matters” discussions of PeruEx and BCMC on pages 91 and 98, respectively, herein.

Quantitative and Qualitative Disclosures About Market Risk

To date, we have not been materially exposed to financial market risks. If the Proposed Transaction is completed, we will have interests in mineral properties in Peru and become exposed to currency market risks to the extent we make expenditures in the Peruvian Nuevo Sol. However, as the Peruvian Nuevo Sol has generally weakened against the US dollar in recent years and we currently intend to maintain minimal working capital in the Peruvian Nuevo Sol and to transact foreign business, to the extent possible, based upon the US dollar, we currently view any prospective Peruvian market risks to us to be minimal. Additionally, should our Proposed Transaction be completed and our exploration operations progress to the mineral extraction stage, we will become exposed to market fluctuations in the price of any extracted minerals. Although we have not used, and currently do not contemplate using, any derivative financial instruments, we may ultimately determine it to be in our best interests to hedge any future market risk exposures. See the “Management’s Discussion and Analysis — Other Matters” discussions of PeruEx and BCMC on pages 91 and 98, respectively, herein.

Off-Balance Sheet Liabilities

We have not been a party to any contract or arrangement subjecting us to off-balance sheet liabilities. However, if the Proposed Transaction is completed, we will assume a one-year, non-cancelable operating lease to which PeruEx, through BCSP, is a party. See the “Management’s Discussion and Analysis — Other Matters” discussions of PeruEx and BCMC on pages 91 and 98, respectively, herein.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in Canada, as well as in the United States of America, requires us to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. Our actual results have differed, and will likely continue to differ, to some extent from our initial estimates and assumptions. However, despite such, we currently do not believe, given our continuing status as a CPC without any substantive operations, that any of our significant accounting policies entail making particularly difficult, subjective or complex judgments of inherently uncertain matters that, given any reasonably possible variance therein, would make such policy particularly critical to a materially accurate portrayal of our historical or reasonably foreseeable financial condition or results of operations. See Note 2 to our accompanying financial statements for a summary of our significant accounting policies. See the “Management’s Discussion and Analysis — Other Matters — Critical Accounting Policies” on pages 91 and 98 regarding discussions of PeruEx and BCMC, respectively, regarding their critical accounting policies which, should our Proposed Transaction be completed, will likely become critical to us.

Recently Issued Accounting Standards Not Yet Adopted

See “Management’s Discussion and Analysis — Other Matters — Recently Issued Accounting Standards Not Yet Adopted” on pages 92 and 101 regarding discussions of PeruEx and BCMC, respectively, regarding U.S. accounting standards that, if our Proposed Transaction is completed, may oblige us to reconcile consolidated financial statements we prepare under generally accepted accounting principles in Canada, to generally accepted accounting principles in the United States.

Legal Proceedings

We currently are not the subject of any legal proceedings. See the “Management’s Discussion and Analysis — Other Matters — Legal Proceedings” on pages 93 and 101 for discussions of PeruEx and BCMC, respectively.

Auditors

Our auditor is Staley, Okada & Partners, Chartered Accountants, 3rd Floor, 10190- 152A Street, Surrey, B.C. V3R 1J7. The auditors of PeruEx and BCMC are Semple & Cooper LLP, 2700 North Central Ave, Suite 900, Phoenix, AZ, 85004. If the Proposed Transaction is completed, Staley, Okada & Partners will continue as our auditors.

Description of Securities Distributed

Common Shares

We are authorized to issue 50,000,000 common shares with no par value, of which 4,000,000 are presently issued and outstanding. The holders of our Shares:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of Shares upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights; and

•	are entitled to one non-cumulative vote per Share on all matters on which shareholders may vote.

All Shares now outstanding are fully paid for and non-assessable and all Shares comprised in the Units, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the province of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of our Shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining Shares will not be able to elect any of our directors. After this Offering is completed, present shareholders will own 1,600,000 Shares being approximately 4.28% of our outstanding Shares on a fully-diluted basis.

Cash Dividends

As of the date of this Prospectus, we have not paid any cash dividends to our shareholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Series A Warrants

The Series A Warrants comprised in the Loan Units will be issued under a warrant agreement (that established the mechanics for the exercise of these warrants) between Pacific Corporate Trust Company and us. The Series A Warrants will be issued to the lenders as part of the 1,300,000 units issued as repayment for the $650,000 of BCMC loans. Each whole Series A Warrant entitles the holder to purchase one Share at a price of $0.50 for 12 months from the date of closing of this Offering. If the Series A Warrants are not exercised by then, they will expire and cannot be exercised thereafter.

Series B Warrants

The Series B Warrants comprised in the Loan Units will be issued under the warrant agreement referred to above. The Series B Warrants will be issued to the lenders as part of the 1,300,000 units issued as repayment for the $650,000 of BCMC loans. Each whole Series B Warrant entitles the holder to purchase one Share at a price of $0.75 for 12 months from the date of closing of this Offering. If the Series B Warrants are not exercised by then, they will expire and cannot be exercised thereafter.

Series C Warrants

The Series C Warrants comprised in the Units will be issued under the warrant agreement referred to above and available on request from the Company. Each whole Series C Warrant entitles the holder to purchase one Share at a price of $0.75 for 12 months from the date of closing of this Offering. If the Series C Warrants are not exercised by then, they will expire and cannot be exercised thereafter. The Series C Warrants are non-transferable.

Each of the Series A, Series B and Series C Warrants are exercisable for Shares under private transactions with us. Non of these Warrants are transferable. They cannot be traded separately.

Please refer to the Warrant Agreement which has been filed as an exhibit to the registration statement of which this Prospectus is a part, for a complete description of the terms and conditions of these warrants, as exercise price and number of our Shares or other securities issuable on exercise of the warrants are subject to adjustment to protect against dilution if we issue a share dividend, or we undertake a share split, recapitalization, reorganization, merger, consolidation or other similar event. The Warrants do not give you any dividend, voting, preemptive or any other rights our shareholders may have. We cannot assure you that the market price of our Shares will equal or exceed the exercise price of the Warrants at any time during the period in which they are exercisable. The Shares issuable upon exercise of the Warrants have been included in the registration statement of which this Prospectus is a part. Although we intend to have all of these Shares covered by an effective registration statement in the jurisdictions where our securities are being offered and we will endeavor to maintain a current prospectus relating to these Shares until the expiration or redemption of the Warrants (subject to the terms of the warrant agreement), we cannot assure you that we will be able to do so. The Warrants cannot be exercised unless, at the time of exercise, the Prospectus covering the Shares issuable upon exercise of the Warrants is current and the registration statement covering the Shares is effective (or there is available an exemption from the federal and applicable state registration requirements).

Agent’s Warrants

As part of its compensation in connection with the Offering, we will issue to our Agent 1,320,000 warrants. Each Agent’s Warrant will be exercisable for 12 months from the Closing of the Offering to purchase one Share at a price of $0.50, failing which the warrants will expire and may not be exercised thereafter.

Prior Sales

We have not issued any securities within the last 12 months.

Reports

After we complete this Offering, we will furnish shareholders with an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov. We will be required to send annual and quarterly financial statements to shareholders resident in British Columbia, Alberta and Ontario, and to file those financial statements with the Ontario, Alberta and British Columbia Securities Commissions.

Registrar and Transfer Agent

The registrar and transfer agent for our Shares is Pacific Corporate Trust Company of 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8.

Escrowed Securities

The Original Escrow Shares, the Transfer Shares, the Transaction Shares and the Bonus Shares to be issued to Catherine McLeod-Seltzer will be subject to escrow or pooling restrictions. 3,000,000 Shares are currently held in escrow. The number of Shares to be held in escrow or pooled on the Closing will be 11,600,000. We have made a successful application to the Exchange to approve the transfer of the Transfer Shares and the escrow and pooling regimes described below, which are based on our being classified a Tier 2 issuer under the Exchange’s policies.

Existing Escrowed Securities

There are currently 3,000,000 Shares (the “Original Escrow Shares”) outstanding all of which were issued to our seed shareholders at a price of C$0.10 per Share and are held in escrow pursuant to an Original Escrow Agreement dated February 24, 2000.

In accordance with the terms of the Original Escrow Agreement, these Original Escrow Shares were to have been released pro rata to the holders of the Original Escrow Shares as to one-third on each of the first, second and third anniversaries of the completion of the Proposed Transaction.

Escrowed Securities held by Escrowed Shareholders

As at the date of this Prospectus, the following Shares are held in escrow:

		Number of Escrow	Percentage of
		Shares owned after	Escrow Shares owned
	Number of Escrow	the Proposed	after the Proposed
	Shares Currently	Transaction and the	Transaction and the
Name of Beneficial Owner	Owned	Offering(1)	Offering(2)

Cheryl L. Wheeler	1,000,000	200,000	0.53%

Lenora Gates	500,000	100,000	0.27%

Melanie McMillan	500,000	100,000	0.27%

Catherine McLeod-Seltzer	1,000,000	216,666 (3)	0.57%

TOTAL:	3,000,000	616,666	1.64%

(1)	These holdings are net of the Transfer Shares being transferred to the Partnership Security Holders on Closing, which is reflected below under the heading “Proposed Escrow”.

(2)	On a fully-diluted basis.

(3)	Includes Ms. McLeod-Seltzer’s 16,666 Bonus Shares.

We, the holders of the Original Escrow Shares, the Partnership Security Holders, PeruEx and BCMC have agreed that the Original Escrow Agreement will be converted to a CPC Escrow Agreement.

We have made a successful application to the Exchange to replace the Original Escrow Agreement with a CPC Escrow Agreement in the form required by Exchange Policy 2.4, as amended to the release schedule set out below.

The 3,000,000 Original Escrow Shares subject to the CPC Escrow Agreement are to be released pro rata to each of current holders of these Original Escrow Shares, and following the transfer of 2,400,000 of these Shares (being the Transfer Shares) to the Partnership Security Holders, as follows:

Date	Percentage of Shares Eligible for Release

Closing Date	10	%(1)

Closing Date + 6 months	15%

Closing Date + 12 months	15%

Closing Date + 18 months	15%

Closing Date + 24 months	15%

Closing Date + 30 months	15%

Closing Date + 36 months	15%

TOTAL:	100%

(1)	Eligible for release on the Closing Date, but those Shares held by our “principals” will not be released until six months from the Closing Date.

Proposed Escrow and Pooling

In connection with the Proposed Transaction all of the Partnership Security Holders have agreed to enter into the New Escrow Agreement, the CPC Escrow Agreement or a Voluntary Pooling Agreement in respect of the following Transfer Shares and Transaction Shares and Original Escrow Shares held or to be held by them. Each of the shareholdings of the Partnership Security Holders before and after the completion of the Proposed Transaction is as follows:

				Total Shares held
	Number of	Number of Transfer		in Escrow or pooled
	Transaction Shares	Shares owned and		after the Proposed
	owned and held in	held in Escrow or	Total Shares held	Transaction and the
	Escrow or pooled	pooled after the	in Escrow or pooled	Offering as a
	after the Proposed	Proposed	after the Proposed	percentage of
	Transaction and the	Transaction and the	Transaction and the	outstanding share
Name of Beneficial Owner	Offering	Offering	Offering(1)	capital(1)(2)

Andrew T. Swarthout	321,976	156,000	477,976	1.25%

Gerald D. Van Voorhis	321,979	156,000	477,979	1.25%

Kevin P. Morano	635,130	214,737	849,867	2.24%

David Lowell	173,373	84,000	257,373	0.68%

David F. Volkert	173,373	84,000	257,373	0.68%

Lowell Family Limited Partnership	387,454	94,740	482,194	1.27%

MK Gold Company	3,874,537	947,368	4,821,905	12.72%

William Dowd	193,727	47,368	241,095	0.64%

William L. Edwards	387,454	94,737	482,191	1.27%

R.G. Fanelli	193,727	47,368	241,095	0.64%

Richard J. Kogan	193,727	47,368	241,095	0.64%

Francis R. McAllister	387,454	94,737	482,191	1.27%

Keith & Marjorie Lloyd	193,727	47,368	241,095	0.64%

Richard deJ. Osborne	193,727	47,368	241,095	0.64%

William L. Paul III	193,727	47,368	241,095	0.64%

Christopher F. Schultz	193,727	47,368	241,095	0.64%

Charles B. Smith	387,454	94,737	482,191	1.27%

James Wood	193,727	47,368	241,095	0.64%

TOTAL:	8,600,000	2,400,000	11,000,000	29.02%

(1)	Not taking into account any common shares that may be purchased under the Offering.

(2)	Calculated on a fully-diluted basis.

As set out above, the 2,400,000 Transfer Shares will be escrowed under the CPC Escrow Agreement. The remaining 8,600,000 Transaction Shares will be subject to escrow or pooling as follows:

Escrow Shares

The 2,013,285 Transaction Shares that will be held by our “principals”, other than David De Witt, on completion of the Proposed Transaction (being Andrew T. Swarthout, Gerald D. Van Voorhis, Kevin P. Morano, David F. Volkert, David Lowell and the Lowell Family Limited Partnership), and the 16,666 Bonus Shares to be issued to Catherine McLeod-Seltzer, in connection with a loan to us, will be subject to the New Escrow Agreement and will be released from escrow pro rata as follows:

Percentage of Transfer Share Eligible
Date	for Release

Closing Date	Nil

Closing Date + 6 months	25%

Closing Date + 12 months	15%

Closing Date + 18 months	15%

Closing Date + 24 months	15%

Closing Date + 30 months	15%

Closing Date + 36 months	15%

TOTAL:	100%

Any release, other than in accordance with the above dates shall only be made with the prior consent of the applicable securities regulatory authorities.

The New Escrow Agreement provides that Shares may be transferred within escrow to a trustee in bankruptcy or other person legally entitled to such shares provided the holder notifies the Exchange and provides certain required documents to the trustee. Upon the death of a shareholder, the Shares of the deceased shareholder shall be released from escrow and delivered to the deceased shareholder’s legal representative. The Shares held by a shareholder who ceases to be a “principal” shall remain subject to the escrow conditions.

Securities Under Voluntary Pooling Agreement

All of the Partnership Security Holders who will be holding Shares (other than Shares issued as part of the Loan Units) that are not subject to the proposed New Escrow Agreement or CPC Escrow Agreement referred to above, upon completion of the Proposed Transaction, will enter into the Voluntary Pooling Agreements based on a voluntary agreement among us, PeruEx, BCMC and our Agent. A total of 8,197,238 of our Shares will be deposited with Pacific Corporate Trust Company as the trustee to be held and released on the following dates in the following percentages:

•	In respect of the 3,874,537 Transaction Shares held by MK Gold Company:

Percentage of Transaction Shares
Date	Eligible for Release

Closing Date	Nil

Closing Date + 6 months	15%

Closing Date + 9 months	15%

Closing Date + 12 months	15%

Closing Date + 15 months	15%

Closing Date + 18 months	40%

Closing Date + 24 months	Nil

Closing Date + 30 months	Nil

Closing Date + 36 months	Nil

TOTAL:	100%

•	In respect of the 2,712,178 Transaction Shares held by our remaining “non-principals”:

Percentage of Transaction Shares
Date	Eligible for Release

Closing Date	Nil

Closing Date + 6 months	20%

Closing Date + 9 months	20%

Closing Date + 12 months	60%

Closing Date + 15 months	Nil

Closing Date + 18 months	Nil

Closing Date + 24 months	Nil

Closing Date + 30 months	Nil

Closing Date + 36 months	Nil

TOTAL:	100%

Based upon an aggregation of the release schedules set out above, the 11,600,000 Shares that will be subject to escrow or voluntary pooling arrangements will be released from escrow or pooling in the following amounts on the following dates:

Number of Shares Eligible for
Date	Release(1)

Closing Date	201,052

Closing Date + 3 months	Nil

Closing Date + 6 months	2,180,051

Closing Date + 9 months	1,123,616

Closing Date + 12 months	2,962,980

Closing Date + 15 months	581,181

Closing Date + 18 months	2,304,308

Closing Date + 24 months	754,493

Closing Date + 30 months	754,493

Closing Date + 36 months	754,493

TOTAL:	11,616,666

(1)	Includes the 16,666 Bonus Shares to be issued to Catherine McLeod-Seltzer. See “Proposed Transaction — Our Proposed Transaction” on page 3 herein.

Market for Our Common Equity and Related Shareholder Matters

Our Shares were listed and traded on the Exchange under the ticker symbol “EVE” from April 11, 2000 to April 29, 2002, on which date we requested, and were granted, a halt in the trading of our Shares in light of our identification and pursuit of the Proposed Transaction. Upon receipt of the Exchange’s expected approval of our Proposed Transaction and Offering, as completed, we will immediately request that the Exchange reclassify us from a Tier 3 company to a Tier 2 company and re-commence trading in our Shares under a then to be newly assigned ticker symbol. As of October 18, 2002, we had approximately 330 shareholders of record.

The following table sets forth certain sales price and trading volume for our Shares for the period indicated:

Period	High	Low	Close	Volume

August 2002	-	-	-	-

July 2002	-	-	-	-

June 2002	-	-	-	-

May 2002	-	-	-	-

April 2002	$0.30	$0.21	$0.30	19,500

Q1 2002	$0.35	$0.16	$0.29	271,100

Q4 2001	$0.26	$0.20	$0.20	18,500

Q3 2001	$0.55	$0.21	$0.21	26,200

Q2 2001	$0.61	$0.40	$0.40	34,800

Q1 2001	$0.50	$0.35	$0.35	31,000

Q4 2000	$0.61	$0.40	$0.40	67,500

Q3 2000	$0.72	$0.55	$0.61	85,300

SELLING SHAREHOLDERS

The Secondary Shares are offered by this Prospectus, all of which are being registered for possible sale for the accounts of Selling Shareholders. No sales by Selling Shareholders will take place until the Offering has closed and applicable escrow requirements have expired. As noted in the following table, the Selling Shareholders either currently hold the Secondary Shares, have a right to acquire Secondary Shares on the exercise of Series A Warrants and Series B Warrants or may obtain the Secondary Shares on exercise of Series C Warrants comprised in the Units offered under this Prospectus. Any exercise of the Series A Warrants, Series B Warrants and Series C Warrants (collectively the “Warrants”) to acquire Shares will be done as private investment transactions. The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Secondary Shares by each of the Selling Shareholders.

We have registered the Secondary Shares to permit the Selling Shareholders and their pledgees, donees, transferees or other successors-in-interest who may receive Secondary Shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus, to sell any Secondary Shares they may obtain when they consider appropriate. We do not know how long the Selling Shareholders will hold such Shares before selling them. Other than our agreement to register the Secondary Shares covered by this Prospectus, we currently have no agreements, arrangements, or understanding with any of the Selling Shareholders regarding their obtaining or sale of any of the Secondary Shares.

We will not receive any portion of the proceeds from the potential sale of Shares by the Selling Shareholders, although we will have received $0.50 per Share in connection with the exercise of the Series A and C Warrants and $0.75 per Share in connection with the exercise of the Series B Warrants to the extent the Selling Shareholders are selling Shares obtained on exercise of Warrants.

No Selling Shareholder who is a member of our Board of Directors other than Catherine McLeod-Seltzer, has held any office or maintained any material relationship, except as an investor, with us, or any of our predecessors or affiliates, over the past three years. We believe, based on information provided to us by the Selling Shareholders, that each Selling Shareholder has sole voting and investment power with respect to the Secondary Shares beneficially owned.

Selling Shareholders

	Secondary Shares	Secondary Shares
	Beneficially Owned	Offered by this	Shares Beneficially Owned
	Prior to Offering (1)	Prospectus (2)	After the Offering

Name	Number	Number	Number	Percent

Andrew T. Swathout	477,976	477,976	Nil	—

Gerald Van Voorhis	477,979	477,979	Nil	—

Kevin P. Morano	923,551	923,551	Nil	—

David Lowell(3)	1,894,305	1,894,305	Nil	—

David F. Volkert	257,373	257,373	Nil	—

Catherine McLeod-Seltzer	856,666	856,666	Nil	—

David De Witt	200,000	200,000	Nil	—

Cheryl Wheeler	216,666	216,666	Nil	—

Lenora Gates	108,333	108,333	Nil	—

Melanie McMillan	100,000	100,000	Nil	—

John Tognetti	200,000	200,000	Nil	—

William Dowd	277,937	277,937	Nil	—

William L. Edwards	482,191	482,191	Nil	—

R. G. Fanelli	277,937	277,937	Nil	—

Richard Jay Kogan	241,095	241,095	Nil	—

Francis R. McAllister	555,875	555,875	Nil	—

Keith & Marjorie Lloyd	277,937	277,937	Nil	—

Richard deJ. Osborne	277,937	277,937	Nil	—

William L. Paul III	241,095	241,095	Nil	—

Christopher F. Schultz	241,095	241,095	Nil	—

Charles B. Smith	555,875	555,875	Nil	—

James Wood	277,937	277,937	Nil	—

MK Gold Company	4,821,905	4,821,905	Nil	—

TOTAL	14,241,665	14,241,665	Nil	0%

*	Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person, shares of common stock subject to acquisition by exercise of the Warrants has been included.

***	Less than one percent.

(1)	This column lists, for each Selling Shareholder, the number of Shares, assuming the exercise of all Warrants exercisable by such Selling Shareholder on that date, plus the Shares already held by such Selling Shareholders on that date.

(2)	This column lists each Selling Shareholder’s portion, of the 25,241,665 Shares potentially being offered by this Prospectus.

(3)	Certain of these Shares are beneficially owned by the Lowell Family Limited Partnership.

PLAN OF DISTRIBUTION

The Secondary Shares offered by this Prospectus may be sold from time to time by Selling Shareholders, who consist of the persons named under “Selling Shareholders” above and those persons’ transferees, pledgees, donees, or other successors in interest. The Selling Shareholders may sell any or all of their Secondary Shares on the Exchange, on any other quotation service on which the shares may be listed or quoted at the time of sale, or in the over-the-counter market, at market or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker or broker-dealer solicits purchasers;

•	block trades in which the broker or broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or broker-dealer as principal and resale by the broker or broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	brokers or broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Secondary Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The Selling Shareholders may also engage in short sales, puts and calls and other transactions in our Shares, and may sell or deliver Shares in connection with these trades.

Brokers or broker-dealers engaged by the Selling Shareholders may arrange for other brokers or brokers-dealers to participate in sales. Brokers or broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders and any brokers, broker-dealers or agents that are involved in selling the Secondary Shares may be deemed to be “underwriters” within the meaning of the United States Securities Act in connection with such sales. In such event, any commissions received by such brokers, broker-dealers or agents, any discounts allowed to such brokers, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the United States Securities Act. At the time a particular offering of the Secondary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealer or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to brokers or broker-dealers.

If any Selling Shareholder notifies us that a material arrangement has been entered into with a broker or broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file an amendment to this prospectus to name each of the participating brokers or broker-dealers; the number of Shares involved; the price at which the Shares were sold; the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; a statement to the effect that the brokers or broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other facts material to the transaction.

We will pay all fees and expenses incident to the registration of the Secondary Shares.

PERU EXPLORATION VENTURE LLLP

Current Business

The Partnership was formed as a limited liability limited partnership on June 22, 2000. It registered under the laws of Arizona on September 19, 2000. The Partnership currently has 14 Limited Partners, who collectively hold a total of 38 limited partnership units. BCMC is its sole general partner.

The sole business purpose of the Partnership has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in the Republic of Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale.

PeruEx believes that Peru is an attractive jurisdiction for pursuing this business objective. The Peruvian mining industry has experienced an increase in activity in recent years primarily due to increased political and economic stability in Peru, certain measures taken by the Peruvian government to attract foreign investment, new mineral discoveries over the last decade, and other attractive mineral prospects. Additionally, an abundance of qualified technical personnel and skilled labor within Peru, as well as cooperative governmental agencies, have created a favorable climate for the exploration and development of mineral resources. However see “Our Risk Factors” on page 7.

The Republic of Peru

The following is based on PeruEx’s and our current understanding of Peru and applicable Peruvian laws. In providing these disclosures, we primarily relied upon the following: (i) Peruvian government publications, such as “Legal Framework for Investments” and “Mining Reference Plan 1999 — 2007,” for legal, investment and mining industry information, (ii) international publications, such as “The Wall Street Journal,” “The Economist” and “Latin American Weekly Report,” for political and economic information, (iii) the Central Reserve Bank of Peru, the Peruvian Institute for Statistics and Information, and the Office of the Superintendent of Customs, for currency information, and (iv) various corporate news releases for information regarding investment in Peru by public companies.

Its Geographical Location and Population

Peru has a population of approximately 26.0 million and covers a geographic area of approximately 1,290,000 square kilometers on the western coast of South America. Lima is Peru’s capital and principal city and has a population of approximately 8.0 million.

Its Current Federal Government

Peru is a democratic republic. Pursuant to a constitution that was initially approved by a national referendum held on October 31, 1993, Peru is governed by an elected government which is headed by a president, who serves a five-year term, and a one-chamber legislative body or congress. On November 4, 2000 the constitution was amended to prohibit the president from serving consecutive terms.

Its Recent Political and Economic History

Peru’s history since the mid-1980s, on average, has been one of political and economic instability under both democratically elected and dictatorial governments. These governments have pursued various policies, including frequent intervention in the national economy and social structure. Past governments have also imposed controls on prices, exchange rates, local and foreign investment and international trade, thereby restricting the ability of companies to freely operate.

From approximately 1985 to 1990, Peru suffered from significant inflation and a series of nationwide general labor strikes. Peru’s economic and social difficulties were further exacerbated by the terrorism of the Sendero Luminoso

(aka “the Shining Path”), a Maoist group intent on creating a socialist government. In 1992, the then leader of Sendero Luminoso and most of his top officials were captured by the Peruvian military. Subsequently, hundreds of Sendero Luminoso terrorists have surrendered or been captured, including the capture of Sendero Luminoso’s subsequent leader in 1999. These arrests have resulted in a significant decrease in terrorist activities throughout Peru. Remaining terrorist activity now appears to be largely confined to several isolated pockets within Peru. Our policy will be, as have been the policies of PeruEx and BCMC, to avoid areas where terrorists are known to remain active.

In November 1989, Alberto Fujimori was elected as President of Peru and began implementing various widespread reforms aimed at stabilizing the economy, restructuring the national government and reducing bureaucracy. These reforms included privatizing state owned companies, promoting private investment, and developing and strengthening basic services related to education, health, housing and infrastructure.

In April 1992, President Fujimori declared a national state of emergency primarily due to recurring confrontations with the Congress over their unwillingness to support his proposed reforms and the impact that continuing terrorist threats were having on foreign investment in Peru. President Fujimori proceeded to decree the existing national constitution as null and void, and dissolved the then sitting democratically elected Congress. Thereafter, President Fujimori unilaterally governed Peru through various decrees.

On November 22, 1992, democratic national elections were held and a new Congress was seated to deliberate and propose a new national constitution. In October 1993, a new constitution was formally enacted and ratified by means of a national referendum. The Congress remained in existence, effectively acting as the legislative branch of the federal government. In November 1995, a new Congress was again democratically elected and President Fujimori was re-elected for a second five-year term.

In November 1999, President Fujimori was re-elected for a third five-year term. However, growing public discontent with corruption within President Fujimori’s administration ultimately forced him to concede to widespread demands for a new presidential election. In May 2000, the presiding president of the Congress, Valentin Paniagua, became interim President of Peru pending new elections. In July 2001 Alejandro Toledo, a former World Bank official, was democratically elected.

To date, President Toledo has continued the free market principles and the broad-based political, economic and social reforms implemented by his predecessor, while also following a slightly more socially led agenda that advocates increased public participation, poverty reduction and decentralization. President Toledo has promoted, and currently continues to promote, increased foreign direct investment through the mechanisms of joint ventures, management agreements and concessions. However, despite the preceding, the overall popularity of President Toledo’s administration currently is very low among Peru’s citizens as a whole. This unpopularity, should it persist, may potentially subject our current and future business interests in Peru to increased political, economic and other risks.

Its Currency

Peru’s official monetary unit is the Nuevo Sol (hereinafter, “S”). It currently is not subject to any exchange restrictions and has been freely floating since March 27, 1991. The most recent period during which the Nuevo Sol’s exchange rate experienced significant volatility was from November 1992 to November 1993 when its exchange rate deteriorated from S1.61/$1.00 to S2.18/$1.00. The Nuevo Sol subsequently stabilized during 1994, narrowly trading between S2.18/$1.00 and S2.20/$1.00, although it has subsequently weakened, on average, against the US dollar. The following table provides a summarized chronological history of S/$ exchange rates since late 1995:

December 31,	Exchange rate (S/$)

1995	2.32

1996	2.60

1997	2.73

1998	3.16

1999	3.51

2000	3.53

2001	3.60

As of November 22, 2002, the S/$ exchange rate was 3.71.

Its Mining Industry

Peru has a lengthy history of mining that predates the Spanish conquistadors. Although political unrest and instability slowed the development of some of Peru’s ore bodies since 1995, mining continues to be an important contributor to the national economy and the flow of exploration funding by foreign entities has remained high due to the abundance of mineral targets. Presently, mining accounts for approximately one-twentieth of Peru’s gross domestic product and approximately one-half of its total exports. The mining sector currently generates the highest amount of foreign currency from exports, approximately $3.2 billion per year. The most important mineral commodities produced are copper, gold, tin, lead, zinc, and silver.

Previous to 1990, the mining industry was divided between the large state controlled mining companies, Empresa Minera del Peru (“Minera Peru”), Empresa Minera del Hierro del Peru (“Hierro Peru”) and Empresa Minera del Centro del Peru (“Centromin") and the private mining sector. Under the Peruvian government that ended in 1990, investment and activity in the mining industry was depressed by exchange controls, inflation, the imposition of arbitrary exchange rates and terrorist activity. Private mining companies continued to produce during this period but suffered from a general lack of capital. However, in 1994, mining companies spent an estimated $100 million on mineral exploration, an indication that the investment climate in Peru had started to benefit from the subsequent government’s reform programs. By 2000, annual mineral exploration expenditures had grown to over $139 million (Source: Metal Economics Group, 2002).

Since 1990, the Peruvian government has also been actively seeking foreign investment in the mining sector and has privatized most of the state-owned mining companies, including Minero Peru and Centromin. In 1992, Hierro Peru, an iron ore deposit, was sold to Shougang Corporation, a Chinese State corporation, for $120 million. Cerro Verde, a copper mine previously owned by Minero Peru, was privatized and sold by the federal government in 1993 to Cyprus Amax Minerals Co. for $37 million, with their commitment to invest $485 million over the subsequent five years. In 1994, the Tintaya Project, an existing copper operation in southern Peru was privatized. Antamina, a copper-zinc-silver-molybdenum resource owned by Centromin, was privatized in 1996. This world class deposit, which currently is jointly held by BHP Billiton, Noranda, Tech Cominco and Mitsubishi, produced its first copper and zinc metal in 2001, after a capital investment of $2.3 billion.

The concomitant liberalization of mining titles and development of a market in mineral options has led to the development of a vibrant exploration sector and is leading to new discoveries, such as Barrick Gold Corporation’s 2002 announcement of its Alto Chicama gold deposit. The Yanacocha and Pierina gold mines are good examples of liberalization leading to new investment. Regulatory reforms have also led to significant investment by senior mining companies in the previously discovered Yanacocha gold deposits, resulting in the formation of Minera Yanacocha (a joint venture company with interests held by Newmont Mining Inc., Minera Buenaventura and IFC), currently Latin America’s largest gold producer. Intense exploration activity in Peru over the last ten years or so has further increased the general level of geological understanding, which we believe should lead to the discovery of more base and precious metal deposits in the future.

Peru has extensive reserves of copper, zinc and silver. In 2001, Peru ranked eighth in the world in the production of gold, second for silver, fifth for copper, and third for zinc and tin. Between 2000 and 2002, Peru’s copper output increased by over thirty percent primarily due to the start-up of the Antamina mine. In 2001, Peru’s output of gold was approximately 138 tons, primarily from the Yanacocha and Pierina mines.

Its Economic Geology

Peru has the potential for the discovery of a variety of mineral deposit types, including bulk disseminated gold deposits that are the current primary focus of PeruEx’s exploration programs. Peru is situated in the heart of the Andes mountain range. The cordillera of the Andes forms a westerly trending belt that passes through Peru and is one of the two most important metallogenic provinces in South America. Within the Andes of Chile and Peru are a series of ore belts that have many similarities. In central and northern Chile, the rocks form bands, with the oldest paralleling the Pacific Coast and progressively younger bands occurring eastward, terminating with a line of later tertiary to recent volcanoes along the continental divide. The mineral deposits also form a series of parallel belts with ages of mineralization becoming progressively younger to the east. The coastal Mesozoic age copper belts contain veins, replacement deposits and some porphyry copper deposits such as La Candelaria. Also present are an alignment of iron deposits and gold, silver and copper deposits, principally veins. To the east is a belt of early tertiary gold, silver and copper deposits which is followed by the important north-south trending, mid-Tertiary porphyry copper belt which contains some of the world’s largest copper deposits. Near the crest of the Andes are a series of sub-volcanic, epithermal-type gold and silver deposits.

This same general pattern of mineral belts and banding in rocks is present in western Peru, but the strike is northwest, paralleling the coast. From the Pacific Coast eastward in Peru is a coastal belt of gold, copper and iron deposits similar to that present in Chile, progressing eastward to a projection of the Chilean mid-Tertiary age porphyry copper deposits. This belt hosts four of Peru’s most important copper deposits: Toquepala, Cuajone, Cerro Verde and Quellaveco. There is a progressive increase in age of formation of these mid-Tertiary age porphyry deposits from south to north, and within the southern Peru porphyry copper belt the deposits range from 50 — 60 million years old. Further to the east is a belt of young late tertiary age, epithermal gold deposits analogous to the El Indio and Maricunga deposits in Chile. Further north in Peru is a cluster of zinc-lead-silver deposits that have no direct analog in Chile. This includes the Cerro de Pasco deposit. Near Peru’s northern border is a reappearance of younger porphyry type copper-gold deposits represented by Michiquillay, Yanacocha and Cerro Corona. On the east slope of the Andes are a number of Mississippi Valley type zinc deposits and several significant gold veins and gold placer deposits.

The southern and northern Peruvian porphyry copper districts are similar in that they both parallel the west margin of the South American continent and fall about the same distance inland from the coast, but the similarity largely ends there. The southern Peru copper belt contains copper-molybdenum, low gold early Tertiary and continental-type porphyry coppers. These fit as a northern extension of the Chilean porphyries which become progressively older to the north. The northern Peru porphyries, on the other hand, have quite different characteristics: they are late Tertiary in age, higher level in the vertical zoning column, relatively high gold, low molybdenum, and more typical island arc type porphyry coppers.

Its Mining Concessions

Under Peruvian law, the right to explore for and exploit minerals is granted by way of concessions. A Peruvian mining concession is a property related right, distinct and independent from the ownership of land on which it is located, even when both belong to the same person. The rights granted by a mining concession are defensible against third parties, transferable, chargeable and, in general, may be the subject of any transaction or contract. The basic unit for newly claimed mining concessions is 100 hectares and existing concessions can be reduced to that amount. Otherwise, concessions can only be divided by percentage parts or shares. Buildings and other permanent structures used in a mining operation are considered real property accessory to the concession on which they are situated.

The concession holder must pay an annual rental of $3.00 per hectare by June 30th of each year. The concession holder must sustain a minimum level of annual commercial production of $100 per hectare in gross sales within six years of the grant of the concession or, if the concession has not been put into production within that period, the annual rental increases to $9.00 per hectare for the seventh through eleventh years of the grant of the concession, and to $23.00 per hectare thereafter. The concession will terminate if annual rental duties are not paid for two consecutive years. The term of a concession is indefinite if it is properly maintained by payment of rental duties.

Mineral rights in Peru are administered by the national government. Rights are acquired by applying for concessions. The process of applying for a concession purely is one of filing documents, and as such, there is no requirement to demarcate the concession in the field. The concession boundaries are specified on the application by giving the geographic coordinates of the corners using the Universal Transverse Mercator grid system. The coordinates must be in even thousands of meters, and the claim boundaries must be north-south and east-west. Since the exact coordinates are specified in the application, the location of the concession is precisely defined without a need to survey it.

Note that PeruEx’s Yuri concession was acquired by the owners prior to the implementation of the current system. Therefore, it has irregular corner coordinates and the claim boundaries do not run north-south & east-west. See PeruEx’s “Current Mineral Property Interests” on page 47 herein.

Similarly, PeruEx’s Oso 17 concession, though recently acquired by it through staking, is an overlay of an earlier, now-expired concession. It uses the boundaries of the earlier concession, and thus, has irregular coordinates and boundaries that do not run north-south and east-west. See PeruEx’s “Current Mineral Property Interests” on page 47 herein.

Some considerations regarding the maintenance of concessions are:

•	a concession is granted for an indefinite term.

•	a concession, once granted, is subject to an annual payment called Derecho de Vigencia (“License Fees”) at a rate of $3 per hectare to maintain a concession in good standing.

•	concession holders must reach a minimum level of annual production of at least $100 per hectare in gross sales within six years from the time the title to concession is granted. If the concession has not been put into production within that period, then the concession holder must make an additional payment called a Penalidad (“Penalty”) of $9.00 per hectare for the seventh through eleventh year following the granting of the concession, and of $23.00 per hectare thereafter. The concession holder shall be exempted from the Penalty if the investment made during the previous year was ten times the Penalty.

•	failure to pay the License Fees for two consecutive years, or the Penalty, will result in the forfeiture of the mineral right.

The License Fees and Penalties are $1 per hectare per year for concession owners who qualify as “small miners”. The current owners of some of the concessions that comprise the BCMC property holdings qualify as small miners.

Its Environmental Permitting

The information contained in this section comes from “Reglamiento Ambiental Para las Actividades de Exploración Minera” (“Environmental Regulation of Exploration Activities”) published by the Directorate General of Environmental Matters for the Peruvian Ministry of Energy and Mines (hereinafter, the “DGAA”). Peter A. Ronning, P.Eng., a geological engineer engaged by us, as separately discussed below, has translated various terms, including the names of documents and governmental agencies, into reasonable English equivalents.

In Peru, for the purpose of permitting, exploration activities are classified in three categories, according to the intensity and area of disturbance that will be caused. Approval for work is granted by the DGAA.

Category A:	Activities that cause little or no surface disturbance fall into this category. Examples of such activities include geological mapping, geophysical surveys, topographic surveys, and small scale sampling. No permit is required.

Note that the work recommended for Phase One of PeruEx’s exploration at each of the Santa Rosa, Lomo de Camello and Estrella properties would fall into this category.

Category B:	Activities that involve the disturbance of up to ten hectares, or twenty drill sites with access roads, and involve creating waste material such as drill cuttings or drilling fluids, fall into this category. An application must be filed with the DGAA that includes the following:

	•	a simple form describing the work to be done, with appropriate maps

	•	a work schedule

	•	a description of the measures to be taken to protect the environment. These must be in accordance with guidelines established in a document called, in translation, “Environmental Guide for Mineral Exploration Activities in Peru” (hereinafter “the Environmental Guide”).

	•	a reclamation plan

The DGAA has twenty days from the date of submission of the application during which they may respond. If no response is received within twenty days, the work is deemed to be approved.

Note that the work recommended for Phase Two of PeruEx’s exploration at each of the Santa Rosa, Lomo de Camello and Estrella properties would fall into this category.

Category C:	Activities that involve the disturbance of more than ten hectares, or more than twenty drill sites, and involve creating waste material such as drill cuttings or drilling fluids, fall into this category. Underground exploration workings such as adits in excess of fifty meters long would also be included. The following steps are required in order to obtain approval from the DGAA for such work:

	•	The project operator must submit three copies of an environmental evaluation to the DGAA (hereinafter “the Environmental Evaluation”). The format of the Environmental Evaluation is stipulated in the regulations and must conform to the Environmental Guide.

	•	The project operator is required to deliver notices through publication in the official newspaper “El Peruano” and in a newspaper in the region where the project is situated.

	•	Interested parties have twenty-five days from the date of publication of the notices to comment on the Environmental Evaluation.

	•	The DGAA has fifteen days after the expiration of the comment period to complete its review of the Environmental Evaluation. If no notice or comments are given to the project operator by the expiration of the 15 day period, the project is deemed to be approved.

Its Laws Regarding Mineral Rights Ownership

In 1992, the Peruvian government enacted a new mining law which:

•	guarantees land tenure for mining rights distinct from surface rights where a minimum rental is made to hold title on mining rights;

•	enumerates only specific and limited circumstances, arising mostly due to negligence of the title holder, under which mining rights may be lost with no discretionary power by the mining authority;

•	grants equal rights to explore for and exploit minerals by way of concession to both Peruvian nationals and foreigners;

•	establishes tax, administrative and exchange stability for mining investors; and

•	establishes the right to sell mining production freely on world markets.

The Peruvian government currently has in place measures to attract foreign investment, including measures that grant new property rights and guarantees to foreign investors and financial incentives for investment in the mining sector.

Its Laws Regarding Income Taxes and Repatriation of Profits

Under the Peruvian income tax law, the corporate tax payable is:

•	27% of annual net income, provided profits are not distributed[1]. Advance monthly payments are required on a percentage of gross income, subject to a final settlement in March of the following business year (January 1st through December 31st); and

•	an additional 4.1% is payable when profits, after paying income tax, are distributed. This does not apply to amounts distributed to domiciled legal entities, unless it entails an indirect disposal of income not susceptible to subsequent tax control. The payment of the additional 4.1% rate is considered as a final payment and not as a credit against income tax.

Peruvian law grants tax free use of foreign exchange. There currently are no restrictions on the ability of a company operating in Peru to transfer foreign currency from Peru to other countries or to convert Peruvian currency into foreign currency.

Agreements have been signed by the Peruvian government with affiliates of the World Bank and with the Overseas Private Investment Corporation to insure foreign investors against such non-commercial risks as expropriation and abrogation of contracts. Peru has signed the Agreement for the Constitution of the Multinational Investment Guarantee Agency, a World Bank agency, and The Agreement for Investment Insurance with the United States Overseas Private Investment Corporation (“OPIC”) and the World Bank Convention on the Settlement of Investment Disputes. Although these agreements, as ratified by the Peruvian Congress, allow investors to insure against non-commercial risks such as expropriation and abrogation of contracts, subsequently elected governments could revoke these agreements. These multinational agencies provided their backing, and the backing of their governments, in petitioning governmental compensation in the event of expropriation. As a result of these agreements, agencies such as OPIC are able to provide specific project risk insurance and project financing at the time of development.

Current Trademarks

The Partnership does not have any trademarks.

Current Administrative Properties

[1]	To enter into a Mining Stability Agreement (which enable a tax rate to be fixed for the life of the mineral deposit) an additional two percentage points will be added to the current 27% rate.

The Partnership’s legally registered office is 3250 West Placita Lechuzita, Tucson, Arizona 85742, USA. Its only substantive administrative and operating facility consists of 1,900 square feet of office space at Calle Monte Flor 460, Santiago de Surco, Chacarilla del Estanque, Lima, Peru 33. The underlying lease, which was renegotiated effective July 17, 2002, has a one year term ending July 16, 2003, is non-cancellable and sets forth payments of $1,200 per month. This lease is renewable for one year at the Partnership’s option.

Current Mineral Property Interests

Geological Consultant

We engaged Peter A. Ronning, P.Eng., a Geological Engineer registered with The Association of Professional Engineers and Geoscientists of British Columbia, to undertake a review of those of BCMC’s mineral properties that are material to the Proposed Transaction and the Offering, being the Santa Rosa, Lomo de Camello and Estrella properties.

Mr. Ronning is an independent consulting Geological Engineer with 29 years of experience in mineral exploration, in many parts of North and South America. He has had no prior connection with us BCMC or PeruEx. Catherine McLeod-Seltzer, one of our directors introduced him to us. BCMC, the Partnership and ourselves are satisfied that Mr. Ronning is a Qualified Person as required under the terms of National Instrument 43-101. The only consideration to be received by Mr. Ronning with respect to his review of PeruEx properties is his customary consulting fee.

Mr. Ronning prepared three reports: “Review of the Santa Rosa Project, Peru” dated August 1, 2002; “Review of the Lomo de Camello Project, Peru” dated August 1, 2002; and “Review of the Estrella Project, Peru” dated August 2, 2002. In addition, based on the reports, Mr. Ronning prepared the geological and engineering aspects of the disclosure which follows concerning the Santa Rosa, Lomo de Camello and Estrella projects.

Please refer to these Figures 1A, 1B and 1C — Locations of the Santa Rosa, Lomo de Camello and Estrella Projects with regard to the following discussions on the BCMC mineral properties.

FIGURE 1A

FIGURE 1B

FIGURE 1C

Santa Rosa Property

Property Description and Location

The Santa Rosa Property is located in the District of Yanaquihua, Province of Condesuyos, Department of Arequipa, in the Republic of Perú. The approximate geographic coordinates of the centre of the property are Latitude 15º 38’ 46” south, Longitude 73º 07’ 00” west. Elevations range from 1,500 meters to 3,100 meters. Covering 1000 hectares, the property consists of 3 concessions, described in the following table:

Mineral Titles

Registration
Number	Year			Area in	Vertices*
(Codígo)	Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

010305894	1994	Santa Rosa 94 de Ispacas	Felipe Vera Palomino	200	703000 703000 701000 701000	8270000 8269000 8269000 8270000

010927295	1996	Santa Rosa II 95 de Ispacas	Felipe Vera Palomino	700	704000 704000 701000 701000 703000 703000	8275000 8270000 8270000 8271000 8271000 8275000

010927395	1996	Santa Rosa III 95 de Ispacas	Felipe Vera Palomino	100	702000 702000 701000 701000	8269000 8268000 8268000 8269000

*	The vertices describe the corners of the concession, thus defining its location. The geographic coordinates of the vertices are given using the Universal Transverse Mercator Grid, zone 18 L, with reference to the Provisional South American Datum of 1956.

The concessions, issued by the national government, give the concession owner the rights to explore for and exploit minerals, subject to the owner obtaining such other permits as may be required, including an environmental permit. PeruEx has the right to acquire the concessions from the owner under the terms of the option to purchase and lease agreement described below.

PeruEx does not at present have any agreements with respect to the surface rights and it will not be necessary to enter into any in respect of surface disturbance that may be caused by the proposed Stage 1 and Stage 2 exploration programs on the Santa Rosa properties.

There are no known environmental liabilities associated with the Santa Rosa Property. It is the responsibility of the owner (Vera) to ensure that his mining operations comply with environmental regulations. PeruEx is responsible for the environmental compliance of its own exploration and development activities.

Acquisition Agreement

Pursuant to an Option to Purchase and Lease Agreement dated March 15, 2002, Felipe Benicio Vera Palomino and Rosa Juana Palomino Neyra (collectively, the “Santa Rosa Titleholder”) granted an option to PeruEx to acquire up to 100% of Santa Rosa 94 de Ispacas, code 01-03058-94, Santa Rosa II 95 de Ispacas, code 01-09272-95, Santa Rosa III 95 de Ispacas, code 01-09273-95 (collectively, the “Santa Rosa Mineral Rights”) within a maximum 48-

month term commencing March 15, 2002 and leased the Santa Rosa Mineral Rights PeruEx, for exploration purposes, for the same 48-month term.

The purchase price for the acquisition of the Santa Rosa Mineral Rights is $900,000. PeruEx is required to pay staged deposits to the Santa Rosa Titleholder of an aggregate of $580,000 over a period of three years commencing March 15, 2002 as follows:

Amount	Date

$65,000	September 15, 2002 (6 months of signing) (paid)

$90,000	March 16, 2003 (one day following the 1st anniversary of signing)

$175,000	March 16, 2004 (one day following the 2nd anniversary of signing)

$250,000	March 16, 2005 (one day following the 3rd anniversary of signing)

Failure to pay any of the deposits, when due, is an act of default, which if not remedied allows the Santa Rosa Titleholder to terminate the Option to Purchase and Lease Agreement. The deposits are deducted from the purchase price if the option is exercised, and forfeited if the option is not exercised.

Upon exercise of the option, the Santa Rosa Mineral Rights shall be automatically transferred to PeruEx. Only PeruEx can terminate the Option to Purchase and Lease Agreement on notice, given at any time, to the Santa Rosa Titleholder via a public notary, or assign its interest in the Option to Purchase and Lease Agreement.

The consideration for the lease of the Santa Rosa Mineral Rights is $2,000 including VAT.

Finders Fee Agreement

The Santa Rosa property is subject to a finder’s fee agreement dated December 10, 2001 with Warren Rehn and Jorge Perazzo Nicho who brought the area to the attention of PeruEx. Messrs. Rehn and Nicho have received a $10,000 initial payment and are to receive a sum equal to 10% of the direct exploration expenditures on the included properties, subject to a minimum payment by BCMC in any 12-month period of $20,000 regardless of whether any exploration expenditures have been made on the properties. The maximum that the consultant can receive in relation to the Santa Rosa property is $500,000.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The property is situated in the dry, rugged desert of the coastal mountains. Elevations in the region range from near sea level to over 3,000 meters above sea level. On the property itself the range of elevations is from about 1,500 meters to 3,100 meters.

The nearest major centre is the city of Arequipa in southern Peru. From Arequipa, a three-hour drive on the paved Panamerican highway brings one to the town of Ocoña, a local service center for surrounding agricultural and fishing industries. It has electrical and water utilities, and some service industries exist.

Access to Santa Rosa from Ocoña is via a single lane dirt road that leads northward up the valley of the Río Ocoña. In mid-June 2002, the journey from Ocoña to Santa Rosa required a long day to complete, with several hours of driving followed by a seven to eight hour hike.

The Peruvian army may be in the process of extending the driveable road along a route that would pass within about 5 kilometers of Santa Rosa. If this is the case, it would leave somewhere between 5 and 10 kilometers of road to be constructed by the project operators if the project advances to the point of needing it.

The present camp at Santa Rosa consists of huts made of adobe and bamboo, perched on the steep rocky hillside. There is a small spring at the site, where washing and cooking water is obtained. The property owner operates a small mine, with numerous short adits, declines and winzes. He has a small grinding mill, a mercury amalgamation plant and a cyanide leach pad. All of the mining is done by hand with some blasting. Transport of ore is done by men or pack animals.

The concessions cover the steep hillsides beneath which the mineralization is situated. They also cover some coarse alluvial valley fill on which Mr. Ronning believes there is probably adequate room for the construction of such mine facilities as may prove necessary in the future. This would require the acquisition of surface rights, if they are not held by the state.

The valley of the Río Ocoña, on average roughly a kilometer wide, contains native and cultivated vegetation to varying degrees. Once into the surrounding mountains, as at Santa Rosa, water and the vegetation it supports are rare.

Exploration and Development History

The Santa Rosa concessions were issued to their present owner, Felipe Benicio Vera Palomino in 1994 and 1996. There is no readily available information as to any exploration or mining that might have taken place prior to that date. As described in the preceding section, the owner operates a small mine on the property.

Geological Setting

Santa Rosa lies within the Coastal Batholith of Peru. This is a Cretaceous intrusive complex that underlies the westernmost of the main Andean mountain ranges in Peru. The part of the Coastal Batholith in which Santa Rosa is situated is known for gold-bearing quartz vein deposits, some of which are in production as underground mines. Typically they produce 700 to 900 kilograms of gold per year, according to an in-house report prepared for BCMC. Information available on the “Ministerio de Energia y Minas” web site indicates that over the 2001-2002 period production at individual mines fluctuated up or down by as much as 25%.

In the vicinity of Santa Rosa the igneous rocks of the Coastal Batholith intrude Pre-Cambrian basal-complex gneisses. On the property, at least two granitic-textured rock types comprise the Coastal Batholith and intrude the basal gneiss. The contact relationship between the basal gneiss and the younger igneous rocks is a complex combination of faults and intrusive contacts.

The dominant trend of faults and folds within the Andes is northwest. Santa Rosa is situated immediately north of a block fault that trends northeast, oblique to the main Andean structural trend. On the property there are prominent fracture sets trending between 015º and 060º, with southeastward dips of 70º to near vertical. Many of these fracture sets are brittle shears, containing mineralized quartz veins.

Exploration

Exploration work by PeruEx to date has consisted of early stage surface mapping and lithogeochemical sampling. The work has been done by geologists in the employ of BCMC, aided by laborers who are part of the owner’s workforce.

PeruEx has prepared a geological map of the Santa Rosa property, covering approximately 475 hectares. In addition, BCMC’s geologists have collected or supervised the collection of 154 rock samples from the mineralized structures and other sites on the Santa Rosa property. The samples are of two main types, continuous chip samples and grabs composed of a number of chips from one or more outcrops.

The sampling done to date has been of a reconnaissance nature, intended to determine whether the property contains mineralization of a sufficient grade and sufficiently widespread distribution that it merits further exploration. The quality of the sampling and reliability of the results are sufficient for that purpose. As is common at this stage of exploration, formal quality control procedures were not implemented by BCMC.

Interpretation of the results of BCMC’s work is incorporated into the following section called “Mineralization”.

Mineralization

The Santa Rosa property contains gold-bearing quartz veins with associated high silver and lead values and geochemically elevated copper and zinc values. This style of mineralization is consistent with the deposit types known in the region.

The quartz veins follow the fractures in the country rock. The fractures trend generally north-eastward. The fracture systems are up to 1.9 meters wide, containing variable proportions of vein quartz, other vein minerals, and broken country rock. The veins contain minor quantities of iron and other metal-bearing sulphide minerals, as well as native gold. Some of the gold is coarse enough to be visible with a hand magnifier.

To date a main vein, with at least six splays or subparallel veins, have been identified. The main vein has been traced on the surface for a length of 2,500 meters, with a 1,500 meters central zone in which most of the better grades and widths are found. Vein widths are variable in the range 20 to 80 centimeters, with local thickenings to 1.9 meters. Rock sampling has returned gold grades up to 294 grams gold per tonne from a grab sample. Thirty-five of our 154 rock samples contain gold grades of 10 g Au/t or better. Silver grades are of a similar order of magnitude to the gold grades, indicating that gold would be the main commodity of value.

BCMC geologists have identified another type of mineralization on the Santa Rosa property. Four rock samples from an outcrop of diorite (an intrusive rock) contained gold in the range 0.05 g Au/t to 2.18 g Au/t, with copper in the range 0.01% to 0.93%. The outcrop has dimensions of roughly 180 meters by 70 meters.

There is a third type of mineralization on a concession adjacent to the Santa Rosa Property. A “crackle breccia”, a zone of shattered rock, contains geochemically anomalous levels of copper and gold. BCMC is negotiating to acquire an option on the concession on which the crackle breccia is situated.

Sampling and Analysis

Of the 154 rock samples collected by BCMC geologists, many were continuous chips, collected across the true width of the visible mineralized structure. Over the main area of mineralized veins a sample density of approximately one sample per two hectares was achieved. The method for collecting the samples was as follows:

•	A helper or helpers chipped off loose and foreign material from the face to be sampled.

•	A woven plastic tarp was laid out below the line of the sample.

•	Using a hammer, with or without a chisel, a geologist or helper chipped a continuous series of chips from the face, allowing the material to fall on the tarp.

•	The sample was poured from the tarp into a plastic rock sample bag and sealed at the site with a locking plastic tie.

•	Sample numbers were spray painted onto the rock.

In some cases BCMC’s samples were grabs consisting of a discontinuous collection of chips from one or more outcrop.

Given the heterogeneous nature of the mineralized brittle shear, it was not possible to maintain exactly uniform widths and depths of samples. Softer material, or hard material that tends to break off in large chunks, may be over-represented. Chipping may have caused powdery iron oxides, or other fines from outside the sample area, to fall onto the collecting tarp.

At Santa Rosa, as is typical of gold vein deposits (per Mr. Ronning in the Report relating to Santa Rosa), the gold is erratically distributed on the scale of a few centimeters or meters. Coarse, free gold, visible under a hand magnifier, is present at some sites on the Santa Rosa property. This type of gold is difficult to accurately sample, and could be over- or under-represented.

ALS Chemex did all of BCMC’s analyses for the Santa Rosa project. Sample preparation and Gold analyses were done at ALS Chemex’s facility in Lima, Peru.

Rock samples were analyzed for gold using a fire assay preparation, fusing a 30 or 50 gram sub-sample, and an atomic absorption measurement (ALS Chemex method codes Au-AA25 or Au-AA26). Samples in which the gold contents exceeded 100 g Au/t were re-analyzed fusing a 30-gram sub-sample and using a gravimetric measurement (method code Au-GRA21). PeruEx had fourteen selected samples analyzed for gold using a screen fire assay method.

Silver, copper and 32 other elements were determined by dissolving a sub-sample in aqua regia and analyzing using inductively coupled plasma with atomic emission spectroscopy.

The sampling done by BCMC to date has been in the nature of an initial reconnaissance program, designed to give a preliminary indication as to the potential of the property. The analytical, checking and security procedures used by BCMC have been adequate for this purpose. As the project proceeds, and samples are collected that may ultimately be used in a resource calculation, more rigorous procedures will be required.

Security of Samples

BCMC’s geologists, or helpers working under their direct supervision, collected their rock samples in the field, bagged them on site, and sealed them with a locking plastic tie. The samples were transported from the site to the nearest road-head, about a one-day journey, by laborers and/or pack animals. From there a company vehicle transported the samples to the nearest reception site operated by ALS Chemex. From the time of collection to the time of delivery to the laboratory the samples were under the control of employees of BCMC.

Current Exploration and Development

PeruEx is continuing with the exploration of the Santa Rosa Property, doing work of a kind similar to that already completed.

Proposed Exploration and Development Program

Following his review of the Santa Rosa Property, Mr. Ronning recommended that a two-stage exploration program be undertaken; an initial stage of continued surface geological and geochemical surveys, and a second stage of preliminary drill testing. The second stage would take place only if justified by the results of the first stage. The projected costs incorporate all field costs including contractors, company salaries and laboratory charges. They include reasonable costs for office follow-up. General office overhead, costs of maintaining mineral rights, and costs to maintain and exercise option agreements, are not included.

Stage 1 (projected cost $45,000)

1.	Additional geological mapping is warranted, with the following objectives:

•	Further outline the contacts between the various igneous rock units and the basal complex.

•	Map alteration mineral assemblages in a preliminary way, to determine if they can be used as guides to mineralization.

•	Use structural mapping to add to the understanding of vein geometry, including the relationships between veins with different orientations. This could lead to a better definition of drill targets

2.	Additional lithogeochemical sampling, done in conjunction with the geological mapping, can be planned in such a way as to help refine the understanding of ore controls. Ideas for controls on mineralization, suggested by alteration or structural mapping, can be tested with sampling. The additional sampling should also include some repetitive sampling at a few sites, testing and comparing sampling methods in order to determine how best to sample this mineralization.

3.	A limited geostatistical study using the existing and planned sampling results, could help define parameters for the Stage 2 drilling. The objective of the geostatistical study would be to provide guidance as to the spacing, number and orientation of drill holes required in Stage 2, to adequately test the targets. This study could serve to reduce the number of drill holes required in Stage 2.

Stage 1 is expected to commence in late September 2002 and be completed in mid December 2002. The projected cost is about $45,000.

Stage 1 would fall into “Category A” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities”, the applicable regulation in Perú. No permit is required for Category A activities.

Stage 2 (projected cost $515,000)

Stage 2 is to be undertaken if the work done in Stage 1 continues to indicate that there is potential to develop a mineable resource on the Santa Rosa property. Stage 2 is intended to consist of a limited drilling program whose objective would be to confirm that the mineralization extends vertically and laterally beyond the surface showings and shallow underground workings.

BCMC made a preliminary suggestion for eight drill holes from five sites, spaced over approximately 1,100 meters of vein strike length. Assuming drill hole depths averaging 300 meters, this would amount to about 2,400 meters. While emphasizing that the actual amount of drilling planned for Stage 2 would depend on the results of Stage 1, an estimate of 2,500 meters is reasonable.

The drilling is expected to commence in early January 2003 and be completed in early March 2003.

The projected cost of $515,000 is very high for drilling, and is based on worst-case assumptions about logistics. For example, it is based on the assumption that a helicopter would be required to move the drill and drill crews, and to help supply the drill with water. Opportunities exist to reduce this cost, but it is prudent to err on the high side in early cost projections.

The drilling would fall into “Category B” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities”, the applicable regulation in Perú. Unless some problem is identified, Category B activities are automatically approved 20 days after the governing authority receives the application. We must therefore apply for a permit no later than 20 days prior to the start of drilling.

If the drilling of Stage 2 successfully shows that the mineralization extends laterally and to depth, our staff would design a third stage exploration program. The purpose of the third stage would be to outline a resource. The details of such a third stage program cannot be predicted at present.

Notes Respecting the Proposed Exploration Program

•	The date projected for the start of the program will depend to a considerable degree on business matters, including the timing of the completion of the transactions described in this information circular.

•	We will release results of the exploration program on a timely basis, as the results are received but allowing time for prudent checking and verification.

•	By its nature, the information produced by an exploration program causes changes in the program itself. Our professional exploration staff will probably find it necessary to make changes in the later stages of the recommended program, in light of the results of earlier stages.

Please refer to the below Figure 2 — Santa Rosa Project; Geological and Property Map and Figure 3 — Santa Rosa Project, Sample Results.

FIGURE 2

73°09'00"W
73°06'00"W
73°03'00"W
15°33'00"S
15°36'00"S
15°39'00"S
15°42'00"S
15°45'00"S
Sta Rosa
Chilihuay
SR Concessions
Faults
Qr-al (alluvium)
recent volcanics
Qp-vbss (u Barroso volc.)
TQp-vbsi (l Barroso volc.)
Ts-vse (pliocene Sencca volc.)
Tm-hu (Miocene Huaylillas volc.)
Ti-cv (Eocene Caraveli volc.)
Ks-gd-ti (Tiabaya Superunit)
Ks-gd/to-in (Incahuasi SU)
Ks di-in (Incahuasi Superunit)
Pc-gn (basal complex gneiss)
Santa Rosa Area
Regional Geology
prepared by PAR
July 2002
Figure 2

FIGURE 3

Option area continues 3048 meters north
Crackle Structure
OUTLINE OF MINING CLAIM UNDER OPTION BY BCMC
Santa Rosa II 96 de Ispacas
Santa Rosa 94 de Ispacas
Santa Rosa III 96 de Ispacas
MAIN VEIN
CAMP
N
701,000
702,000
703,000
8'271,000
8'270,000
8'269,000
UTM GRID BASED ON PSAD56
PROPERTY OUTLINE
INDEX MAP
UTM grid Km
LEGEND
Q Soil Cover
Kt Andesite Diorite
Kt Intrusive Breccia
Kt? Tonalite
Pe? Gneiss
Fault
Quartz - gold vein
Cross Section
Crackle Breccia
Trail
Trench
BCMC Sample Site with number
PAR Sample Site with number (independent samples)
Proposed Diamond Drill Hole
Contour line (50m interval)
Original drawing by Bear Creek Mining Company. Reviewed and modified by P.A. Ronning
0 100 200 300 400 500m
BEAR CREEK MINING COMPANY PERU
SANTA ROSA PROJECT GEOLOGICAL & PROPERTY MAP
SCALE: 1/15,000
JUNE 2002
Figure 3

Lomo de Camello Property

Property Description and Location

The project that is loosely referred to as Lomo de Camello is a regional scale effort that encompasses two blocks of concessions distributed over 28 kilometers of a northwest-southeast regional geological trend. The concessions are located in the Districts of Ocaña, Nazca and El Ingenio, Provinces of Lucanas and Nazca, Departments of Ayacucho and Ica, Republic of Perú. The approximate geographic coordinates of the centre of the largest block of contiguous concessions are Latitude 14º29’47” south, Longitude 74º59’52” west.

The two blocks of concessions cover, in total, 2,935.0253 hectares. Elevations on the properties range between 1,000 and 2,000 meters.

The concessions are listed in the following table:

Registration
Number				Area in	Vertices*
(Codígo)	Year Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

Paraiso Property (part of Lomo de Camello)

010243999	2000	Carola JCE	Julio Cesar Huerta Depaz	200	502000 502000 500000 500000	8397000 8396000 8396000 8397000

010015701	2001	Paraiso Minero IX	Julio Cesar Huerta Depaz	100	501000 501000 500000 500000	8398000 8397000 8397000 8398000

010021001	2001	Paraiso Minero X	Julio Cesar Huerta Depaz	100	501000 502000 502000 501000	8398000 8398000 8397000 8397000

010034401	2001	Paraiso Minero XII	Julio Cesar Huerta Depaz	300	504000 504000 503000 503000 502000 502000	8396000 8394000 8394000 8395000 8395000 8396000

Yuri Property (part of Lomo de Camello)

10011653X01	1989	Yuri I-2000	Yuri I de Ica SMRL (company name)	995.3478	499948 500907.85 497214.42 497029.51 497050.35 496284.29 496262.13 496254.56	8399919.69 8397611.29 8396075.53 8296520.22 8396528.87 8398374.92 8398365.73 8398383.93

Pechereque 10 Concession: Palmar Property

010071702	2002	Pechereque 10	Felix Faustino Elias Farfan	200	509000 511000 511000 509000	8388000 8388000 8387000 8387000

Oso Concessions: Palmar Property

010083702	2002	Oso 15	BCMC	100	511000 511000 510000 510000	8387000 8386000 8386000 8387000

Registration
Number				Area in	Vertices*
(Codígo)	Year Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

010096702	2002	Oso 17	BCMC	939.6775	513182.45 510576.08 509232.43 509546.63 509216.82 511611.61	8386434.19 8382495.39 8383384.50 8383831.84 8384063.49 8387682.55

Notes:	The vertices describe the corners of the concession, thus defining its location. The geographic coordinates of the vertices are given using the Universal Transverse Mercator Grid, zone 18 L, with reference to the Provisional South American Datum of 1956.

The agreement between BCMC and the Yuri owners is covered by a letter of intent. A final agreement is delayed while the owners settle certain issues amongst themselves and with a company that once operated a small mine on the Yuri property. While BCMC expects to be able to complete the final agreement in due course, no significant exploration expenditures are planned for the Yuri I-2000 concession at present, pending completion of the agreement.

The concessions, issued by the national government, give the concession owner the rights to explore for and exploit minerals, subject to the owner obtaining such other permits as may be required, including an environmental permit. PeruEx has the right to acquire the concessions from the owners under the terms of three option agreements, described in following sections.

PeruEx does not at present have any agreements with respect to the surface rights and it will not be necessary to enter into any such agreement in respect of the surface disturbance that may be caused by the proposed Stage 1 and Stage 2 exploration programs on the Lomo de Camello properties.

There are no known environmental liabilities associated with the properties that comprise the Lomo de Camello Project. It is the responsibility of the various owners to ensure that their mining operations comply with environmental regulations. PeruEx is responsible for the environmental compliance of its own exploration and development activities.

Acquisition Agreements

Carola/Paraiso Mineral Rights Agreement

Pursuant to an Option to Purchase and Lease Agreement dated January 17th, 2002, Julio Cesar Huerta Depaz (the “Carola/Paraiso Titleholder”) granted an option to PeruEx to acquire up to 100% of Carola JCE, code 01-2439-99 Paraiso Minero IX, code 01-00157-01, Paraiso Minero X, code 01-00210-01, Paraiso Minero XII, code 01-00344-01 (collectively, the “Carola/Paraiso Mineral Rights”) within a maximum 36-month term commencing January 17, 2002 and leased the Carola/Paraiso Mineral Rights to PeruEx, for exploration purposes, for the same 36-month term.

The purchase price for the acquisition of the Carola/Paraiso Mineral Rights is $610,000. PeruEx is required to pay staged deposits to the Carola/Paraiso Titleholder of an aggregate of $369,000 over a period of three years commencing January 17, 2002 as follows:

Amount	Date

$29,000	January 17, 2002 (on signing) (paid)

$40,000	July 18, 2002 (one day following the first 6 months of signing) (paid)

$100,000	January 18, 2003 (one day following the 1st anniversary of signing)

$200,000	January 18, 2004 (one day following the 2nd anniversary of signing)

Failure to pay any of the deposits when due is an act of default, which if not remedied allows the Carola/Paraiso Titleholder to terminate the Option to Purchase and Lease Agreement. The deposits are deducted from the purchase price if the option is exercised, and forfeited if the option is not exercised.

Upon exercise of the option, the Carola/Paraiso Mineral Rights shall be automatically transferred to PeruEx. Only PeruEx can terminate the Option to Purchase and Lease Agreement on notice, given at any time, to the Carola/Paraiso Titleholder via a public notary, or assign its interest in the Option Agreement.

The consideration for the lease of the Carola/Paraiso Mineral Rights is $1,000, including VAT. It is a condition precedent to the Lease Agreement that either David Volkert, Cesar Rios Caldas or Wilberto Vasquez Estrada complete a report containing the geological mapping of one or more mining concessions that comprise the Carola/Paraiso Mineral Rights. This requirement has been satisfied.

Pechereque Mineral Rights Agreement

Pursuant to an Option to Purchase and Lease Agreement dated June 3, 2002, amended on August 21, 2002, Felix Faustino Elias Farfan and Raquel Amalia Vera Torres (collectively, the “Pechereque Titleholder”) granted an option to BCSP to acquire up to 100% of Pechereque 10, code 01-00717-02 (the “Pechereque Mineral Rights”) within a maximum 36-month term commencing June 3, 2002 and leased the Pechereque Mineral Rights to BCSP, for exploration purposes, for the same 36-month term.

The purchase price for the acquisition of the Pechereque Mineral Rights is $250,000. BCSP is required to pay staged deposits to the Pechereque Titleholder of an aggregate of up to $150,000 over a period of two years commencing December 4, 2002 as follows:

Amount	Date

$30,000	December 3, 2002 (6 months)

$45,000	December 4, 2003 (one day following the 1st anniversary)

$75,000	December 4, 2004 (one day following the 2nd anniversary)

Failure to pay any of the deposits when due is an act of default, which if not remedied allows the Pechereque Titleholder to terminate the Option to Purchase and Lease Agreement. The deposits are deducted from the purchase price if the option is exercised, and forfeited if the option is not exercised.

Subject to the approval of PeruEx’s exploration project, pursuant to Peruvian environmental regulations, PeruEx is required to make work expenditures in relation to the Pechereque Mineral Rights as follows:

Expenditures	Due Date

US 60,000	during the first year following the date PeruEx enters into agreements with owners of surface lands located within or outside the external boundaries of the Pechereque Mineral Rights that may be deemed necessary by PeruEx to obtain access to the Pechereque Mineral Rights for the performance of the exploration works (the “Pechereque Surface Rights Agreements”);

$100,000	during the second year commencing June 4, 2003, provided that PeruEx has executed the Pechereque Surface Rights Agreements; and

$150,000	during the third year calculated commencing June 4, 2004, provided that PeruEx has executed the Pechereque Surface Rights Agreements.

Upon exercise of the option, the Pechereque Mineral Rights shall be automatically transferred to PeruEx. Only PeruEx can terminate the Option to Purchase and Lease Agreement on notice, given at any time, to the Pechereque Titleholder via a public notary, or assign its interest in the Option to Purchase and Lease Agreement.

Consideration for the lease of the Pechereque Mineral Rights is $4,500, including GST. The approval of the title to the Pechereque 10 mining concession, granted by the National Institute of Mining Concessions and Cadaster, is a condition precedent to the Option to Purchase and Lease Agreement.

Yuri Mineral Rights Agreement

Pursuant to a letter agreement dated December 17, 2001 among José Manuel Garayar Guevara, Lucio Antonio Hernandez Mantoya, Lucila A. Bendezú Ochoa on behalf of Delia Bendezú Ochoa and PeruEx, the parties agreed to enter into an option agreement whereby PeruEx will purchase 100% of the Yuri I and Yuri I-2000 mineral concessions for $800,000 payable as follows:

Amount	Date

$80,000	on the six month anniversary of the formal option agreement

$100,000	on the first anniversary of the formal option agreement

$200,000	on the second anniversary of the formal option agreement

$420,000	on the third anniversary of the formal option agreement

The concession holders are entitled to 100% of minerals extracted during the six-month period between the signing of a formal option agreement and the first payment referred to above.

Finders Fee Agreement

Certain of the properties that comprise the Lomo de Camello property are subject to a finder’s fee agreement dated November 8, 2001 with Warren Rehn and Jorge Perazzo Nicho who brought the area to the attention of PeruEx. Messrs. Rehn and Nicho have received a $10,000 initial payment and are to receive a sum equal to 10% of the direct exploration expenditures on the included properties, subject to a minimum payment by PeruEx in any 12-month period of $20,000 regardless of whether any exploration expenditures have been made. The maximum that the consultant can receive with respect to the Lomo de Camello property is $500,000.

Oso 15 and 17 forming the Palmar Property were acquired by PeruEx through staking.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The properties that comprise the Lomo de Camello Project are situated in the dry, rugged desert of the Coastal Mountains. It is a terrain with a range of elevations from near sea level to over 3,000 meters above sea level. On the main Lomo de Camello properties the range of elevations is from about 1,300 meters to 2,000 meters.

Some of the river valleys in the region, such as the Quebrada Ingenio that crosses the Oso concessions, contain native and cultivated vegetation to varying degrees. Once into the surrounding mountains, as at Yuri and Paraiso, water and the vegetation it supports are rare.

The Lomo de Camello Project is located approximately 300 kilometers southeast of Lima. Via the Pan American highway, one travels about 400 kilometers south from Lima. From a turn-off to the northeast off the Pan American highway, about 10 kilometers of paved road leads to El Ingenio. From there, 30 to 35 kilometers (depending on the specific destination) of unimproved dirt roads leads to the Lomo de Camello Property. Existing exploration and mine roads on Lomo de Camello, useable by four-wheel drive vehicles, provide reasonably good access to most parts of the concessions.

Following a separate dirt road for about 18 kilometers leads from El Ingenio along the agricultural corridor of the Quebrada Ingenio to the Palmar Property. No exploration or mining roads exist on this property.

The nearest medium sized town is Nazca, about 20 kilometers southeast of the turnoff from the Pan American Highway that leads to El Ingenio.

Two mine camps, at Yuri and Carola, may provide primitive accommodation for small crews during the early stages of the exploration of Lomo de Camello. The property owners and the informal miners have their own equipment on site, but little or none of it would be useful to us.

Water is lacking on the Lomo de Camello Property. A creek crosses the Oso concession at Palmar. At all of the properties that comprise the project, Peter Ronning believes there is ample terrain available for mine facilities. At present, PeruEx does not have any agreements that cover surface rights. In the case of the concessions at Palmar, some of the terrain suitable for mine facilities is used for agriculture.

Exploration and Development History

Informal miners have produced gold for more than 40 years from a 120 kilometer-long belt in which the Lomo de Camello project is situated. Most of the production has come from veins within intrusive rocks of the Coastal Batholith. The Lomo de Camello veins, most of which are in sedimentary inliers in the batholith, are relatively recent discoveries.

PeruEx estimates that Lomo de Camello has produced about 900 kilograms (30,000 ounces) of gold, mainly from short tunnels and shallow surface pits. It is reported that about 780 kilograms (25,000 ounces) of gold were produced during 1997 — 1998 from the Yuri Mine. It was operated by a joint venture formed between a Venezuelan company and the Yuri concession owners.

The owner of the Paraiso Concessions operates a small mine on the property. Most of the work is by hand. As of June 2002, Mr. Ronning estimates, the total amount of underground workings was in the order of 170 meters. Production records are not available.

Beginning in February 2001, up to an estimated 1,200 informal miners extracted as much as 150 kilograms (5,000 ounces) of gold from a largely covered, two-kilometer long section of the Lomo de Camello vein. Their production is from shallow pits and shafts up to 80 meters deep. The mining is by hand, with some blasting. Their product is shipped by truck to custom mills near Nazca.

BCMC geologists mapped and sampled in the Lomo de Camello district from December 2001 through February 2002. No drilling is known to have been done in the district.

Geological Setting

The Lomo de Camello project area lies in the western foothills of the Andes, within the Coastal Batholith, the Cretaceous intrusive complex that underlies the western range of the Andes. In the vicinity of the project, the igneous rocks of the Coastal Batholith intrude lower Cretaceous sediments consisting of fine-grained clastic rocks such as mudstone and siltstone.

The deformation event that most influenced the present geological structure of the area was the upper Cretaceous Peruvian deformation, expressed by faults and folds with a dominantly northwest-southeast trend.

BCMC’s work has shown that the Lomo de Camello Property is underlain by an inlier of Cretaceous sediments, within granodiorite of the Coastal Batholith. The work done to date is insufficient to have definitively mapped the contacts between the sediments and the granodiorite, but they appear to be relatively steep. Further work may show that the relationship between the Yura sediments and the granodiorite is complex, with both fault-bounded and intrusive contacts varying from steep to gently dipping.

The sedimentary rocks at the Lomo de Camello Property consist of shale, siltstone and dirty quartzite. The sedimentary stratigraphy and facies have not been mapped in detail.

The intrusives of the Coastal Batholith are, in general, granodiorite, but vary considerably in the details of their composition and textures. As in the case of the sediments, the mapping of the intrusive units has been cursory, not distinguishing amongst facies.

Dacite porphyry plugs are found intruding the sediments near the eastern edge of the Yuri claims. They are strongly silicified in places and are inferred by BCMC geologists to be genetically related to the gold-bearing veins.

Towards the southeast part of the property, an andesite porphyry intrudes the sediments. It disrupts the main vein, indicating that it is probably younger than the mineralization.

There has been little study of the structural geology on the Lomo de Camello Property. A published regional geological map shows a regional scale, pre-batholith fault trending almost north-south, cutting the sediments in the central part of the Yuri claim. BCMC geologists identified a broad, northwest-southeast trending open fold in the sediments on the western side of the Yuri claim.

Exploration

Geologists employed by BCMC have prepared a preliminary geological map of the Lomo de Camello Property, covering approximately 1,500 hectares. They also mapped the underground workings at the small mine operated by the owner of the Paraiso concessions.

BCMC staff has collected 142 rock samples from the mineralized structures and other sites on the Lomo de Camello property. The samples are of two main types, continuous chip samples and grabs composed of a number of chips from one or more outcrops. The lithogeochemical database also includes 34 rock samples provided by other parties.

The sampling done to date has been of a reconnaissance nature, intended to determine whether the property contains mineralization of a sufficient grade and sufficiently widespread distribution that it merits further exploration. The quality of the sampling and reliability of the results are sufficient for that purpose. As is common at this stage of exploration, formal quality control procedures were not implemented by PeruEx.

Interpretation of the results of PeruEx’s work is incorporated into the following section, “Mineralization”.

Mineralization

The principal mineral deposit known at present on the project is The Lomo de Camello vein. It has a strike length of six kilometers, approximately 5.2 kilometers being on the Paraiso and Yuri properties. Over much of the strike length it is covered by a thin layer of loose surface material. It was prospecting by informal miners, beginning in 2001, exposing the main vein in their shallow workings that revealed the strike length. Their workings have also incompletely revealed vein splits, splays and parallel veins, but considerable exploration work will be required to determine how many veins exist and their true widths.

The Lomo de Camello “vein” is a mineralized brittle shear zone that is situated mainly within the Yura sediments. The mechanical characteristics of the sediments apparently allowed them to fracture in such a way as to permit the formation of a vein with good continuity and width. The shear zone contains a quartz vein or veins, and sheared, altered shale, siltstone or quartzite. The veins contain pyrite, arsenopyrite and stibnite.

Work by BCMC has led to the preliminary conclusion that, of the known 6 kilometer vein length, about 4 kilometers, 2.2 on the Yuri property and 1.8 on the Paraiso property, have the best continuity, width, and grades. The considerable relief on the property has made it possible to determine that mineralization in the main structure is present over a vertical interval of at least 500 meters. Individual veins range from 0.3 to 3 meters in width. Sulphides and gold are apparently confined to the vein and its host structure, with little or no mineralization in the wall rocks. Much of the material mined by the informal miners is oxidized. The depth of oxidation varies from a few meters to at least 70. Free gold is common. Rock sampling has returned gold grades up to 53.5 grams gold per tonne. Of 124 rock samples collected by BCMC from the Lomo de Camello vein, 34 contained gold values of 10 g Au/t or greater.

In addition to the Lomo de Camello vein, the Lomo de Camello Property contains at least two other settings that are prospective for a gold deposit. The project also includes the recently acquired Pechereque 10 and Oso concessions at the Palmar Property that are not contiguous with the Lomo de Camello Property. Palmar is a very early stage prospect that has been visited only briefly by BCMC geologists, but a steeply dipping gold vein not unlike the Lomo de Camello vein has already been identified. Two samples from it contained 2.59 g Au/t over 1.6 meters and 105 g Au/t over 1 meter.

Sampling and Analysis

Of the 142 rock samples collected by BCMC geologists, many were continuous chips, collected across the true width of the visible mineralized structure. The method for collecting these was as follows:

•	A helper or helpers chipped off loose and foreign material from the face to be sampled.

•	Using a hammer, with or without a chisel, a geologist or helper chipped a continuous series of chips from the face, catching the chips in one hand and placing them in a conventional plastic sample bag.

In some cases BCMC’s samples were grabs consisting of a discontinuous collection of chips from one or more outcrop.

Given the heterogeneous nature of the mineralized brittle shear, it was not possible to maintain exactly uniform widths and depths of samples. Softer material, or hard material that tends to break off in large chunks, may be over-represented. Chipping may have caused powdery iron oxides, or other fines from outside the sample area, to fall onto the sample.

At Lomo de Camello, as is typical of gold vein deposits (per Mr. Ronning in the Report relating to Lomo de Camello) the gold is erratically distributed on the scale of a few centimeters or meters. Gold distributed in this way is difficult to accurately sample, and could be over- or under-represented.

Rock samples were analyzed for gold using a fire assay preparation, fusing a 30 or 50 gram sub-sample, and an atomic absorption measurement (ALS Chemex method codes Au-AA25 or Au-AA26). Samples in which the gold contents exceeded 100 g Au/t were re-analyzed fusing a 30 gram sub-sample and using a gravimetric measurement (method code Au-GRA21).

Silver, copper and 32 other elements were determined by dissolving a sub-sample in aqua regia and analyzing using inductively coupled plasma with atomic emission spectroscopy.

The sampling done by BCMC to date has been in the nature of an initial reconnaissance program, designed to give a preliminary indication as to the potential of the property. The analytical, checking and security procedures used by BCMC have been adequate for this purpose. As the project proceeds, and samples are collected that may ultimately be used in a resource calculation, more rigorous procedures will be required.

Security of Samples

BCMC’s geologists, or helpers working under their direct supervision, collected their rock samples in the field, bagged them on site, and sealed them with a locking plastic tie. A company vehicle transported the samples to the nearest reception site operated by ALS Chemex. From the time of collection to the time of delivery to the laboratory the samples were under the control of employees of BCMC.

Mineral Process Testing

Gold contained in the oxidized near surface portion of the veins is expected to be readily recoverable by conventional mineral processing techniques. Nevertheless, some test work should be done early in the exploration process.

Gold contained in sulphide mineralization is the principal extraction issue. PeruEx contracted Dawson Metallurgical Laboratories of Salt Lake City, USA, to test a 35 kilogram sample of sulphide-bearing material from the small mine operated by the owner of the Paraiso Concessions. The main conclusions were:

•	most of the gold is associated with arsenopyrite, an iron-arsenic-sulphur bearing mineral.

•	less than 5% of the gold is free milling (liberated from its host rock by conventional grinding), and no coarse gold was observed.

•	direct cyanidation (dissolution of the gold using cyanide) extracted only 34% of the gold.

•	bulk sulphide flotation (a process that takes advantage of the differing physiochemical properties of different minerals to “float” the desirable minerals on the surface of a fluid) recovered 69% of the gold, 72% of the arsenic and 84% of the sulphur. The concentrate produced by flotation assayed 250 g Au/t, 29% arsenic and 18% sulphur.

•	cyanidation of the flotation tailings (the material remaining after the flotation process) extracted 56% of the gold contained in the tailings. Overall gold recovery by the combination of flotation and cyanidation was 86%.

The aforementioned discussion is based upon one sample collected by BCMC from the Lomo de Camello vein within the Corola tunnel located on the Paraiso property. The metallurgical testing from this one sample indicates a low gold recovery using cyanidation. However, sulphide ores from the Paraiso and Yuri properties, including sulphide ores from the Corola tunnel, are continuously being shipped to nearby custom mills that utilize cyanide leaching and report much higher recoveries. BCMC has subsequently examined, and obtained copies of, custom mill receipts documenting recoveries of 75% to 85% gold using cyanide leach techniques on sulphide bearing ores from the Lomo de Camello properties. Similar recoveries are documented on gold-bearing sulphide ores currently being shipped from adjacent districts containing high-grade gold mineralization in similar geologic settings to Lomo de Camello. Therefore, the conclusions drawn from one sample collected for mineral process testing from within the Lomo de Camello properties should be viewed cautiously until such time as additional testing is completed as recommended in Mr. Ronning’s Stage 2 program, see “Proposed Exploration and Development Program” below.

Current Exploration and Development

PeruEx is continuing with the exploration of the Lomo de Camello Property, doing work of a kind similar to that already completed.

Proposed Exploration and Development Program

Following his review of the Lomo de Camello Project, Peter Ronning recommended that a two-stage exploration program be undertaken; an initial stage of continued surface geological and geochemical surveys, and a second stage of preliminary drill testing. The second stage would take place only if justified by the results of the first stage. The projected costs incorporate all field costs including contractors, company salaries and laboratory charges. They include reasonable costs for office follow-up. General office overhead, costs of maintaining mineral rights, and costs to maintain and exercise option agreements, are not included.

Stage 1 (Projected cost $53,000)

Stage 1 at Lomo de Camello is proposed to consist of additional geological and geochemical surface work, concentrated largely on the Paraiso property. Significant expenditures on the Yuri property will be avoided until such time as the Yuri agreement is finalized. Minor work may take place on the Yuri property, but only to the extent that it furthers the understanding of and benefits the adjacent Paraiso property.

1.	Additional geological mapping is warranted at Lomo de Camello, with the following objectives:

•	Further outline the contacts between the igneous rock units and inliers or roof pendants of sediments. Gain a better understanding of the influence the igneous — sedimentary contact has on the geometry of veins and mineralization.

•	Map alteration mineral assemblages in a preliminary way, to determine if they can be used as guides to mineralization.

•	Use structural mapping to add to the understanding of vein geometry, including the relationships between veins with different orientations and the relationships between veins and lithologic contacts. This could lead to a better definition of drill targets.

2.	Additional lithogeochemical sampling, done in conjunction with the geological mapping, can be planned in such a way as to help refine the understanding of ore controls. Ideas for controls on mineralization, suggested by alteration or structural mapping, can be tested with sampling. The additional sampling should also include some repetitive sampling at a few sites, testing and comparing sampling methods in order to determine how best to sample this mineralization and improve the repeatability of sample results.

3.	A limited geostatistical study using the existing and planned sampling results, could help define parameters for the phase 2 drilling. The objective of the geostatistical study would be to provide guidance as to the spacing, number and orientation of drill holes required in Stage 2, to adequately test the targets. This study could serve to reduce the number of drill holes required in Stage 2.

Stage 1 is expected commence in mid September 2002 and be completed in late November 2002. The projected cost is about $53,000.

Stage 1 would fall into “Category A” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities”, the applicable regulation in Perú. No permit is required for Category A activities.

Stage 2 (projected cost $326,000)

Stage 2 at Lomo de Camello is to be undertaken if the work done in Stage 1 continues to indicate that there is potential to develop a mineable resource on the Lomo de Camello Property. Stage 2 is intended to consist of a limited drilling program, possibly combined with some underground exploration, whose objective would be to confirm that the mineralization extends vertically and laterally beyond the surface showings and shallow underground workings. Stage 2 also includes some mineral processing test work. The total projected cost for Stage 2 is about $326,000. We expect to have the Yuri agreement finalized by the time any Stage 2 work is contemplated. Nevertheless, it would be premature to propose and to budget for any Stage 2 work on the Yuri property at the present time. The proposals that follow relate to the Paraiso property.

a) Core Drilling (projected cost $171,000)

1,200 meters of core drilling in approximately six holes are proposed. The details of drill hole locations will depend on the results of work done in Stage 1.

The core drilling is expected to cost about $171,000. It commenced in early November 2002 and be completed in mid December 2002.

b) Underground Exploration (projected cost $103,000)

In quartz vein deposits such as Lomo de Camello it is commonly difficult to obtain repeatable results from relatively small surface samples. Similar problems may arise with samples from drill holes. BCMC anticipated this possibility with a recommendation that the initial drilling program be combined with about 500 meters of underground exploration, which would permit some bulk sampling. Mr. Ronning concurs with this recommendation.

The decision as to the best location for the Stage 2 underground exploration should be made based on an understanding of controls on mineralization gained during Stage 1 and the Stage 2 drilling. A specific site for underground exploration is not proposed at this time.

The underground exploration is expected to cost about $103,000. It would commence in mid February 2003 and be completed in mid May 2003.

c) Mineral Processing Test Work (projected cost $53,000)

The mineral processing test work done to date has shown that, while it will probably be possible to recover 86% or more of the gold in the Lomo de Camello sulphide mineralization, more work is required in order to determine the best combination of processes. Concerning the oxide mineralization, it has been assumed that satisfactory gold recovery can be obtained from it. This is probably the case, but a preliminary test is warranted.

The mineral processing test work should be done in consultation with a professional metallurgist. It is expected to be undertaken starting in late April 2003 and be completed in mid June 2003. The projected cost is about $53,000.

If the exploration in Stage 2 successfully shows that the mineralization at Lomo de Camello has the potential to become a resource, our staff would design a third stage exploration program. The purpose of the third stage would be to outline a resource. The details of such a third stage program cannot be predicted at present.

Notes Respecting the Proposed Exploration Program

•	The date projected for the start of the program will depend to a considerable degree on business matters, including the timing of the completion of the transactions described in this information circular.

•	We will release results of the exploration program on a timely basis, as the results are received but allowing time for prudent checking and verification.

•	By its nature, the information produced by an exploration program causes changes in the program itself. Our professional exploration staff will probably find it necessary to make changes in the later stages of the recommended program, in light of the results of earlier stages.

Please refer to the below Figure 4 — Lomo de Camello; Geology and Land Map, Figure 5 — Lomo de Camello; Vein Trace and Surface Gold Values and Figure 6 — Palmar; Concession Map.

FIGURE 4

BEAR CREEK MINING COMPANY
Peru
Lomo de Camello Gold Project
Geology and Land Map
Figure 4
June 2002
Veta Lomo de Camello Vein Zone
YURI I 2000 CLAIM
PARAISO CLAIMS
Garganto
Huaqueria
Yuri Mine
Veta Centenera
Yuri Camp
Paraiso
Corola tunnel
Zapallal
Axis of Regional Anticline
Pan American Highway 50 Kms
1200
1400
Legend
Sample locations
QUARTZ GOLD VEINS WITH DIP
CLAIMS
Recommended diamond drill hole
Contours
Road
ANDESITE INTRUSIVE (Tertiary)
DACITE PORPHYRY (Tertiary)
GRANODIORITE (Cretaceous)
SHALE QUARTZ (Jurassic)
FIG 4
UTM GRID BASED ON PSAD56

FIGURE 5

FIGURE 6

508000
509000
510000
511000
512000
513000
514000
UTM East, meters (PSAD 56)
8389000
8388000
8387000
8386000
8385000
8384000
8383000
8382000
UTM North, meters (PSAD 56)
Pechereque 10
Oso 17
Oso 15
N
Scale in Meters
0 500 1000 1500 2000
plotting scale 1:40,000
Bear Creek Mining Company
Palmar Property
Palmar Concessions
Drawn by: PAR
Project: 56
Drawing: 56-6
Date: July 2001
Report: 56-2
Revision: 1
New Caledonian Geological Consulting
Figure 2

Estrella Property

Property Description and Location

The Estrella Property is located in the Districts of Paucará, Andabamba, and Acoria, Provinces of Acobamba and Huancavelica, Department of Huancavelica in the Republic of Perú. The approximate geographic coordinates of the centre of the property are Latitude 12º38’ South, Longitude 074º43’ West. The property consists of 3 concessions, whose nominal area totals 1,300 hectares. Due to an overlap amongst the concessions, the effective area of the property is 1,200 hectares. The concessions are listed in the table that follows:

					Vertices
Registration					(UTM PSAD 56)
Number				Area in
(Codígo)	Year Approved	Name	Owner	Hectares	East	North

06008353X01	1994	Cinco Hermanos	Jannette Vergara Herrera	100	530770.23 530699.85 530200.15 530270.53	8603739.96 8601741.2 8601758.8 8603757.56

010204399	1999	Jaime 1	Jaime Oswaldo Vergara León	600	532000 532000 529000 529000	8603000 8601000 8601000 8603000

010204499	2000	Julia 1	Carmen Julia Galdo Herrera de Vergara	600	532000 532000 529000 529000	8605000 8603000 8603000 8605000

Notes:	The vertices describe the corners of the concession, thus defining its location. The geographic coordinates of the vertices are given using the Universal Transverse Mercator Grid, zone 18 L, with reference to the Provisional South American Datum of 1956.

The Cinco Hermanos concession lies entirely within the perimeter defined by the Jaime 1 and Julia 1 concessions. Thus, the area covered by the property is 1,200 hectares, not 1,300 hectares.

The concessions, issued by the national government, give the concession owner the rights to explore for and exploit minerals, subject to the owner obtaining such other permits as may be required, including an environmental permit. PeruEx has the right to acquire the concessions from the owner under the terms of an option agreement.

PeruEx has signed and notarized agreements covering surface rights, with the 3 communities whose lands cover the areas of known mineral potential at Estrella. These agreements allow PeruEx to proceed with exploration, and give PeruEx the right to purchase the surface rights at any time for an amount equal to four times the value assessed by the Ministry of Agriculture at the time of purchase.

There are no known environmental liabilities associated with Estrella Property. It is the responsibility of the owners to ensure that their exploration operations comply with environmental regulations. PeruEx is responsible for the environmental compliance of its own exploration and development activities.

Acquisition Agreement

Pursuant to an Option to Purchase and Lease Agreement signed on July 22, 2002, Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara (collectively, the “Estrella Titleholder”) granted an option to PeruEx to acquire up to 100% of Cinco Hermanos, code 8353, Jaime 1, code 01-02043-99, Julia, code

01-02044-99 (collectively, the “Estrella Mineral Rights”) within a maximum 48-month term commencing July 22, 2002 and leased the Estrella Mineral Rights to PeruEx, for exploration purposes, for the same 48-month term.

The purchase price for the acquisition of the Estrella Mineral Rights is $3,000,000. BCSP is required to pay staged deposits to the Estrella Titleholder of an aggregate of up to $750,000 over a period of three years commencing July 22, 2002 as follows:

Amount	Date
$25,000	July 22, 2002 (on signing) (paid)

$50,000	January 23, 2003 (one day following 6 months of signing)

$75,000	July 23, 2003 (one day following the 1st anniversary of signing)

$250,000	July 23, 2004 (one day following the 2nd anniversary of signing)

$350,000	July 23, 2005 (one day following the 3rd anniversary of signing)

Failure to pay any of the deposits when due is an act of default, which if not remedied allows the Estrella Titleholder to terminate the Option to Purchase and Lease Agreement. The deposits are deducted from the purchase price if the option is exercised, and forfeited if the option is not exercised.

Subject to the approval of PeruEx exploration project, pursuant to Peruvian environmental regulations, PeruEx is required to make work expenditures in relation to the Estrella Mineral Rights as follows:

Expenditures	Due Date
$50,000	during the first six-months following August 22, 2002, when BCSP entered into agreements with owners of surface lands located within or outside the external boundaries of the Estrella Mineral Rights (the “Estrella Surface Rights Agreements”) subject to obtaining a category B environmental permit from the DGAA. These expenditures include a minimum drilling commitment of 200 meters;

$150,000	during the second half of the first year following signing of the Estrella Surface Rights Agreements calculated commencing February 22, 2003;

$200,000	during the second year following the 1st anniversary of the Estrella Surface Rights Agreements calculated commencing August 22, 2003;

$250,000	during the third year following the 2nd anniversary of the Estrella Surface Rights Agreements calculated commencing August 22, 2004; and

$350,000	during the fourth year calculated commencing August 22, 2005.

Upon exercise of the option, the Estrella Mineral Rights shall be automatically transferred to PeruEx. Only PeruEx can terminate the Option to Purchase and Lease Agreement on a 30-day notice, given at any time, to the Estrella Titleholder via a public notary, or assign its interest in the Option to Purchase and Lease Agreement. If PeruEx terminates the Option to Purchase and Lease Agreement within the first twelve months, PeruEx is required to pay to the Estrella Titleholder $5,000 for each full month remaining to complete the six months, provided that the termination takes place within the first six months, and $7,500 for each full month remaining to complete the second six months of the first year, provided that the termination takes place during the second half of the first year.

PeruEx is expressly authorized to assign its interest in the Option to Purchase and Lease Agreement at any time after January 23, 2004, and prior thereto with the Estrella Titleholder’s approval, such approval not to be unreasonably withheld. If PeruEx assigns the Agreement to a third party, PeruEx shall pay the Estrella Titleholder 10% of any profit that PeruEx may make as a result of the assignment or of any transfer of the Estrella Mineral Rights (profit being calculated as the balance of the transfer price less the exploration expenditures incurred by PeruEx to date), and grant the Estrella Titleholder a Net Smelter Returns Royalty of 1.5% from the Estrella Mineral Rights.

PeruEx’s right to purchase and lease the Jaime 1 and Julia claims is subject to approval to the title of Estrella Titleholders by the National Institute of Mining Concessions and Cadaster which is in the process of being obtained.

The aggregate consideration for the lease of the CJJ Mineral Rights is $300, including VAT.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The properties that comprise the Estrella Property are in Andean upland, deeply dissected by drainages. Elevations range from 4,000 to 4,500 meters above sea level. The principal drainage is the northwest – southeast flowing Río Pumarangra, part of the drainage system of the Río Lircay. The project is in a climatic zone described as “cool boreal highland”. May to August is the coldest period. Precipitation as rain or snow is common from December to March. Native vegetation consists for the most part of upland grass, mosses and lichens. The land is used by the local communities as pasturage for domestic animals. There is cultivation of crops in nearby areas, but not on the parts of the Estrella Property that are of greatest interest from an exploration perspective.

Estrella is about 30 kilometers in a straight line northeast of the city of Huancavelica, to which it is linked by roughly 75 kilometers of good dirt and gravel road. Huancavelica is a local business center, with a population of a few tens of thousands. It has an airport, and is on a rail line.

From Huancavelica, about 70 kilometers of dirt and gravel road leads southward to a paved road that links to the recently completed Libertadores highway. Once the pavement is reached, it is about 200 kilometers to the Pan American Highway on the Pacific coast near Pisco. Thence northward to Lima via the Pan American is roughly 235 kilometers.

An alternative route between Estrella and Lima is via the city of Huancayo, northwest of Estrella. Huancayo is about 200 kilometers by mostly-paved road from Lima, and about 90 kilometers by mostly unpaved road from Estrella.

A rail line connects Huancavelica with Huancayo, and ultimately with the Pacific coast at Lima. The rail line passes as close as 25 kilometers to the northwest or 30 kilometers to the southwest of Estrella, by road.

The national electrical grid reaches a village 4 to 5 kilometers from the property. On the property itself a government-built local water system provides water to a communal village tap, but the water system would be inadequate for any industrial purpose. There are a number of year-round streams in the area. Untrained labor is available locally.

Exploration and Development History

For a period in the late 1980s or early 1990s the family whose members own the mining concessions at Estrella mined silver on a small scale from an adit on the southern part of the Cinco Hermanos concession. This operation ended during the period of terrorism in the early 1990s, when terrorists destroyed the mine facilities.

In 1999 the owners contracted a geological consultant to visit the Cinco Hermanos concession and report on the possibility of re-opening the mine. The consultant recognized the potential of the area as an exploration project. The owners acquired additional concessions and have funded several campaigns of exploration, including surface sampling and geological mapping, since 1999. Most of the information about the property in this disclosure is a result of the exploration work funded by the owners.

Geological Setting

The Estrella Property is situated in the Metallogenetic Province of the Central Andes. There are two well-known mineral districts within 50 kilometers of Estrella, Santa Bárbara (Huancavelica) to the southwest and Julcani to the south. The former is best known as a mercury district but is known to have precious and base metal mineralization as well. Julcani is a polymetallic mineral district with silver as its primary commodity and associated copper and lead. Most of the deposits in the region are associated with volcanic rocks and shallow intrusions younger than about 20 million years.

The published regional geological map (Bulletin No. 73 of Peru’s “Instituto Geológico Minero y Metalurgico”) depicts the Estrella Property area as being underlain entirely by clastic sediments and possibly volcanic rocks that are roughly 250 million years old. Geological work done for the owners has shown that it is considerably more complex. Clastic sediments, volcanic rocks and limestones older than 190 million years do underlie much of the property. However the most important mineralization and alteration is in volcanic rocks that, while they might be part of the pre-190 million-year assemblage, are speculated to be younger than 20 million years (per Mr. Ronning in the Report pertaining to Estrella).

Three distinct litho-structural blocks, Central, Eastern And Western, occupy the property. These blocks are distinguished in part by the lithologies they contain, in part by the alteration and mineralization they exhibit, and in part by mapped or presumed faults that separate them.

The Central Block trends roughly north-south across most of the property. It is roughly 700 meters wide where it is most clearly defined and may be cut off by faults towards the southern edge of the concession block. The Central Block encompasses most of the known epithermal-style precious metal mineralization and alteration. In much of it alteration obscures primary lithologies. The dominant primary lithology is the volcanic assemblage that is speculated to be younger than 20 million years.

The Eastern Block includes most of the eastern half of the concession area. Volcanics and sediments older than 190 million years underlie most of the block. These rocks are overall less altered than the volcanics in the Central Block, but are intensely fractured. The mineralization that they contain is different, expressed as anomalous copper and silver values in rock samples.

Clastic sediments and volcanics that are roughly 250 million years old underlie most of the Western Block. Some limestone, that may be older yet, is present. The Western Block is not known to be significantly mineralized.

Steeply dipping faults trend north-northwest across the property. Such faults probably separate the three litho-structural blocks. The altered and mineralized Central Block is cut by northeast-trending faults. Volcanic rocks in the Central Block lie flat or dip gently to the north. Sedimentary units in the adjacent areas are gently folded and dip moderately towards the west.

Exploration

BCMC’s geologists have visited the property and believe, with Mr. Ronning’s concurrence, that they have done sufficient due diligence to confirm that the owners have accurately reported their exploration results. In addition, BCMC has commenced Stage 1 exploration work on the Estrella property and the results of this work are set out under the heading “Exploration Results – Update” on page 85 herein

The discussion of mineralization in the following section is based largely on the exploration work done for the owners.

Mineralization

Central Block

Mineralization in the Central Block consists of disseminated and structurally controlled gold in altered volcanics. Settings and textures include:

•	silica-cemented hematite bearing shattered rocks.

•	quartz-chalcedony veining and stockworks in strongly bleached host rocks

•	cavities in the volcanics lined with silica minerals

•	surfaces pockmarked with rusty stained cavities where sulphide minerals have been leached out

•	vuggy or spongy-textured silica

Based on a compilation of the analytical results from 267 samples, gold values in the Central Block range from the lower detection limit to as high as 11,000 parts per billion. The average gold value is 365 ppb and the median is 111 ppb. There are 139 Samples containing 100 ppb gold or more, and 19 of those contain 1000 ppb gold or more.

The same compilation shows that silver values range from the lower detection limit to the upper detection limit at 1,500 ppm. The average silver value is 19.3 ppm and the median is 3.7 ppm. There are 201 samples with silver exceeding 1 ppm and 27 with silver exceeding 30 ppm.

It is probable that the main commodity of interest in the Central Block will be gold, with silver as a possible by-product.

Other elements that are geochemically anomalous in the Central Block include mercury, arsenic and antimony.

The highest gold grades in the data set, 8000 and 11000 parts per billion, are found in white quartz veins up to 1m wide and in stockwork and sheeted, light grey quartz sulphide veinlets of undetermined overall dimensions, respectively.

The 139 gold grades equal to or greater than 100 ppb are distributed over an area about 400 meters wide in an east-west direction and 2 kilometers long in a north-south direction. Anomalous silver grades are more sparsely distributed than are anomalous gold grades in the Central Block, but cover approximately the same area.

Eastern Block

The Eastern Block is not PeruEx’s primary target on the Estrella Property, and is mentioned here only because it contains mineralization whose significance is yet to be determined.

The Eastern Block contains a style of mineralization that is quite different from that in the Central Block. Volcanics and volcaniclastic sediments in the 250 million year old range, and locally a felsic intrusive of unknown age, contain copper-silver mineralization. Mercury is also significantly elevated.

The mineralization takes the form of secondary copper minerals with rare traces of copper and silver sulphides. The host rock is laced to a varying degree with quartz veinlets, and in the volcanics the groundmass is altered to a greenish clay that may be smectite.

18 out of 21 rock samples collected for the owners from the Eastern Block contained copper in the range 4040 ppm Cu to 47,800 ppm Cu (4.78% Cu). They contained silver in the range 0.8 ppm Ag to 271 ppm Ag.

Two samples collected by Mr. Ronning in the Eastern Block contained 1565 ppm copper and 2410 ppm copper, with 6.4 ppm silver and 5.8 ppm silver. Although the copper-silver mineralization in the Eastern Block is not PeruEx’s primary target, PeruEx will undertake test sampling to determine why Mr. Ronning’s results were significantly lower than the owners’ in the copper-silver mineralization.

Sampling and Analysis

As PeruEx has yet to do an exploration program on the Estrella Property, this discussion of sampling and analysis concentrates on those samples collected by geologists working for the owners.

Sampling procedures used in the Central Block, where the gold-(silver) mineralization is found, were as follow:

•	3 x 5 meter panel (1 sample)

•	16 meter channel (1 sample)

•	5 meter channel (4 samples)

•	10 meter cross, that is, two shallow 10 meter hand-trenches crossing each other at a right angle, sampled by collecting a continuous series of chips. These samples were collected at 50 meter intervals on grid lines. The spacing between grid lines varied but was typically 50 or 100 meters. A data listing in a report done for the owners lists 112 such samples collected at grid stations.

The present database contains approximately 267 samples from the Central Block. Roughly half of those are unaccounted for in terms of sampling procedures. Evidence in the field suggests that a large proportion of those unaccounted for would have been collected as channel samples from outcrops and trenches.

Mineralization in the Central Block is contained within a large alteration zone. Specific geological controls on mineralization are not yet sufficiently well understood to permit the selection of sample intervals based on such controls (per Peter Ronning in the Report relating to Estrella). Sample intervals for the most part were selected relatively arbitrarily, as in the case, for example, of the 10-meter by 10-meter crosses.

Most of the sampling procedures produced large volumes of material in the field. In order to reduce the volume of material to a practical size for shipping and laboratory work the samples were quartered at the sample site. This was done on a large tarpaulin, using shovels.

The owners’ geologists collected 21 samples from the Eastern Block, the zone of copper-silver mineralization. They were:

•	continuous channel samples collected across the width of mineralized structures

•	samples consisting of a series of chips collected on a spacing determined by the character of the outcrop and mineralization being sampled.

It is unclear which of the samples from the Eastern Block is of which type.

The owners used at least three different laboratories at different times. These were ITS Bondar Clegg (later Bondar Clegg and since taken over by ALS Chemex), C.H. Plenge in Lima, and ALS Chemex.

In the case of ITS Bondar Clegg, samples were crushed and pulverized at its facility in Lima. Pulverized sub-samples were sent to ITS Bondar Clegg’s laboratory in Canada. 30 gram sub-samples were analyzed for gold using a fire assay preparation and an atomic absorption measurement (FA+AA). Multi-element analyses for elements other than gold were done using an inductively coupled plasma spectrometer (ICP).

ALS Chemex used procedures similar to those described for ITS Bondar Clegg, with the exception that ALS does the gold analyses in Lima, sending sub-samples to Canada for multi-element analysis.

The C.H. Plenge laboratory in Lima, like the other two laboratories, did the gold analyses using the technique of fire assay preparation with atomic absorption follow-up. In some cases, samples analyzed for gold by C.H. Plenge were also analyzed for multiple elements by ALS Chemex.

The following table summarizes the quantities of samples processed by each of the three laboratories.

Area	Laboratory	Number of Samples	Procedures

Central Block	ITS Bondar Clegg	131	Au (FA+AA), ICP

Central Block	Bondar Clegg (post ITS)	27	Au (FA+AA), ICP

Central Block	ALS Chemex	42	Au (FA+AA), ICP

Central Block	C.H. Plenge & Cia. S.A.	26	Au (FA+AA)

Eastern Block	ALS Chemex	18	Au (FA+AA), ICP

Eastern Block	C.H. Plenge & Cia. S.A.	3	Au (FA+AA)

Western Block	ALS Chemex	7	ICP

Western Block	C.H. Plenge & Cia. S.A.	7	Au (FA+AA)

Security of Samples

The samples were handled and shipped in a conventional manner, using no formal security procedures. They would have been under the control of the owners or their geologists until such time as they were delivered to the laboratory.

Current Exploration and Development

At present, PeruEx is doing initial field work whose primary purpose is to confirm and augment the results of the work done for the owners.

Proposed Exploration and Development Program

Following his review of the Estrella Property, Peter Ronning recommended that a two-stage exploration program be undertaken; an initial stage of continued surface geological and geochemical surveys, and a second stage of preliminary drill testing. The second stage would take place only if justified by the results of the first stage. The projected costs incorporate all field costs including contractors, company salaries and laboratory charges. They include reasonable costs for office follow-up. General office overhead, costs of maintaining mineral rights, and costs to maintain and exercise option agreements, are not included.

Stage 1 (projected cost $78,000)

The purpose of Stage 1 is to gather enough information to determine whether the Estrella Project merits an initial drill program, and to provide the information necessary to design such a drill program. The drilling itself would take place in Stage 2. Work recommended for Stage 1 includes:

1.	Additional geological mapping, with the following objectives:

•	Map the alteration mineral assemblages and any alteration zoning that may exist. Knowledge of the distribution of alteration minerals will help to classify the deposit and to predict where on the property and at what depth the best mineralization might be found.

•	Better define the structures that control the emplacement and position of the different rock units on the property.

•	Determine the relative age of the volcanic rocks that host the mineralization in the Central Block.

2.	During the course of geological mapping, routine rock chip sampling should continue. In particular, more samples of the copper-silver mineralization in the Eastern Block are needed.

3.	The mineralization at the Estrella Property may be readily detected by geophysical sensing methods. One test line would be sufficient to determine if geophysical methods could be used to search for and map out mineralized zones in the subsurface. The most effective geophysical method will probably be induced polarization, but the method and details of the test should be discussed with a geophysical consultant. The budget proposed for geophysical work includes an allocation for a complete survey, but the decision as to whether to do a complete survey would depend on the results of the test line.

Stage 1 is expected to commence in September 2002 and be completed in late October 2002. The projected cost is about $78,000.

Stage 1 would fall into “Category A” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities”, the applicable regulation in Perú. No permit is required for Category A activities.

Stage 2 (projected cost $302,000)

Stage 2 at the Estrella Property is to be undertaken if the work done in Stage 1 continues to indicate that there is potential to develop a mineable resource on the Estrella Property. Stage 2 is to consist of a limited drilling program whose objective would be to confirm that the mineralization extends vertically and laterally to such an extent that it could, with further delineation, form a resource. Stage 2 should also include some preliminary testing of mineralized material to determine whether the commodities of interest, principally gold, can be extracted using available and economic mineral processing methods. The total projected cost for Stage 2 is about $302,000.

a)	Core and Reverse Circulation Drilling (projected cost $252,000)

The drilling is proposed to consist of approximately 2,500 meters of drilling in an estimated 8 to 10 drill holes. Provision is made for a combination of core and reverse circulation drilling. Some initial core holes are desirable in order to learn more details of the structural geology and of the mode of occurrence of the mineralization. Once sufficient detail has been obtained from drill core, reverse circulation drilling will be more economical. The drill hole layout should be designed using the information obtained during Stage 1.

The drilling is expected to commence in late November 2002 and be completed in mid February 2003. This timetable allows us to meet its commitment to complete at least 200 meters of drilling during the first six months of the Estrella option agreement, and allows for an extended Christmas season break, as is common in Perú.

The projected cost of the drilling, including related office studies and data compilation, is about $252,000.

The drilling would fall into “Category B” for the purpose of environmental permitting, according to “Environmental Regulation of Exploration Activities”, the applicable regulation in Perú. Unless some problem is identified, Category B activities are automatically approved 20 days after the governing authority receives the application. We must therefore apply for a permit no later than 20 days prior to the start of drilling.

b)	Mineral Process Testing (projected cost $50,000)

The core obtained from drilling will provide examples of any mineralization that might form a resource at the Estrella Property. Before proceeding to a third stage of exploration, samples of the drill core should be used for preliminary mineral process testing. This work should be done in consultation with a professional metallurgist.

The mineral process testing is projected to commence in mid-February 2003 and be complete in early April 2003. Depending on early drill results, however, we may decide that it is prudent to postpone the start of this work until after the completion of the drill program. The mineral process testing is expected to cost in the order of $50,000.

Notes Respecting the Proposed Exploration Program

•	The date projected for the start of the program will depend to a considerable degree on business matters, including the timing of the completion of the transactions described in this Information Circular.

•	We will release results of the exploration program on a timely basis, as the results are received but allowing time for prudent checking and verification.

•	By its nature, the information produced by an exploration program causes changes in the program itself. Our professional exploration staff will probably find it necessary to make changes in the later stages of the recommended program, in light of the results of earlier stages.

Please refer to the below Figure 7 — Estrella; Geological Map and Property Outline and Figure 8 — Estrella; Gold in Rock Samples.

FIGURE 7

UTM GRID BASED ON PSAD56
529,000
530,000
531,000
Western Block
Central Block
Eastern Block
LEGEND
CELL STRUCTURE (PERVASIVE ALTERATION)
POST MINERAL ANDESITE DYKE
HYPABISAL: QUARTZ DIORITE TONALITE
LIMESTONE: CB (Jr) (PUCARA GROUP)
RED-BEDS (SANDSTONES) (MITU GROUP)
HYBRID (VOLCANIC - SEDIMENTARY) (MITU GROUP)
VOLCANIC FLOWS - BRECCIAS (MITU GROUP)
AMYGDALOIDAL VOLCANICS
QUARTZ STOCKWORK OR VEIN SETS
CRACKLED (OXIDES, SULFIDES, QUARTZ)
HYDROTHERMAL BRECCIA
CLAY- PYRITE ALTERATION
SUBSOIL DEBRIS & PYRITIC DEBRIS
FAULT
MARGINAL SILICIFICATION
WIDE UNPAVED ROAD
LAKE
RIVER
0 200 400 600 800
Graphic Scale (meters)
OUTLINE OF MINING CONCESSIONS UNDER OPTION BY BCMC
BEAR CREEK MINING COMPANY PERU
Estrella Project
Geological Map and Property Outline

FIGURE 8

529000
529500
530000
530500
531000
531500
532000
8605000
8604500
8604000
8603500
8603000
8602500
8602000
8601500
AU in ppm
<500
500-1000
>1000

UTM Grid based on South America Datum 1956

200 0 200 400 600 800 Meters

BEAR CREEK MINING COMPANY

ESTRELLA PROJECT

Gold in Rock Samples

June 2002 Figure 05

Drawing prepared by Bear Creek Mining Company and reviewed by P.A. Ronning

Exploration Results- Update

Beginning in late September 2002, BCMC commenced with Stage 1 exploration work. 107 rock chip surface samples were collected by BCMC geologists within the Central Block. The sampling consisted of samples taken from specific veins and continuous rock chip channel samples taken over a maximum length of 9.0 meters. All samples were taken perpendicular to vein sets or structure. 69 samples were collected within the 2 kilometer long by 400 meter wide mineralized portion of the Central Block (See “Mineralization — Central Block”). The samples were under constant supervision by BCMC personnel until submitted to ALS Chemex Laboratories in Lima for geochemical analysis. Known standards were inserted every tenth sample for quality control. The 69 samples taken within the Central Block result in a weighted average of 1,189 ppb Au, with an average sample width of 1.5 meters. The median value of the data set is 585 ppb Au, and the highest value is 8,080 ppb Au over a width of 0.4 meters. A sample considered being typical of stock work veined, silicified volcanics assayed 3,310 ppb Au over a sample width of 4.0 meters. The remaining 38 samples were collected from clay altered volcanics located outside of the 2 kilometer long by 400 meter wide mineralized zone. These samples generally yielded less than 5 ppb Au.

The results of the Stage 1 sampling confirm the presence of highly anomalous gold indicating potential for economic gold mineralization in a near surface, bulk tonnage target area within the Central Block. The anomaly remains open on three sides. Stage 1 exploration work is continuing.

Other Properties

Ataspaca

PeruEx has entered into a term sheet dated May 29, 2002 with Minera del Suroeste S.A.C. (a subsidiary of Southwestern Resources Corp.) to earn a 50% interest and management control of the Ataspaca Project, a 600 hectare claim named “Brisa 1” in the department of Tacna, Southern Peru. Access is via improved dirt road from the population center of Tacna for approximately 5 hours. The term sheet provides that the parties will enter into a formal agreement. The claim is hosted by coastal batholith intrusives of quartz monzonite composition, and located along the Peru-Chile border in the porphyry copper belt. The prospect is located 100 km southeast of Southern Peru Copper Corp.’s Toquepala/Cuajone deposits. Two 150-meter deep drill holes are planned to initially test the target. PeruEx will earn an undivided 50% interest in the project on expending $50,000 in exploration expenditures by May 29, 2003. Further drilling will depend on initial results. PeruEx intends to fund its exploration expenditure commitment from existing working capital. This agreement is subject to approval of the Peruvian cabinet.

La Pampa

PeruEx has entered into a letter of intent dated July 31, 2002 (the “La Pampa LOI”) to acquire the exclusive right to earn an interest in the La Pampa Property (La Pampa uno Codigo 01-00168-99; La Pampa dos 01-00191-99) in the Department of Lamabayeque, Peru (the “La Pampa Property”), the mineral rights to which are held by Minera Solitario Peru S.A.C. (“MSP”). MSP is a wholly owned subsidiary of Solitario Resources Corporation (“Solitario”) of Denver, Colorado. The La Pampa Property covers a 19 square kilometer area near Chongoyape, Peru.

Pursuant to the La Pampa LOI, PeruEx has the option to acquire an interest in the La Pampa Property by way of the acquisition of a shareholder’s interest in a new corporate entity to be formed under the laws of Peru (“Newco”) and which shall hold as its sole assets the La Pampa Property and its initial capital. MSP and PeruEx may enter into an Operating Agreement at such time as PeruEx deems appropriate which provides for the terms under which PeruEx shall conduct exploration during the option period and under which MSP and PeruEx may jointly invest in the property through Newco after PeruEx has vested its interest in Newco.

In order to acquire a 51% interest in Newco, PeruEx must undertake the following cumulative work commitments with respect to the La Pampa Property:

Completion Date	Work Expenditure ($)

July 31, 2003	100,000

July 31, 2004	300,000

July 31, 2005	700,000

July 31, 2006	1,300,000

July 31, 2007	2,100,000

TOTAL:	$4,500,000

PeruEx may accelerate the schedule of its work commitment. PeruEx is not obligated to make the foregoing commitments unless it wishes to acquire the interest in the La Pampa Property. PeruEx will require a satisfactory title opinion to the property before making any investment. However, under the La Pampa LOI, PeruEx is obligated to complete at least 1000 meters of exploration drilling by July 31, 2003, subject to PeruEx acquiring surface rights to perform exploration from the title holder(s) of the La Pampa Property under favourable terms and within a reasonable time frame. PeruEx estimates the cost of such exploration drilling will not exceed $75,000 that BCMC intends to pay from existing working capital.

PeruEx may elect to increase its corporate interest in Newco to 65% by committing to complete a bankable feasibility study within two years of its election to exercise the option. If a party’s interest in Newco is diluted to 10%, such party’s interest shall revert to a 2.5% Net Smelter Return.

The La Pampa LOI shall terminate on the earlier of (i) written notice by BCMC to Solitario (obligations of BCMC to pay surface rights, lease and tax payments with respect to the La Pampa Property shall endure for 45 days from notice of termination); (ii) PeruEx failing to complete the cumulative work commitments in accordance with the schedule; (iii) the mutual agreement of both parties; or (iv) PeruEx failing to acquire access rights within ten months of signing the La Pampa LOI.

Abandoned Mineral Property Interests

PeruEx’s has abandoned the following mineral property interests:

Los Cristales

In September 2000, PeruEx entered into an Option to Purchase and Lease Agreement with a Peruvian individual pursuant to which it obtained the right to purchase up to a 100% interest in a mineral property known as Los Cristales. The Los Cristales property, located in Southern Peru, contained an untested disseminated copper target adjacent to the Cerro Verde. PeruEx diamond drilled four test holes on the property that yielded negative results. As a result, it abandoned its exploratory efforts and terminated the aforementioned agreement in May 2001 after having made $15,000 in option payments.

Tanguche

In January 2001, PeruEx entered into an Option to Purchase and Lease Agreement with Savage Resources (formerly Pasminco) pursuant to which it was granted the right to earn, through direct exploration expenditures, a 51% interest in a mineral property known as Tanguche. PeruEx believes that the Tanguche property, located in central Peru near the port of Trujillo, contained potential for shallow, bulk-tonnage gold mineralization within gently dipping shear zones. PeruEx initially believed that a low-cost, open pit gold resource could be economically developed based upon earlier drilling by Pasminco. PeruEx test drilled the property from February through March 2001 with results that indicated that the gold grades would not be economically recoverable given the then market price of gold. As a result, PeruEx abandoned its exploratory efforts and terminated the agreement in May 2001 after having made no option payments.

Aurora

In December 2000, PeruEx entered into an Option to Purchase and Lease Agreement with two Peruvian individuals pursuant to which it obtained an option to purchase up to a 100% interest in a mineral property known as Aurora. PeruEx believed the Aurora property, located in the Cusco region of southeastern Peru, held significant potential for disseminated copper and molybdenum mineralization in a previously unrecognized porphyry system. PeruEx diamond drilled six test holes on the property from May 2001 through September 2001 with results that indicated substantial tonnage potential with an average grade on the order of 0.5% copper with 0.04% to 0.10% molybdenum. However, given the then market price of copper and an unfavorable copper market outlook, it abandoned its exploratory efforts and terminated the agreement in June 2002, after $10,500 in option payments and $200,700 in surface drilling expenditures.

Beginning in October 2001, PeruEx refocused its exploratory efforts principally on mineral properties having strong gold potential.

Current Legal Proceedings

PeruEx is currently not the subject of any legal proceedings.

Recent Submission of Matters to a Vote of Security Holders

On May 8, 2002, the Partnership submitted the Letter Agreement with us dated May 6, 2002 to all of its partners who unanimously approved the agreement.

Current Directors and Executive Officers

As a limited liability limited partnership, the Partnership has not had any directors or executive officers. In lieu of hiring executive officers it has outsourced its required management and supervisory services. See BCMC’s “Current Business – Current Significant Consultants” on page 97 herein.

Market for Partnership Units and Related Unit Holder Matters

The Partnership currently has 14 Limited Partners, who collectively hold a total of 38 limited partnership units representing an aggregate 98.99% ownership interest. BCMC has been, and continues to be, the sole general partner holding a 1.01% ownership interest in the Partnership. All of the Partnership’s general and limited partnership units are privately-held with no public market.

Management’s Discussion and Analysis

Introduction

Peru Exploration Venture LLLP was formed as a limited liability limited partnership on June 22, 2000. The Partnership was registered under the laws of Arizona on September 19, 2000. It currently has 14 Limited Partners, who collectively hold a total of 38 limited partnership units. BCMC is the Partnership’s sole general partner.

The Partnership’s sole business purpose has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in the Republic of Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale.

The Partnership believes that Peru currently remains an attractive jurisdiction for pursuing its business objective. The Peruvian mining industry has experienced an increase in activity in recent years primarily due to increased political and economic stability in Peru, certain measures taken by the Peruvian government to attract foreign investment, new mineral discoveries over the last decade, and other attractive mineral prospects. Additionally, an abundance of qualified technical personnel and skilled labor within Peru, as well as cooperative governmental agencies, have created a favorable climate for the exploration and development of mineral resources. However, see “Our Risk Factors” on page 7.

However, as Peru does not legally recognize the Partnership’s limited liability limited partnership structure, The Partnership executed the General Assignment with BCMC. The General Assignment, as amended, sets forth the following:

•	BCMC, as the sole general partner of the Partnership, has conducted and will conduct, exploration operations, and has acquired, and will acquire, interests in mineral properties in Peru, on behalf of the Partnership, and

•	BCMC, in order to conduct such operations and acquisitions, established a branch in Peru to enable it to conduct in the name of BCMC such operations and acquisitions for the account of, and at the expense of, the Partnership.

The legal purpose and effect of the General Assignment, as amended, was to transfer control of the branch established by BCMC in Peru from BCMC to the Partnership. Accordingly, The Partnership has combined, pursuant to generally accepted accounting principles in the United States of America, all the assets, liabilities, expenses, rights and obligations of BCSP into its financial statements for all reported periods. BCSP’s future revenues, if any, will be similarly combined into The Partnership’s financial statements. All of the mineral property interests of BCMC and BCSP are in the exploratory stage, with no probable or proven mineral reserves. As a result, The Partnership and BCSP have yet to realize any revenues and remain development stage entities for accounting purposes. See “Combined Financial Statements of Peru Exploration Venture LLLP and Bear Creek Mining Company — Sucursal del Peru” included herein.

The Partnership is not a taxable entity although it does jointly report the Partnership and BCSP’s operating results to the U.S. Internal Revenue Service. Instead, PeruEx’s individual partners and BCMC’s individual shareholders, are allocated pro rata income, loss or tax credits and they assume any associated income tax obligation or benefit. Any future earnings directly attributable to BCSP will be subject to taxation by Peruvian taxing authorities. See “Our Prospective Business — Republic of Peru — Its Laws Regarding Income Taxes and Repatriation of Profits” on page 46.

The Partnership’s accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America. The Partnership’s fiscal year ends on December 31st. References to a fiscal year refer to the calendar year in which such fiscal year ends.

Results of Operations

Nine Months ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

The Partnership’s general and administrative (hereinafter, “G&A”) expenses for the nine months ended September 30, 2002 (hereinafter, “the first nine months of fiscal 2002”) were $351,438, as compared to $255,977 for the nine months ended September 30, 2001 (hereinafter, “the first nine months of fiscal 2001”). The increased G&A expenses primarily were attributable to legal costs incurred in connection with the Partnership obtaining purchase option rights to the Los Cristales, Aurora and Tanguche mineral properties, all of which were subsequently abandoned. See “Peru Exploration Venture LLLP — PeruEx’s Current Mineral Property Interests — PeruEx’s Abandoned Mineral Property Interest” on page 86.

The Partnership’s exploration costs for the first nine months of fiscal 2002 were $510,805, as compared to $618,292 for the first nine months of fiscal 2001. The decreased exploration costs primarily were attributable to diminished exploration activities as a result of the abandonment of the aforementioned three mineral properties. As a result of the foregoing, the Partnership realized a loss from operations for the first nine months of fiscal 2002 of $862,243, as compared to $874,269 for the first nine months of fiscal 2001.

The Partnership’s interest income was $1,640 and $7,677 for the first nine months of fiscal 2002 and fiscal 2001, respectively. The decreased interest income was attributable to the Partnership’s lower interest-bearing cash and cash equivalent balances on average. The Partnership incurred $1,900 in interest expense during the first nine months of fiscal 2002 in connection with $500,000 in borrowings procured through BCMC on July 25, 2002, and nil during the first 9 months of fiscal 2001.

The Partnership had no other non-operating income or expenses during the first nine months of fiscal 2002 and fiscal 2001. As a result of the foregoing, the Partnership realized a net loss for the first nine months of fiscal 2002 of $862,503, as compared to $866,592 for the first nine months of fiscal 2001.

Fiscal Year Ended December 31, 2001 as compared to the Period from Inception to December 31, 2000

The Partnership’s G&A expenses for the fiscal year ended December 31, 2001 (hereinafter, “fiscal 2001”) were $255,128, as compared to $146,509 for the fiscal period from June 22, 2000, the date of its inception, to December 31, 2000 (hereinafter, “fiscal 2000”). The increased G&A expenses were primarily attributable to fiscal 2001 being the first full year of operations. Expenses in fiscal 2000 included the initial incurring of legal and rent expenses in connection with establishing BCSP’s operations in Peru.

The Partnership’s exploration costs for fiscal 2001 were $772,082, as compared to $274,590 for fiscal 2000. The increased exploration costs were primarily attributable to fiscal 2001 being its first full year of operations, including the initial incurring of exploratory drilling costs in connection with the aforementioned Aurora and Tanguche mineral properties. As a result of the foregoing, the Partnership realized a loss from operations for fiscal 2001 of $1,018,597, as compared to $421,099 for fiscal 2000.

The Partnership’s interest income was $8,502 and $7,363 for fiscal 2001 and fiscal 2000, respectively. The increased interest income in fiscal 2001 was attributable to the higher interest-bearing cash and cash equivalent balances, on average, due to the receipt of additional limited partner contributions.

The Partnership realized $111 in non-operating other income for fiscal 2001 as a result of foreign currency exchange gains. As a result of the foregoing, it realized a net loss for fiscal 2001 of $1,018,597 as compared to $413,736 for fiscal 2000.

Liquidity and Capital Resources

Cash Flows

Nine Months Ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

The Partnership’s operating activities utilized $756,261 and $838,896 in cash and cash equivalents during the first nine months of fiscal 2002 and fiscal 2001, respectively. On a comparative fiscal period-to-period basis, the decreased utilization reflects the lower loss, and more significantly, the positive cash flow effects of increased depreciation, accounts payable – trade, related party payables, accrued expenses and related party accrued interest payable. Partially offsetting the preceding positive cash flow effects were the negative cash flow effects of increased receivables – non-trade, related party receivables and prepaid expenses.

The Partnership’s investing activities utilized $1,059 and $5,250 in cash and cash equivalents during the first nine months of fiscal 2002 and fiscal 2001, respectively. Both periods reflect purchases of property and equipment.

The Partnership’s financing activities provided $500,000 and $475,000 in cash and cash equivalents during the first nine months of fiscal 2002 and 2001, respectively. The fiscal 2002 period reflects the receipt of the loan described below, whereas the fiscal 2001 period reflects the receipt of partner contributions. On July 25, 2002, the Partnership obtained a $500,000 loan from BCMC to fund its operations. The loan accrues interest at LIBOR (1.813% as of September 30, 2002) with principal and accrued interest payable twelve months after the earlier of (i) the date on which the Proposed Transaction is completed or (ii) the date on which the Proposed Transaction is terminated.

As a result of the foregoing, the Partnership’s cash and cash equivalents were $190,198 at September 30, 2002, as compared with $94,956 at September 30, 2001, respectively. The Partnership’s working capital was $73,142 at September 30, 2002, as compared with $95,568 at September 30, 2001, respectively.

Fiscal Year Ended December 31, 2001 as compared to the Fiscal Period from Inception to December 31, 2000

The Partnership’s operating activities utilized $961,604 and $436,578 in cash and cash equivalents during fiscal 2001 and fiscal 2000, respectively. On a comparative year to year basis, the increased utilization reflects the higher net loss and, to a substantially lesser extent, the negative cash flow effects of increased prepaid expenses in fiscal 2001. Partially offsetting the preceding negative cash flow effects were the positive cash flow effects of decreased related party receivables, increased accrued liabilities and accounts payable-trade, and the adding back of increased non-cash depreciation expenses.

The Partnership’s investing activities utilized $4,980 and $54,320 in cash and cash equivalents during fiscal 2001 and fiscal 2000, respectively, for purchases of property and equipment. The decrease in fiscal 2001 reflects the fact that fiscal 2000 required greater initial expenses which continued to benefit the Partnership in fiscal 2001.

The Partnership’s financing activities provided $950,000 and $955,000 in cash and cash equivalents during fiscal 2001 and fiscal 2000, respectively, from partner contributions.

As a result of the foregoing, the Partnership’s cash and cash equivalents were $447,518 at December 31, 2001, as compared to $464,102 at December 31, 2000. Its working capital was $427,034 and $489,739 at December 31, 2001 and December 31, 2000, respectively.

Following is a summary of payments required to be made by the Partnership over the next 18 months to maintain its interests in its principal properties, together with budgeted exploration, and the means by which the Partnership currently proposes to fund such costs:

	Option Payment		Exploration Budget
Property	($)	Payment Due Date	($)		Source of Funding

Santa Rosa	$65,000	September 15, 2002 (paid)	Stage 1:	$45,000	Public offering proceeds.

	$90,000	March 16, 2003	Stage 2

	$175,000	March 16, 2004	(reserve):	$515,000

Lomo de Camello	Paraiso:		Stage 1:	$53,000	Public offering proceeds

	$40,000	July 18, 2002 (paid)	Stage 2

	$100,000	January 18, 2003	(reserve):	$326,000

	$200,000	January 18, 2004

	Yuri:

	$80,000	(1)

	$100,000	(2)

	Pechereque:

	$30,000	December 3, 2002

	$45,000	December 4, 2003

Estrella	$50,000	January 23, 2003	Stage 1:	$78,000	Public offering proceeds

	$75,000	July 23, 2003	Stage 2 (reserve):	$302,000

Ataspaca	No Payments			$50,000	Existing working capital

La Pampa	No Payments			$75,000	Existing working capital

(1)	Six months after signing of and notarization of the formal agreement.

(2)	12 months after signing of and notarization of the formal agreement.

Planned Capital Expenditures

The Partnership has no planned material capital expenditures. It plans to continue for the foreseeable future its historical practice of outsourcing all services of a capital intensive nature.

Other Matters

Seasonal and Inflationary Influences

To date, the Partnership has not been materially impacted by seasonal and inflationary influences. Through its exploratory operations in Peru, the Partnership remains exposed to any inflationary risks in Peru. However, as the Peruvian Nuevo Sol has generally weakened against the US dollar in recent years and we intend to continue to transact the Partnership’s Peruvian business, to the extent possible, in US dollars, we consider any Peruvian inflationary risks to us to be minimal.

Our Quantitative and Qualitative Disclosures About Market Risk

To date, the Partnership has not been materially exposed to financial market risks. Through its exploratory operations in Peru, the Partnership remains exposed to currency market risks. However, as the Peruvian Nuevo Sol has generally weakened against the US dollar in recent years and we intend to continue to transact the Partnership’s Peruvian business affairs, to the extent possible, in US dollars, thereby allowing us to maintain minimal working capital in the Peruvian Nuevo Sol, we currently view any prospective Peruvian currency risks to us to be minimal. Should our exploratory operations progress to the mineral extraction stage, we will become exposed to market fluctuations in the price of any extracted minerals. As these are bought and sold on world markets in U.S. dollars, we believe related Peruvian currency risks are minimal. Although we have not used, and currently do not contemplate using, any derivative financial instruments, it may ultimately determine it to be in its best interests to hedge any market risk exposures.

Off-Balance Sheet Liabilities

The Partnership maintains an office in Lima, Peru. The underlying operating lease, which BCSP renegotiated effective July 17, 2002, has a one year term ending July 16, 2003, is non-cancellable and requires payments of $1,200 per month.

Any failure by the Partnership to make a required payment, when due, under any of its Option to Purchase and Lease Agreements, will be considered an act of default, which if not timely remedied, will allow the applicable titleholder to terminate the agreement. Providing that the Partnership is not in default of an agreement, it may, at any time during the term of the agreement: (i) terminate the agreement, with no further payments required, by providing the required notice, via a public notary, to the applicable titleholder, or (ii) assign its interest in the agreement to a third party.

If the Partnership elects to exercise any of the purchase options, all previously made option payments will be deducted from the purchase price and the applicable mineral rights will be automatically transferred to it. If the Partnership elects not to exercise any of the options, all previously made payments will be forfeited.

The Partnership entered into an Option to Purchase and Lease Agreement for its Estrella mineral property interest on July 22, 2002. Should it terminate such agreement within the first six months, it will be required to pay to the Estrella Titleholder $5,000 for each full month remaining to complete the six months. Should the Partnership terminate the Estrella Agreement during the second six months, it will be required to pay to the Estrella Titleholder $7,500 for each full month remaining to complete the second six months.

The Partnership is expressly authorized to assign its interest in the Estrella Agreement at any time after January 23, 2004, and prior thereto with the Estrella Titleholder’s approval, such approval not to be unreasonably withheld. If the Partnership assigns the Estrella Agreement to a third party, it will be required to (i) pay the Estrella Titleholder 10% of any profit (calculated as the balance of the transfer price less the exploration expenditures incurred by the Partnership to the date of transfer) that it may make as a result of the assignment or transfer of the Estrella Mineral Rights and (ii) grant the Estrella Titleholder a Net Smelter Returns Royalty (being the royalty applied to the gross payment received from a smelter or refinery for the metals recovered, less transportation, refining and smelting charges, penalties, and insurance costs) of 1.5% from the Estrella Mineral Rights.

The Santa Rosa and Lomo de Camello properties were brought to the Partnership’s attention by Warren Rehn and Jorge Perazzo Nicho pursuant to related finder’s fee agreements dated December 10, 2001 and November 8, 2001, respectively. Under each of these agreements, the Partnership is obligated to pay Messrs. Rehn and Nicho an initial $10,000 fee, which fees have been paid, plus the lesser of (i) 10% of the direct exploration expenditures on the included properties, subject to a guaranteed minimum payment in any 12-month period of $20,000, or (ii) $500,000.

With the exception of those items discussed above, the Partnership has not been, and currently is not, a party to any other contract or arrangement subjecting it to off-balance sheet liabilities.

Critical Accounting Policies

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Partnership’s historical results as well as future expectations. The Partnership’s actual results have differed to some extent from its initial estimates and assumptions.

Although the Partnership does not believe that any of its accounting policies have been critical to a materially accurate portrayal of its historical financial condition and results of operations, it believes that the accounting policies discussed below are those that it believes will become the most critical to a materially accurate portrayal of our future financial condition and results of operations. They are the accounting policies that we expect will typically require the most difficult, subjective and complex judgments and estimates, often for matters that are inherently uncertain. However with respect to our critical accounting policies, even a relatively minor variance between the actual and expected experience can have a materially favorable or unfavorable impact on our subsequent results of operations.

Reclamation and Remediation Costs. The Partnership’s operations are subject to the minimum mine reclamation and environmental remediation standards of Peruvian governmental agencies. Although no accruals have yet been required due to the early exploratory stages of its leased mineral properties, we will prospectively accrue, on an undiscounted basis, our best estimate of any future costs that become probable provided that such costs can be reasonably estimated.

Exploration Costs. Exploration costs are expensed as incurred as all of the Partnership’s mineral properties remain in the early exploratory stage with no probable or proven mineral reserves. If and when we determine that economically extractable proven or probable mineral reserves have been established, the subsequent costs incurred to develop such property, including costs to further delineate the ore body and remove over burden to initially expose the ore body, will be capitalized.

See Note 2 to the Partnership’s accompanying combined financial statements for a summary of its other significant accounting policies.

Recently Issued Accounting Standards Not Yet Adopted

In August 2001, the United States Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement. We currently do not expect that the adoption of SFAS No. 143, as required, on January 1, 2003 will have a material impact on our combined financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. We currently do not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on our combined financial statements.

Legal Proceedings

PeruEx is not currently the subject of any legal proceedings.

BEAR CREEK MINING COMPANY

Current Business

BCMC was formed on June 7, 2000 under the laws of the State of Arizona. BCMC has a 1.01% interest in, and is the sole general partner of, the Partnership.

BCMC’s business has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. To date, such business has been conducted exclusively through BCSP and the Partnership.

Current Trademarks

BCMC has not had any trademarks since its inception.

Current Administrative Properties

BCMC’s legally registered office is at 6985 North Oracle Road, Tucson, Arizona 85704, USA. BCMC has not owned or leased any properties since its inception.

Current Legal Proceedings

BCMC is not the subject of any legal proceedings.

Recent Submission of Matters to a Vote of Security Holders

Effective September 18, 2002, BCMC shareholders unanimously approved an amendment to its Articles of Incorporation changing its authorized common stock from 100,000 shares with a $1.00 par value to 10,000,000 shares with no par value.

Current Directors and Executive Officers

The following are the names, municipalities of residence, current ages, current principal occupation and beneficial security holdings of BCMC’s current directors and officer:

				Number of BCMC	Percentage of
Name, Municipality			Current Principal	Shares Beneficially	issued BCMC Shares
of Residence	Age	Position	Occupation	Owned	Beneficially Owned

Andrew T. Swarthout Tucson, Arizona USA	50	President and a Director	Management/Geologica l Consultant; President and a Director of Bear Creek Mining Company;	260	26.0%

Gerald Van Voorhis Park City, Utah USA	64	Vice President and a Director	Vice President and a Director of Bear Creek Mining Company	260	26.0%

				Number of BCMC	Percentage of
Name, Municipality			Current Principal	Shares Beneficially	issued BCMC Shares
of Residence	Age	Position	Occupation	Owned	Beneficially Owned

Kevin Morano Pennington, New Jersey USA	49	Vice-President, Treasurer and a Director	Chief Financial Officer of Lumenis Ltd.; Vice-President, Treasurer and a Director of Bear Creek Mining Company	200	20.0%

Karen L. Swarthout Tucson, Arizona USA	49	Corporate Secretary	None	Nil	Nil

Andrew T. Swarthout will become our President and Chief Executive Officer as well as a member of our Board of Directors. Since January 2000, Mr. Swarthout has been an independent management consultant. In June 2000, Mr. Swarthout co-founded BCMC, for which he has subsequently served as its Chairman of the Board of Directors, a Director and President. From April 1998 to December 1999, Mr. Swarthout served as Vice President – Exploration of Southern Peru Copper Corporation (“SPCC”), a large copper mining company listed on the New York Stock Exchange. While serving in this position with SPCC, Mr. Swarthout was directly responsible for Southern Peru Copper Corporation’s porphyry copper deposit reserves. From January 1996 to April 1998, which represented a period of corporate expansions, financings and project developments to which he participated in the related decision making, Mr. Swarthout served as Director of General Exploration and a member of the Management Committee of Southern Peru Copper Corporation. From 1995 to 1999, Mr. Swarthout also served as a member of the National Mining Society of Peru’s Committee for the Promotion of Private Investment, where he initiated favorable environmental and taxation policies to promote foreign mining investment in Peru. From 1993 to 1995, Mr. Swarthout served as Exploration Manager – Peru for ASARCO Incorporated (hereinafter, “ASARCO”), a large copper mining company listed on the New York Stock Exchange until it was acquired in December 1999 by Grupo Mexico S.A. de C.V. From 1986 to 1992, Mr. Swarthout was President of Socorro Mining Inc., a privately held gold mining company, during which time he permitted and managed three mining operations in Mexico and the United States of America. From 1980 to 1985, Mr. Swarthout served as the Exploration Manager – Mexico for Kennecott Copper Corporation (hereinafter, “Kennecott”), a large copper mining company that was listed on the NYSE until it was acquired by Standard Oil of Ohio in 1983. From 1974 to 1979, Mr. Swarthout served as a Project Geologist for Kerr McGee Corporation, a New York Stock Exchange-listed oil and gas company. Mr. Swarthout is a member of the Society of Economic Geologists, the American Institute of Professional Geologists and has a Bachelor of Sciences in Geosciences from the University of Arizona.

Gerald Van Voorhis will become a Vice President and member of our Board of Directors. In June 2000, Mr. Van Voorhis co-founded BCMC, for which he has subsequently served as a Vice President and member of its Board of Directors. From January 1992 through December 1999, Mr. Van Voorhis served as Vice President – Exploration and a member of the Management Committee of ASARCO. During 1999, Mr. Van Voorhis also served as a member of the Board of Directors of Southern Peru Copper Corporation, a large copper mining company listed on the NYSE. From 1992 until 1994, Mr. Van Voorhis also served as a member of the Board of Directors of Asarco Australia, a gold mining company listed on the Australian Stock Exchange.

From 1981 to 1985, Mr. Van Voorhis served as Vice President – Exploration of Kennecott Copper Corporation (hereinafter, “Kennecott”) which was listed on the NYSE until it was acquired by Standard Oil of Ohio in 1983. From 1964 to 1981, Mr. Van Voorhis served in a number of positions of increased responsibility with Kennecott. From 1981 to 1985, Mr. Van Voorhis also served as a member of the Board of Directors and Management Committee of Minerales de Bolanos, S.A. de C.V., a privately held Mexican silver mining company. From 1961 to 1964, Mr. Van Voorhis was a geophysicist with the U.S. Naval Oceanographic Office.

Mr. Van Voorhis has a M.S degree in Geophysics (1964) and a B.S. degree in Geophysical Engineering (1960) from Michigan Technological University.

Kevin Morano will become a member of our Board of Directors. Mr. Morano is the Chief Financial Officer of Lumenis Ltd., a New York based medical technology company listed on the NASDAQ national market. Previously from June 2000 to October 2001, Mr. Morano was the Chief Financial Officer of Exide Technologies, a battery power supply corporation listed on the United States OTC Bulletin Board. From January 1991 to December 1999, Mr. Morano was employed and an executive officer of ASARCO as General Manager (January 1991 to March 1993), Chief Financial Officer (April 1993 to March 1999) and the President (April 1999 to December 1999).

Presently, Mr. Morano is also a director of Apex Silver Mines Limited, a Colorado based silver mining company listed on the American Stock Exchange. Mr. Morano obtained a Masters of Business Administration from Rider University in 1983, and a B.Sc. degree from Drexel University in 1977. Mr. Morano qualified as and remains a Charted Public Accountant.

Executive Compensation

The following table is a summary of the compensation paid to BCMC’s directors and officers during the fiscal years ended December 31, 2001 and 2000, and the nine-month period from January 1, 2000 to Sept 30, 2002. The compensation paid was pursuant to Consulting Agreements that are outlined under the heading “Current Significant Consultants” on the next page.

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Securities	Restricted
				Other	Under	Shares or
				Annual	Options/	Restricted		All Other
Name and				Compen-	SARs(1)	Share	LTIP(2)	Compen-
Principal	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Andrew Swarthout	12/31/00	$75,000	N/A	N/A	N/A	N/A	N/A	N/A

President and a	12/31/01	$150,000

director	06/30/02	$112,500

David Volkert	12/31/00	$59,200	N/A	N/A	N/A	N/A	N/A	N/A

Vice President of	12/31/01	$121,820

Exploration	06/30/02	$91,125

(1)	“SAR” or “stock appreciation right” means a right granted by BCMC, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of BCMC.

(2)	“LTIP” or “long term incentive plan” means any plan that provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans or plans for compensation through restricted shares or restricted share units.

Compensation of Directors of BCMC

There has been no compensation paid or incentive stock options granted to directors in their capacity as directors of BCMC.

Other Plans and Benefits

There were no incentive stock options or stock appreciation rights granted to any of BCMC’s directors or officers during the fiscal years ended December 31, 2001 and 2000 and the six month period from January 1, 2002 to April 30, 2002, or any defined benefit or actuarial plans in place during the most recently completed financial period.

Indebtedness of Directors and Officers

There was no indebtedness of any director, executive officer, senior officer or proposed nominee of BCMC under the Merger Agreement, promoter of BCMC, or any of their associates or affiliates or guaranteed or supported by BCMC either pursuant to an employee stock purchase program or otherwise, during the most recently completed financial year.

Current Employees

BCMC has continuously had four employees since its inception, consisting of three administrative support personnel and one professional geologist. BCMC has historically outsourced its required management and supervisory services as well as certain critical geological consulting services. See “Current Significant Consultants” on page 97 herein.

Current Significant Consultants

Through December 31, 2000, BCMC obtained its required management and supervisory services from PeruEx. Since January 1, 2001, BCMC has obtained its required management and supervisory services pursuant to a personal services contract with Andrew Swarthout, outside the context of his position as President of BCMC.

BCMC has historically obtained certain critical geological consulting services pursuant to a personal services contract with David Volkert, a member of the Society of Economic Geologists, with approximately twenty-six years of diversified mineral exploration experience. Pursuant to this engagement, Mr. Volkert has been responsible for the ongoing technical management of a team consisting of BCMC’s full-time professional staff geologist and a full-time consulting geologist. These two subordinates of Mr. Volkert collectively possess over 40 years of diversified exploration experience. BCMC periodically supplements this team from time to time, on an as needed basis, with several other consultants. See “Current Directors and Executive Officers” discussion of BCMC on page 87 herein.

Market for Common Equity and Related Shareholder Matters

Shares in BCMC’s common stock are privately-held with no public market. Since its incorporation, it has consistently had five shareholders.

BCMC has not declared or paid any cash dividends on its common stock to date.

Prior Sales

	Number of Issued	Price per	Total
	Securities	Security	Consideration

Prior sales of common shares of BCMC within the past 12 months	Nil	Nil	Nil

Total common shares issued as of October 31, 2002	1,000	$1.00	$1,000

Management’s Discussion and Analysis

Introduction

BCMC was formed on June 7, 2000 and concurrently registered as an S corporation under the laws of the State of Arizona. BCMC has a 1.01% interest in, and is the sole general partner of, the Partnership.

BCMC’s business has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. To date, such business has been conducted exclusively through BCSP, its Peruvian branch, and the Partnership.

However, as Peru does not legally recognize the Partnership’s limited liability limited partnership structure, BCMC executed the General Agreement with the Partnership. The General Assignment, as amended, sets forth the following:

•	BCMC, as the sole general partner of the Partnership, conducts exploration operations and acquires interests in mineral properties in Peru, for and on behalf of the Partnership, and

•	BCMC, in order to conduct such operations and acquisitions, established a branch in Peru. Although such operations are conducted in the name of BCMC they are for the account of, and at the expense of, the Partnership.

The legal purpose and effect of the General Assignment, as amended, was to transfer BCMC’s control of BCSP to the Partnership. Accordingly, BCMC has not consolidated, pursuant to generally accepted accounting principles in the United States of America, the assets, liabilities and expenses of BCSP into its financial statements for any reported period. BCMC also does not consider any rights and obligations of BCSP to be its own. BCSP’s future revenue, if any, will be similarly excluded from BCMC’s financial statements. However, being the Partnership’s sole general partner, BCMC retained the ability to exercise significant influence over the operating and financial policies of the Partnership, and as a result, BCSP. As such, BCMC has collectively accounted for, pursuant to generally accepted accounting principles in the United States of America, the Partnership and BCSP under the equity method of accounting in its financial statements. See Notes 1 and 5 to BCMC’s accompanying financial statements for all reported periods. As BCMC has yet to realize any revenue to date from its business operations, it remains a development stage company for accounting purposes. See “Financial Statements of Bear Creek Mining Company” included herein.

BCMC is not a taxable entity although it does report its operating results, excluding BCSP, to the U.S. Internal Revenue Service. BCMC’s individual shareholders are allocated pro rata its income, loss or tax credits and they assume any associated income tax obligation or benefit.

BCMC’s accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America. Its fiscal year ends on December 31st. References to a fiscal year refer to the calendar year in which such fiscal year ends.

Results of Operations

Nine Months Ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

BCMC’s loss from operations, consisting entirely of general and administrative (hereinafter, “G&A”) expenses, for the nine months ended September 30, 2002 (“the first nine months of fiscal 2002”) was $19,844, as compared to $1,981 for the nine months ended September 30, 2001 (“the first nine months of fiscal 2001”). BCMC’s increased loss from operations primarily was attributable to accounting and legal fees associated with the Proposed Transaction.

BCMC realized $1,900 of interest income and interest expense during the first nine months of fiscal 2002 in connection with $500,000 in notes payable issued to a consortium of related and unrelated lenders on July 25, 2002, the proceeds from which were remitted to PeruEx at a corresponding LIBOR rate of interest. BCMC realized $16,070 in other non-operating income during the first nine months of fiscal 2002 as a result of receiving a non-refundable deposit from us in connection with the Letter Agreement and nil during the first nine months of fiscal 2001.

As a result of the foregoing, BCMC realized a net loss for the first nine months of fiscal 2002 of $3,757 as compared to a net loss of $1,937 for the first nine months of fiscal 2001. BCMC’s accumulated deficit was $5,687 at September 30, 2002, as compared to an accumulated deficit of $1,930 at December 31, 2001.

Fiscal Year Ended December 31, 2001 as compared to the Fiscal Period from Inception to December 31, 2000

BCMC realized no revenues for the fiscal year ended December 31, 2001 (hereinafter, “fiscal 2001”), as compared to $62,500 in incidental, non-recurring revenues during the period from June 7, 2000, its date of inception to December 31, 2000 (hereinafter, “fiscal 2000”). Its fiscal 2000 revenues were attributable to management fees received from PeruEx during the initial establishment of BCSP in Peru. These management fee revenues were completely offset by a management salary, thereby resulting in a nil gross profit.

BCMC’s loss from operations for fiscal 2001 was $2,325, as compared to nil for fiscal 2000. Its fiscal 2001 loss from operations was attributable to the incurring of G&A expenses.

BCMC’s interest income was nominal for both fiscal 2001 and fiscal 2000. It realized $343 in non-operating other income during fiscal 2001, as compared to nil during fiscal 2000. The fiscal 2001 non-operating other income consisted of interest realized on a money market account balance. BCMC did not incur any non-operating other expenses during fiscal 2001 and fiscal 2000.

As a result of the foregoing, BCMC incurred a net loss for fiscal 2001 of $1,930, as compared to nil for fiscal 2000. BCMC’s accumulated deficit was $1,930 at December 31, 2001.

Liquidity and Capital Resources

Cash Flows

Nine Months Ended September 30, 2002 as compared to the Nine Months Ended September 30, 2001

BCMC’s operating activities utilized $64,053 and $23,513 in cash and cash equivalents during the first nine months of fiscal 2002 and fiscal 2001, respectively. On a comparative fiscal period-to-period basis, the increased utilization of cash, in cash and cash equivalents for the first nine months of fiscal 2002 reflects the higher loss, and more significantly, the negative cash flow effect of increased related party receivables. Partially offsetting the preceding negative cash flow effects were the positive cash flow effects of increased related party payables and accrued liabilities.

BCMC’s investing activities utilized $100,000 in cash and cash equivalents during the first nine months of fiscal 2002 as compared with nil in the first nine months of fiscal 2001. In the first nine months of fiscal 2002, BCMC received and passed through to the Partnership $100,000 in proceeds from the issuance of the following notes payable. On July 25, 2002, BCMC procured $500,000 in funding for the Partnership from a consortium of lenders comprised of BCMC shareholders (accounting for approximately $19,000), the Partnership’ limited partners (accounting for approximately $260,000, and unrelated individuals and entities. Of the $500,000 in funding, $400,000 was directly remitted to the Partnership by the lenders. BCMC remitted the remaining $100,000 to the Partnership. BCMC’s related receivable from the Partnership of $500,000 and corresponding $500,000 in notes payable to the consortium accrue interest at LIBOR (1.813% at September 30, 2002) with all principal and accrued interest becoming due twelve months after the earlier of (i) the date on which the Proposed Transaction is completed or (ii) the date on which the Proposed Transaction is terminated.

BCMC’s financing activities provided $165,589 and $1,500 in cash and cash equivalents during the first nine months of fiscal 2002 and 2001, respectively. The fiscal 2002 period primarily reflects BCMC’s direct receipt of the aforementioned $100,000 in proceeds from the issuance of notes payable and a cash deposit of $64,589 received from us.

As a result of the foregoing, BCMC’s cash and cash equivalents were $2,106 at September 30, 2002, as compared with $563 at September 30, 2001. BCMC’s working capital deficit was $2,187 at September 30, 2002, as compared to a working capital surplus of $313 at September 30, 2001.

Fiscal Year Ended December 31, 2001 as compared to the Period from Inception to December 31, 2000

BCMC’s operating activities utilized $24,506 in cash and cash equivalents during fiscal 2001, as compared to providing $22,576 in cash and cash equivalents during fiscal 2000. Fiscal 2001 reflects BCMC’s loss, and to a more significant extent, the negative cash flow effect of decreased related party payables. In contrast, the fiscal 2000 reflects positive cash flow effect of increased related party payables.

BCMC had no cash flows from investing activities during fiscal 2001 and fiscal 2000. BCMC’s financing activities provided $2,500 in cash and cash equivalents during fiscal 2001 from the receipt of common stock subscriptions and capital contributions, as compared with nil in fiscal 2000.

As a result of the foregoing, BCMC’s cash and cash equivalents were $570 at December 31, 2001, as compared to $22,576 at December 31, 2000. Its working capital was $570 and $1,000 at December 31, 2001 and December 31, 2000, respectively.

Planned Capital Expenditures

BCMC currently has no planned material capital expenditures.

Other Matters

Seasonal and Inflationary Influences

To date, BCMC has not been materially impacted by seasonal and inflationary influences.

Quantitative and Qualitative Disclosures About Market Risk

To date, BCMC has not been materially exposed to financial market risks. BCMC has not used, and currently does not contemplate using, any derivative financial instruments.

Off-Balance Sheet Liabilities

Other than that disclosed below, BCMC has not been, and currently is not, a party to any other contract or arrangement subjecting it to off-balance sheet liabilities.

Pursuant to the Representation Agreement, BCMC will become obligated to pay us a break-up fee under certain circumstances. See “Prospectus Summary – Our Proposed Transaction – Other Items related to Our Proposed Transaction – Break Fee – Us” on page 7, upon the occurrence of either of the following:

•	BCMC entering into a transaction involving either the securities or substantially all of the assets of the Partnership or its own which excludes us and is completed on or before December 31, 2003; or

•	The announcement of a transaction not involving us the effect of which would (a) preclude us from completing the Proposed Transaction, or (b) make it highly imprudent for us to proceed with the Proposed Transaction.

The break-up fee would consist of (i) reimbursing us, in cash, for all expenses incurred by us in connection with the Proposed Transaction and Offering, and (ii) remitting to us ten percent (10%) of the consideration to be received by PeruEx or BCMC in such a transaction.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires BCMC to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. Its actual results have differed, and will likely continue to differ, to some extent from its initial estimates and assumptions. However BCMC does not believe, given its minimal operating activities to date, that any of its significant accounting policies entail making particularly difficult, subjective or complex judgments of inherently uncertain matters that, given any reasonably possible variance therein, would make such policy particularly critical to a materially accurate portrayal of its historical or reasonably foreseeable financial condition or results of operations. See Note 2 to BCMC’s accompanying financial statements for a summary of its significant accounting policies.

Recently Issued Accounting Standards Not Yet Adopted

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement. We currently do not expect that the adoption of SFAS No. 143, as required, on January 1, 2003 will have a material impact on BCMC’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized rateably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. We currently do not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on BCMC’s financial statements.

Legal Proceedings

BCMC is not currently the subject of any legal proceedings.

BEAR CREEK MINING CORPORATION – UPON COMPLETION OF THE
PROPOSED TRANSACTION AND OFFERING

Directors, Executive Officers and Control Persons

The following are the names, municipalities of residence, ages and principal occupations of those individuals that will become our directors and officers should our Proposed Transaction and this Offering be completed and their respective beneficial ownership interests in us immediately thereafter:

				Number of Shares to be	Percentage of Shares to
				Beneficially Owned	be Beneficially Owned
		Company		Immediately After the	Immediately After the
Name, Municipality		Position To Be	Current Principal	Proposed Transaction	Proposed Transaction
of Residence	Age	Held	Occupation	and the Offering(1)	and the Offering(4)

J. David Lowell Rio Rico, Arizona USA	74	Chairman of the Board of Directors	Founder, Owner and Principal of Lowell Mineral Exploration	2,721,674(2)	7.17%

Andrew T. Swarthout Tucson, Arizona USA	50	President, Chief Executive Officer and a Director	President and a Director of Bear Creek Mining Company	777,976	2.05%

Gerald Van Voorhis Park City, Utah USA	64	Vice President and a Director	Vice President and Director of Bear Creek Mining Company	727,979	1.92%

David Volkert Lima, Peru	50	Vice-President of Exploration	Independent Geological Consultant, including to Bear Creek Mining Company	507,373	1.34%

David De Witt Vancouver, BC Canada	50	Director and Corporate Secretary	Founder and Director of Pacific Source Capital Ltd (formerly Sedun DeWitt Capital Corporation)	450,000(3)	1.19%

Kevin Morano Pennington, New Jersey USA	49	Director	Chief Financial Officer of Lumenis Ltd.; Vice President, Treasurer and a Director of Bear Creek Mining Company	1,110,393	2.93%

				Number of Shares to be	Percentage of Shares to
				Beneficially Owned	be Beneficially Owned
		Company		Immediately After the	Immediately After the
Name, Municipality		Position To Be	Current Principal	Proposed Transaction	Proposed Transaction
of Residence	Age	Held	Occupation	and the Offering(1)	and the Offering(4)

Catherine McLeod-Seltzer West Vancouver, BC Canada	42	Vice-Chairman of the Board of Directors	President and Director of Pacific Rim Mining Corporation	1,481,666	3.91%

(1)	Including Shares to be issued on repayment of the BCMC Loan or as compensation for the EVE Loan, 16,666 Bonus Shares to be issued to Catherine McLeod-Seltzer and any Shares to be issued upon the exercise of any other outstanding rights to acquire Shares within 60 days of the date of the Closing of the Proposed Transaction and excluding any Shares that may be purchased by such persons under the Offering. Certain of these shares will be subject to escrow restrictions or pooling. Refer to “Escrowed Securities” on page 32 herein.

(2)	Certain of these Shares are held in the names of David Lowell and the Lowell Family Limited Partnership.

(3)	These Shares are held in the name of Pacific Source Capital Ltd. (formerly Sedun De Witt Capital Corporation).

(4)	Calculated on a fully-diluted basis.

There will be no control persons after completion of the Proposed Transaction and the Offering.

Our Directors are elected by our shareholders and hold office and retire annually immediately prior to our next annual general meeting. Retiring Directors are eligible for re-election at our next annual general meeting. Directors may resign from office between annual general meetings and the Board of Directors has the power to fill Director such vacancies. Refer to “Our Current Executive Officers and Directors” and “Bear Creek Mining Company – Current Directors and Executive Officers”.

Proposed Compensation

The amounts that we anticipate paying to Mr. Swarthout and David Volkert during the 12-month period following the completion of the Proposed Transaction are as follows:

Name	Annual Salary ($)	Additional Remuneration ($)

Andrew Swarthout	$150,000	Nil

David Volkert	$122,000	Nil

The payment will be made pursuant to consulting agreements that have been entered into by BCMC and us with each of Mr. Swarthout and Mr. Volkert dated September 27, 2002. Under the consulting agreements each of the consultants is entitled to compensation equal to 24 months of payments in the event of a change in control of us and 12 months payments in respect of any other event of termination other than for just cause.

In addition to the above, we intend to establish a director, officer and employee incentive stock option plan the details of which are set out below.

Stock Option Grants

In addition to the Options shown in the table under the heading “Options, Stock Appreciation Rights and Other Rights to Purchase Securities” on page 25, we intend to issue, on Closing of the Proposed Transaction, the following options under an incentive stock option plan described below.

		Number of	Exercise	Vesting
Name of Optionee	Position	Shares Optioned	Price	Schedule

Andrew Swarthout	President & Director	300,000	$0.50	(1)

David Lowell	Chairman & Director	250,000	$0.50	(1)

Catherine McLeod-Seltzer	Vice-Chair & Director	250,000	$0.50	(1)

David De Witt	Director	150,000	$0.50	(1)

Kevin Morano	Director	150,000	$0.50	(1)

Gerald Van Voorhis	Vice President & Director	250,000	$0.50	(1)

David Volkert	Vice President, Exploration	250,000	$0.50	(1)

Cesar Rios	Geologist	75,000	$0.50	(1)

Willie Vasquez	Geologist	75,000	$0.50	(1)

K Villavicencios	Office Manager	25,000	$0.50	(1)

Raul Palza	Field Technician	15,000	$0.50	(1)

Janice Spencer	Secretary	50,000	$0.50	(1)

Steve Krause	Accountant	15,000	$0.50	(1)

TOTAL:		1,855,000

(1)	25% vested at Closing of the Proposed Transaction and the Offering, 25% at the end of each successive four-month period. The stock options will expire 5 years from the date of Closing.

There are no assurances that the options, warrants or other rights to purchase securities described above will be exercised in whole or in part.

Incentive Stock Option Plan

As a part of the Proposed Transaction, we will adopt an incentive stock option plan (the “Stock Option Plan”). The Stock Option Plan will authorize us to grant incentive stock options to our directors, officers, employees and consultants in accordance with the terms of the Stock Option Plan and the rules and policies of the relevant regulatory authorities.

Implementation of Stock Option Plan

We are seeking shareholder approval for the adoption of a new Stock Option Plan, subject to the approval of the Exchange. The purpose of the Stock Option Plan is to provide us with a share related mechanism to enable us to attract, retain, motivate and reward qualified directors, officers, employees and other service providers, for their contribution toward our long term and to enable and encourage such individuals to acquire our common shares as long term investments. If and when shareholder approval is obtained, the implementation of the Stock Option Plan will be at the sole discretion of our directors. The directors do not intend to implement the Stock Option Plan unless and until our shareholders approve the Proposed Transaction.

Material Terms of the Stock Option Plan

The following information is intended as a brief description of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan which is available for review at our registered and records offices at 3400 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 and at our head office.

1.	The maximum number of Shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 4,560,000 Shares, the exercise price of which, as determined by our Board of Directors in its sole discretion, shall not be less than the closing price of our Shares traded through the facilities of the Exchange on the date prior to the date of grant, less an allowable discount in accordance with the policies of the Exchange (however not to exceed a discount of 15% if issued to US residents) or, if the Shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the Shares are listed or quoted for trading. Stock options must be granted at an exercise price of 110% of the fair value of the Shares in the case of any optionee who owns shares representing more than 10% of our issued and outstanding Shares.

2.	Our Board of Directors shall not grant options to any one person exceeding 5% of our issued and outstanding Shares on a yearly basis.

3.	Upon expiry of an option, or in the event an option is otherwise terminated for any reason, without having been exercised in full, the number of Shares in respect of the expired or terminated option shall again be available for the purposes of the Stock Option Plan. All options granted under the Stock Option Plan may not have an expiry date exceeding five years from the date on which the Board of Directors grant and announce the granting of the option.

4.	If the option holder ceases to be a director or officer of the Company or ceases to be employed by, or a consultant to us (other than by reason of death), as the case may be, then the option granted shall expire on the 90th day following the date that the option holder ceases to be a director or officer and on the 30th day following the day the option holder ceases to be employed by or a consultant to us, subject to the terms and conditions set out in the Stock Option Plan.

5.	In the event that the option holder should die or become subject to a disability while he or she is still a director, officer, employee or consultant, the expiry date shall be 12 months from the date of death or disability of the option holder.

6.	For so long we are classified as a Tier 2 company or equivalent designation on the Exchange, all options granted pursuant to the Stock Option Plan shall be subject to vesting provisions determined by the Board of Directors in accordance with the requirements of the Exchange and as set out in the Stock Option Plan.

7.	We will provide the optionees with our financial statements at least annually.

8.	The Stock Option Plan shall terminate 10 years from the date of obtaining shareholder approval to the Stock Option Plan.

The Stock Option Plan will be administered by our corporate secretary or such other senior officer or employee as may be designated by the Board of Directors from time to time. Upon the approval of the Stock Option Plan by our shareholders, shareholder approval will not be required or sought on a case-by-case basis for the purpose of the granting of options to and the exercise of options by our employees or our affiliates regularly employed on a full-time or part-time basis, our directors and persons who perform services for us on an ongoing basis or who have provided, or are expected to provide, services of value to us.

Accordingly, Disinterested Shareholders will be asked to pass an ordinary resolution at our upcoming Extraordinary General Meeting to be held on November 14, 2002 (being approval by a simple majority of the votes cast in person or by proxy) to approve the implementation of the Stock Option Plan.

Corporate Cease Trade Orders or Bankruptcies

Other than as follows, none of those persons who will be our directors, officers or promoters on the Closing of the Proposed Transaction and the Offering is, or has been within the past ten years, a director, officer or promoter of any other issuer that, while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any statutory exemptions for a period of more than 30 consecutive days, or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Kevin Morano was the Chief Executive Officer of Exide Technologies from May 2000 to October 2001 at which time, as part of a restructuring plan the company pleaded guilty covering the actions of the prior management of the company. In April 2002, Exide Technologies filed a voluntary petition for bankruptcy.

Penalties or Sanctions

None of those persons who will be our directors, officers or promoters on the Closing of the Proposed Transaction and the Offering have, within the ten years prior to the date of this Prospectus, been subject to any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer, or theft or fraud.

Personal Bankruptcies

None of those persons who will be our directors, officers or promoters on the Closing of the Proposed Transaction and the Offering is, or has, within the ten years prior to the date of this Prospectus, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge and the knowledge of BCMC and PeruEx other than as disclosed herein, there are no existing or potential conflicts of interest among us, BCMC, PeruEx, our respective promoters, directors, officers or other members of management as a result of their outside business interests, except that certain of the directors, officer, promoters and other members of management serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of us, BCMC and/or PeruEx and their duties as a director, officer, promoter or member of management of such other companies.

Our proposed directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the YBCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

EXPERTS

Our financial statements as at December 31, 2001, 2000, and 1999, and for each of the periods then ended appearing in this Prospectus and Registration Statement have been audited by Staley Okada & Partners, independent chartered accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Peru Exploration Venture LLLP and Bear Creek Mining Corporation (with the exception of BCSP which was audited by Santa Cruz Yshiki Narciso Y Asociados) as at December 31, 2001, and for the fiscal year then ended and for the fiscal periods from the respective dates of inception through to December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Semple & Cooper, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

We engaged Peter A. Ronning, P.Eng., a geological engineer registered with The Association of Professional Engineers and Geoscientists of British Columbia, to undertake a review of PeruEx’s Santa Rosa, Lomo de Camello and Estrella mineral properties, which are those mineral properties we consider to be material to the Proposed Transaction. He is a Qualified Person, as defined under National Instrument 43-101 of the Canadian Securities

“Standards for Disclosures for Mineral Projects”. The only consideration due to Mr. Ronning for performing his review of PeruEx’s mineral properties is his customary consulting fee.

LEGAL MATTERS

NEXUS Venture Capital Lawyers of Vancouver, British Columbia has passed on the legality of the Units and the other securities being registered.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

On Closing of the Proposed Transaction, we will be a Yukon Territory incorporated company. The YBCA enables a corporation to indemnify a director for violations of the director’s fiduciary duty.

Section 126 of the Yukon Business Corporations Act empowers us to indemnify, except in respect of an action by or on behalf of us to procure a judgment in our favor, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving as such with respect to another entity at our request. The YBCA also permits us to purchase insurance on behalf of any such director, officer, employee or agent. Our articles of continuation provide in effect for the elimination of the personal liability of our directors for breaches of fiduciary duty and for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law. We do not have nor do we anticipate purchasing or maintaining insurance on behalf of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under the provisions of our articles of continuation.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our shareholders on an annual basis; the statements will be prepared by management and audited by independent chartered accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits thereto as permitted by the rules and regulations of the SEC. For further information with respect to Bear Creek Mining Corporation, the Units and the Shares offered hereby, please refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The reporting requirements of the Securities Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These reports can also be reviewed by accessing the SEC’s Internet site.

GLOSSARY OF GEOLOGICAL TERMS

In this Prospectus, the following geological terms shall have the meanings set forth below:

“adit”	a horizontal or nearly horizontal passage driven from the surface for the working or dewatering of a mine;

“Ag”	silver;

“alteration”	chemical and mineralogical changes in a rock mass resulting from reaction with hydrothermal fluids or changes in pressure and temperature;

“anomalous”	adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentrations in an area. Though it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization;

“Au”	gold;

“batholith”	a large mass of igneous rock, generally with a surface area exceeding 100 square kilometers;

“bleached”	an informal adjective describing rock in which the dark coloured minerals have been removed by alteration processes;

“brittle shear”	a break in a body of rock that causes two adjacent parts of the body to slide relatively to each other along the plane of the break. The shear is considered brittle if the rock breaks before 5% deformation has taken place;

“chalcedony”	a form of quartz in which the crystals are so fine as to not be discernible with the naked eye or low power magnifier;

“continuous chip sample”	a rock sample taken by collecting a series of chips across a measured distance along a rock face. The chips are so closely spaced that there is no gap between them;

“Cretaceous”	a geological period between 65 and 144 million years before the present, part of the Mesozoic Era;

“Cu”	copper;

“decline”	a mine passageway that slopes downward;

“detection limit”	in chemical analysis, a limit below which the analytical method cannot reliably detect the element being sought;

“epithermal”	adjective referring to hydrothermal processes and deposits taking place or formed at comparatively low temperatures in the 50°C to 300°C range, and to mineral deposits formed by such processes;

“fault, block fault”	a fracture in a rock across which there has been displacement. Block faults are usually steep, and break the earth’s crust into “blocks” that are displaced vertically and/or laterally relative to each other;

“geochemically anomalous”	see “anomalous”;

“gneiss”	a rock whose textures and mineralogy have changed as a result of it being buried deep within the earth’s crust. One of many types of metamorphic rock;

“grab sample”	a sample of rock selected, not to represent any defined area or volume of rock, but simply to exhibit some specific feature of interest. It may consist of one or more pieces of rock, but any analyses obtained from a grab sample cannot be used to represent anything other than the sample itself, and cannot be used in characterizing the grades of a deposit;

“granodiorite”	a type of igneous rock;

“hectare”	an area totalling 10,000 square meters, e.g., an area 100 meters by 100 meters;

“hematite”	an oxide of iron (Fe2O3). The non-technical term “rust” covers a number of iron oxides including hematite;

“informal miners”	persons and groups who mine in an area without holding any legally recognized rights to the minerals;

“inlier”	an informal term that refers to a large body of one rock type, surrounded by another rock type;

“island arc”	a curved chain of islands rising from the deep sea floor and near to the continents;

“median”	the value of the middle item in a set of data arranged in rank order. Half of the rest of the data set contains values above the median and half contains values below the median;

“Mesozoic”	a geological era between 65 and 248 million years before the present;

“Mississippi Valley-Type Deposit”	a deposit of lead and/or zinc minerals confined to certain layers in limestone or dolostone;

“ppb”	parts per billion;

“ppm”	parts per million (l ppm = 1000 ppb = 1 gram per metric tonne);

“quartz”	a common rock-forming mineral comprised of silicon and oxygen (SiO2);

“reverse circulation drilling”	a method of drilling that reduces the rock it drills to small chips, which are carried to the surface by the drilling process, where they are collected as samples. It is usually less expensive than core drilling;

“secondary copper mineral”	a copper mineral that forms as a result of chemical changes affecting the original copper-bearing mineral, usually in the weathering environment or at shallow depths above the water table;

“stockwork”	a three-dimensional network of planar to irregular veinlets;

“sub-sample”	in a laboratory, the small part of a field sample that is actually subjected to analysis;

“sulphide”	a mineral characterized by the linkage of sulphur with a metal;

“Tertiary”	a geological sub-era between about 2 million years and 65 million years before the present;

“vein”	a tabular mineral deposit formed in or adjacent to faults or fractures by the deposition of minerals from hydrothermal fluids;

“veinlet”	a small vein; the distinction between vein and veinlet tends to subjective; and

“winze”	a vertical passageway within a mine that leads downward from a horizontal passage or opening. Unlike a shaft, a winze does not reach the surface.

Financial Statements

CONTENTS

EVE

	Independent Auditors’ Report	2

	Balance Sheets	3

	Statements of Loss & Deficit	4

	Statements of Cash Flows	5

	Notes to Financial Statements	6

BCMC

	Report of Independent Public Accountants	2

	Balance Sheets	2

	Statements of Operations	3

	Statements of Changes in Stockholders’ (Deficit) Equity	4

	Statements of Cash Flows	5

	Notes to Financial Statements	7

PeruEx

	Report of Independent Public Accountants	1

	Balance Sheets	2

	Statements of Operations and Partners’ Capital	3

	Statements of Cash Flows	4

	Notes to Financial Statements	6

Proformas

	Balance Sheets	1

	Statements of Operations	2

	Notes to Financial Statements	4

EVEOLUTION VENTURES INC.

FISCAL YEAR END FINANCIAL STATEMENTS

& INTERIM FINANCIAL STATEMENTS

31 DECEMBER 2000, 2001 AND 30 SEPTEMBER 2002

INDEPENDENT AUDITORS’ REPORT

To the Directors and Shareholders of EVEolution Ventures Inc.:

We have audited the balance sheet of EVEolution Ventures Inc. as at 31 December 2001 and 2000 and the statement of loss and deficit and statement of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

Langley, B.C. 23 January 2002	STALEY, OKADA, CHANDLER & SCOTT CHARTERED ACCOUNTANTS

EVEolution Ventures Inc. Balance Sheet Canadian Funds	Statement 1

	30 September	31 December	31 December
ASSETS	2002	2001	2000

	(Unaudited)
Current

Cash and cash equivalents	$—	$328,615	$419,705

Goods and services tax recoverable	14,116	3,938	4,833

Prepaid expenses	20,000	—	1,500

	34,116	332,553	426,038

Capital Assets (Note 3)	5,739	6,190	6,299

Advances to Bear Creek

Mining Company (Note 7)	100,000	—	—

Deferred Acquisition Costs (Note 7)	216,551	—	—

Deferred Share Issuance Costs (Note 7)	56,907	—	—

	$413,313	$338,743	$432,337

LIABILITIES

Current

Checks issued in excess of funds on deposit	$3,928	$—	$—

Accounts payable and accrued liabilities	124,520	3,277	14,956

	128,448	3,277	14,956

SHAREHOLDERS’ EQUITY

Share Capital (Note 4)	455,954	455,954	455,954

Deficit - Statement 2	(171,089)	(120,488)	(38,573)

	284,865	335,466	417,381

	$413,313	$338,743	$432,337

ON BEHALF OF THE BOARD:

“Cheryl Wheeler”	, Director

“Catherine McLeod-Seltzer”	, Director

- See Accompanying Notes -

EVEolution Ventures Inc. Statement of Loss and Deficit Canadian Funds	Statement 2

	Nine Months	Nine Months
	Ended	Ended	Year Ended	Year Ended
	30 September	30 September	31 December	31 December
	2002	2001	2001	2000

	(Unaudited)	(Unaudited)
General and Administrative Expenses

Listing and filing fees	$12,242	$5,630	$5,631	$4,377

Accounting and audit	11,135	1,712	—	—

Advertising	8,548	22,228	22,819	1,930

Professional fees	5,384	14,047	7,218	5,611

Legal	4,667	5,484	—	—

Travel	3,446	6,598	7,083	5,883

Office and sundry	3,273	11,011	17,260	6,036

Consulting fees	1,935	12,301	34,647	15,500

Printing fees	1,379	—	—	2,255

Amortization	958	1,561	1,388	1,225

Website maintenance	648	—	600	6,054

Professional development	—	775	—	—

Operating Loss	53,615	81,347	96,646	48,871

Interest Income	(3,014)	(12,399)	(14,731)	(19,527)

Loss for the Period	50,601	68,948	81,915	29,344

Deficit — Beginning of period	120,488	38,573	38,573	9,229

Deficit — End of Period	$171,089	$107,521	$120,488	$38,573

Loss per Share — Basic and Diluted	$0.05	$0.07	$0.08	$0.03

Weighted Average Common Shares Outstanding — Basic and Diluted	1,000,000	1,000,000	1,000,000	1,000,000

- See Accompanying Notes -

EVEolution Ventures Inc. Statement of Cash Flows Canadian Funds	Statement 3

	Nine Months	Nine Months
	Ended	Ended	Year Ended	Year Ended
Cash Resources Provided By	30 September	30 September	31 December	31 December
(Used In)	2002	2001	2001	2000

	(Unaudited)	(Unaudited)
Operating Activities

Loss for the period	$(50,601)	$(68,948)	$(81,915)	$(29,344)

Item not affecting cash Amortization	958	1,561	1,388	1,225

Changes in non-cash working capital	91,066	(15,059)	(9,284)	10,246

	41,423	(82,446)	(89,811)	(17,873)

Investing Activities

Purchase of capital assets	(508)	(1,278)	(1,279)	(6,885)

Advances to Bear Creek Mining Company	(100,000)	—	—	—

Deferred acquisition costs	(216,551)	—	—	—

	(317,059)	(1,278)	(1,279)	(6,885)

Financing Activities

Share capital issued for cash, net	—	—	—	155,954

Deferred share issuance costs	(56,907)	—	—	—

Checks issued in excess of funds on deposit	3,928	—	—	—

	(52,979)	—	—	155,954

Net Increase (Decrease) in Cash	(328,615)	(83,724)	(91,090)	131,196

Cash and cash equivalents — Beginning of period	328,615	419,705	419,705	288,509

Cash and Cash Equivalents - End of Period	$—	$335,981	$328,615	$419,705

- See Accompanying Notes -

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

1.	Incorporation / Nature of Business

The company was incorporated under the Company Act of British Columbia on 31 August 1999 as 4271 Investments Ltd. Subsequently, on 30 September 1999, the company changed its name to EVEolution Ventures Inc.

On 11 April 2000, the company obtained a listing on Vancouver’s TSX Venture Exchange (“the Exchange”), as a venture capital pool company (“a Capital Pool Company”) pursuant to Policy 30 of the Vancouver Stock Exchange. The company is required by the Exchange to complete a qualifying transaction in a specified time period in order to maintain its listing. At the company’s request, trading was halted effective 29 April 2002 due to the initiation of the qualifying transaction (Note 7).

The company’s sole business to date has been to identify and evaluate business opportunities with a view towards completing a Qualifying Transaction. The proposed transaction (Note 7), will constitute a Qualifying Transaction and represents the culmination of all business efforts to date.

Upon completing the Qualifying Transaction, the company’s business will be to carry on the previously existing businesses acquired from Peru Exploration Venture LLLP (“PeruEx”) and Bear Creek Mining Company (“BCMC”), that collectively being the business of acquiring and exploring various properties principally in the Republic of Peru with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale.

2.	Significant Accounting Policies

a)	Cash and Cash Equivalents

For purposes of reporting cash flows, the company considers cash and cash equivalents to include amounts held in banks and highly liquid debt investments with remaining maturities at point of purchase of three months or less. The company places its cash and cash investments with institutions of high-credit worthiness. At times, such investments may be in excess of federal insurance limits.

b)	Capital Assets

Capital assets are recorded at cost. The company provides for amortization on computer equipment at 30% declining balance method. One-half of the above rate is taken in the year of acquisition. This policy materially approximates a four year straight-line method.

c)	Income Taxes

Income taxes are accounted for using the asset and liability method. Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

2.	Significant Accounting Policies - Continued

d)	Loss per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

e)	Management’s Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

f)	Change in Accounting Policy

The company has adopted the new recommendations of CICA Handbook Section 3870, stock-based compensation and other stock-based payments. It is applied on a prospective basis and applies to all awards granted on or after 1 January 2002. Section 3870 establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.

Non-employees

The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method.

Employees

The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. The company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any, of the quoted market price of the company’s common shares at the date of grant over the amount an employee must pay to acquire the common shares. As required for the employee stock options, the company will disclose pro-forma income (loss) and pro-forma earnings (loss) per share using a fair value based method.

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

2.	Significant Accounting Policies - Continued

g)	Year-End

The company’s fiscal year-end is 31 December.

h)	Foreign Currency Translation

The accounts of the company’s foreign transactions have been translated into Canadian dollars as follows:

•	Monetary assets and liabilities at period-end rates,

•	All other assets and liabilities at historical rates, and

•	Revenue and expense at an appropriately weighted average rate of exchange prevailing during the period.

Exchange gains and losses arising from these transactions are reflected in income or expense in the year that they occur.

i)	Derivative Financial Instruments

The company was not a party to any derivative financial instruments during any of the reported fiscal periods.

j)	Comparative Figures

Certain of the comparative figures have been reclassified, where applicable, to conform with the presentation used in the current period.

3.	Capital Asset

Details are as follows:

			30 September	31 December
			2002	2001
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value

	(Unaudited)	(Unaudited)	(Unaudited)
Computer equipment	$9,335	$3,596	5,739	$6,190

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

4.	Share Capital

a)	Details of share capital are as follows:

		Number	Amount

Authorized:

50,000,000 common shares without par value

Issued and fully paid:

Balance - 31 December 1999	*	3,000,000	$300,000

Issued — Initial prospectus offering		1,000,000	200,000

Share issuance costs		—	(44,046)

Balance - 31 December 2000 and 2001 and 30 September 2002 (unaudited)		4,000,000	$455,954

*	The shares issued are subject to an escrow agreement and may not be transferred, assigned or otherwise dealt with, without the consent of the governing regulatory bodies.

b)	As at 30 September 2002 (unaudited) and 31 December 2001, the following share purchase options were outstanding:

		Price per
	Number	Share	Grant Date	Expiry Date

Directors and officers	220,000	$0.20	11 April 2000	11 April 2005

Advisors and consultants	100,000	$0.66	26 April 2000	26 April 2005

Advisors and consultants	40,000	$0.66	14 March 2001	14 March 2006

	360,000

All options vest immediately. No options, to date, have been exercised, cancelled, forfeited or been re-priced.

5.	Fair Value of Financial Instruments

The company’s financial instruments consist of cash and cash equivalents, Goods and Services Tax recoverable, advances to BCMC, checks issued in excess of funds on deposit and accounts payable. Unless otherwise noted, it is management’s opinion that the company is not exposed to significant interest, currency or credit risks arising from the financial instruments. The fair value of these financial instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

6.	Income Taxes

The company has incurred non-capital losses for tax purposes of approximately $117,000 which may be carried forward and used to reduce taxable income. These losses expire as follows:

2006	$28,000

2007	9,000

2008	80,000

$117,000

The potential future tax benefits of these losses have not been recognized in the accounts of the company.

7.	Qualifying Transaction

By letter of agreement accepted on 29 May 2002, the company has agreed to purchase all of the limited partner interests in PeruEx and all of the shares in the capital of its general partner, BCMC.

As consideration for the acquisition of the limited partner’s interest in PeruEx and all of the shares in the capital of BCMC, the company will issue 8,600,000 common shares. As additional consideration, current principals of the company will transfer, for nominal consideration, 2,400,000 common shares of the company, that are currently held by them in escrow, to the security holders of BCMC and the limited partnership.

Concurrent with the closing of the acquisition, the company intends to complete a prospectus offering of 11,000,000 units (“Units”) at a price of U.S. $0.50 per Unit for gross proceeds of U.S. $5,500,000. Each Unit consists of one common share and one-half of one share purchase warrant. Each warrant will entitle the holder to purchase an additional common share of the company within one year from the date of issue of the warrant for a price of U.S. $0.75 per common share.

The company has agreed to pay a fee to Haywood Securities Inc. (“Haywood”) of up to 7.5% of the gross proceeds of the financing, in Units, plus brokers’ warrants entitling Haywood to purchase up to a total of 12% of the shares issued under the financing within one year from the date of issue of the brokers’ warrants for U.S. $0.50.

The company has as a condition on completion of the qualifying transaction, also agreed to repay a debt owing by BCMC of U.S. $500,000 through the issuance of up to 1,000,000 Units, each Unit consisting of one common share, 1/2 Series “A” Bridge warrant and 1/2 Series “B” Bridge warrant. Each whole Series “A” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of U.S. $0.50. Each whole Series “B” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of U.S. $0.75.

The company has advanced to BCMC, by way of deposit, $125,000 of which $100,000 is refundable.

The refundable deposit is secured by a general security agreement and a fixed and floating charge over all of BCMC’s assets.

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

7.	Qualifying Transaction - Continued

As at 30 September 2002, the company has the following deferred acquisition costs relating to the purchase of limited partner interest and BCMC:

Legal and accounting fees	$166,551

Sponsorship fees	25,000

Non-refundable advances to BCMC	25,000

$216,551

This qualifying transaction will be accounted for as a reverse takeover, because the control of the combined company will pass to the stakeholders of the entities being acquired, being PeruEx and BCMC. The purchase method of accounting is applied with the shares issued as consideration being recorded at the fair value of the net assets of the company, which has been determined to be equal to the net book value of the company.

The deferred acquisition costs will be written off and expensed prior to the acquisition as is required by Canadian generally accepted accounting principles for reverse takeovers.

The qualifying transaction is subject to shareholder and regulatory approval.

Should this transaction be completed, certain other changes will occur, such as name changes, employment contracts for key employees, and changes in directors and officers.

8.	Subsequent Events

a)	On 8 October 2002, the company incorporated a 100% owned subsidiary, EVEolution Ventures (USA) Inc. (“EVE-US”), in Arizona, USA. This will be accounted for under the purchase method of accounting.

b)	Subsequent to 30 September 2002, the company entered into an arrangement to borrow $200,000 ($177,500 received as at 21 October 2002 of which $125,000 is from directors of the company) to fund ongoing expenses associated with completing the qualifying transaction. The principal on this loan plus accrued interest of 12% per annum is payable upon completion of the qualifying transaction or alternatively will become payable on demand six months from receipt of the funds. In addition, 66,666 bonus shares will be paid to the lenders at that time. Should the qualifying transaction not complete, 166,666 bonus shares will be issued.

9.	Differences Between United States and Canadian Generally Accepted Accounting Principles (GAAP)

a)	Accounting Policy Differences

These financial statements are prepared in accordance with accounting principles generally accepted in Canada. The significant differences between Canadian and U.S. GAAP are as follows:

         EVEolution Ventures Inc. Notes to Financial Statements 30 September 2002 Canadian Funds

9.	Differences Between United States and Canadian Generally Accepted Accounting Principles (GAAP) - Continued

a)	Accounting Policy Differences - Continued

Under Canadian GAAP, no value is attributed to the release of escrowed shares and no compensation expense is recorded. Under U.S. GAAP, stock compensation expense is recorded as such shares become eligible for release based upon the number of shares eligible for release and the market value of the shares at that time.

Under Canadian GAAP, the company was not required to record the effect of non-employee stock option based compensation expense in the financial statements until 1 January 2002. Under U.S. GAAP, stock compensation expense is recorded for non-employees based upon the discount from market at the date the option is granted.

b)	Statement Reconciliation

i)	A reconciliation of the financial statements from Canadian to U.S. presentation is as follows:

	30 September	30 September	31 December	31 December
	2002	2001	2001	2000

	(Unaudited)	(Unaudited)
Net Loss — Canadian Basis	$(50,601)	$(68,948)	$(81,915)	$(29,344)

Compensation expense on common stock options granted to non-employees	—	—	(3,469)	(18,807)

Net Loss — U.S. Basis	$(50,601)	$(68,948)	$(85,384)	$(48,151)

Net Loss U.S. Basis per Share — Basic and Diluted	$(0.05)	$(0.07)	$(0.09)	$(0.05)

ii)	A reconciliation of certain balance sheet accounts from Canadian presentation to U.S. presentation is as follows:

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

9.	Differences Between United States and Canadian Generally Accepted Accounting Principles (GAAP) - Continued

b)	Statement Reconciliation - Continued

	30 September	31 December	31 December
	2002	2001	2000

	(Unaudited)
Deficit — Canadian Basis	$(171,089)	$(120,488)	$(38,573)

Stock compensation expense, prior years’ cumulative	(22,276)	(18,807)	—

Stock compensation expense on common stock options granted to non-employees	—	(3,469)	(18,807)

Deficit — U.S. Basis	$(193,365)	$(142,764)	$(57,380)

	30 September	31 December	31 December
	2002	2001	2000

	(Unaudited)
Share Capital — Canadian Basis	$455,954	$455,954	$455,954

Stock compensation expense, prior years’ cumulative	22,276	18,807	—

Stock compensation expense on common stock options granted to non-employees	—	3,469	18,807

Share Capital — U.S. Basis	$478,230	$478,230	$474,761

c)	Disclosure Reconciliation

A reconciliation of certain of the disclosure items from Canadian presentation to U.S. presentation is a follows:

In October 1995, the United States Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation”. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees”. The company has adopted the disclosure provisions of SFAS No. 123 as follows:

2000

Net Loss

As reported	$(29,344)
Pro forma	$(173,192)

Net Loss Per Share

As reported	$(0.03)
Pro forma	$(0.17)

EVEolution Ventures Inc.
Notes to Financial Statements
30 September 2002
Canadian Funds

9.	Differences Between United States and Canadian Generally Accepted Accounting Principles (GAAP) - Continued

c)	Disclosure Reconciliation - Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

2000

Expected dividend yield	0.00%

Expected stock price volatility	34.19%

Risk-free interest rate	6.21%

Expected life of options	5 years

All options granted, vest immediately. The weighted average grant-date fair value of employee options granted in 2000 was $0.65. No options were granted to employees in 2001 or 2002.

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the company’s stock options.

PERU EXPLORATION VENTURE LLLP
(a development stage partnership)

and

BEAR CREEK MINING COMPANY – SUCURSAL DEL PERU
(an assigned development stage division)

COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Peru Exploration Venture LLLP (a development stage partnership)

We have audited the accompanying combined balance sheet of Peru Exploration Venture LLLP (a development stage partnership and an Arizona limited liability limited partnership) and Bear Creek Mining Company – Sucursal del Peru (an assigned development stage division formally registered by public deed in the Republic of Peru) (hereinafter, collectively referred to as the “Partnership”) as of December 31, 2001, and the related combined statements of operations and partners’ capital, and cash flows, for the fiscal year then ended, and for the fiscal period from June 22, 2000, the date of Peru Exploration Venture LLLP’s inception, through December 31, 2000. These combined financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of Bear Creek Mining Company - Sucursal del Peru, all the assets, liabilities and expenses of which have been included in the Partnership’s combined financial statements pursuant to a general assignment agreement (see Note 1). The financial statements of Bear Creek Mining Company – Sucursal del Peru reflect total assets of $51,434 as of December 31, 2001, and a loss of $651,912 for the fiscal year then ended, and a loss of $208,609 for the fiscal period from August 11, 2000, the date of its inception, through December 31, 2000. The financial statements of Bear Creek Mining Company – Sucursal del Peru were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Bear Creek Mining Company – Sucursal del Peru is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Peru Exploration Venture LLLP (a development stage partnership) and Bear Creek Mining Company – Sucursal del Peru (an assigned development stage division) as of December 31, 2001, and the combined results of their operations and cash flows for the fiscal year then ended, and for the fiscal period from June 22, 2000, the date of Peru Exploration Venture LLLP’s inception, through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Semple & Cooper, LLP
Certified Public Accountants

Phoenix, Arizona
September 5, 2002

PERU EXPLORATION VENTURE LLLP (a development stage partnership)

and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

COMBINED BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2002	2001

	(Unaudited)
Current Assets:

Cash and cash equivalents (Note 2)	$190,198	$447,518

Receivables — non-trade (Note 3)	1,947	—

Related party receivables (Note 4)	7,768	1,750

Prepaid expenses	13,212	3,418

Total Current Assets	213,125	452,686

Property and equipment, net (Notes 2 and 5)	38,922	45,633

Total Assets	$252,047	$498,319

LIABILITIES AND PARTNERS’ (DEFICIT) CAPITAL

Current Liabilities:

Accounts payable — trade	$7,314	$219

Related party payables (Note 6)	80,659	—

Accrued liabilities	52,010	25,433

Total Current Liabilities	139,983	25,652

Long-Term Liabilities:

Related party loan payable (Note 7)	500,000	—

Related party accrued interest (Note 7)	1,900	—

Total Liabilities	641,883	—

Commitments and Contingencies: (Note 8)	—	—

Partners’ (Deficit) Capital	(389,836)	472,667

Total Liabilities and Partners’ (Deficit) Capital	$252,047	$498,319

The accompanying notes are an integral part of these combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership)

and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

COMBINED STATEMENTS OF OPERATIONS AND PARTNERS’ CAPITAL

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Operating Expenses:

General and administrative	$351,438	$255,977	$255,128	$146,509	$753,075

Exploration	510,805	618,292	772,082	274,590	1,557,477

Loss from Operations	(862,243)	(874,269)	(1,027,210)	(421,099)	(2,310,552)

Other Income (Expense):

Interest income	1,640	7,677	8,502	7,363	17,505

Interest expense	(1,900)	—	—	—	(1,900)

Other	—	—	111	—	111

	(260)	7,677	8,613	7,363	15,716

Loss	(862,503)	(866,592)	(1,018,597)	(413,736)	(2,294,836)

Partners’ Capital, beginning	472,667	541,264	541,264	—	—

Contributions	—	475,000	950,000	955,000	1,905,000

Partners’ (Deficit) Capital, ending	$(389,836)	$149,672	$472,667	$541,264	$(389,836)

The accompanying notes are an integral part of these combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership)

and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

COMBINED STATEMENTS OF CASH FLOWS

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Increase (decrease) in cash and cash equivalents:

Cash flows from operating activities:

Loss	$(862,503)	$(866,592)	$(1,018,597)	$(413,736)	$(2,294,836)

Adjustments to reconcile loss to net cash used by operating activities:

Depreciation	7,770	2,671	10,872	2,795	21,437

Net changes in current assets and liabilities:

Receivables — non-trade	(1,947)	—	—	—	(1,947)

Related party receivables	(6,018)	21,294	27,801	(29,551)	(7,768)

Prepaid expenses	(9,794)	(1,244)	(3,394)	(24)	(13,212)

Accounts payable — trade	7,095	(496)	219	—	7,314

Related party payables	80,659	—	—	—	80,659

Accrued liabilities	26,577	5,471	21,495	3,938	52,010

Increase in related party accrued interest payable	1,900	—	—	—	1,900

Net cash used by operating activities	(756,261)	(838,896)	(961,604)	(436,578)	(2,154,443)

The accompanying notes are an integral part of these combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership)

and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

COMBINED STATEMENTS OF CASH FLOWS (Continued)

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Cash flows from investing activities:

Purchase of property and equipment	(1,059)	(5,250)	(4,980)	(54,320)	(60,359)

Net cash used by investing activities	(1,059)	(5,250)	(4,980)	(54,320)	(60,359)

Cash flows from financing activities:

Related party loan payable	500,000	—	—	—	500,000

Partner contributions	—	475,000	950,000	955,000	1,905,000

Net cash provided by financing activities	500,000	475,000	950,000	955,000	2,405,000

Net (decrease) increase in cash and cash equivalents	(257,320)	(369,146)	(16,584)	464,102	190,198

Cash and cash equivalents at beginning of period	447,518	464,102	464,102	—	—

Cash and cash equivalents at end of period	$190,198	$94,956	$447,518	$464,102	$190,198

Supplemental Disclosure of Cash Flow Information:

None

The accompanying notes are an integral part of these combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1

Nature of Operations, Organizational Structure and Combined Financial Presentation

Peru Exploration Venture LLLP (hereinafter, “PeruEx”) was formed on June 22, 2000 and subsequently registered on September 19, 2000 in the State of Arizona as a limited liability limited partnership. Bear Creek Mining Company (hereinafter, “BCMC”), an Arizona S-corporation, is the sole general partner of PeruEx.

PeruEx’s business has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in the Republic of Peru (hereinafter, “Peru”), with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. However, as Peru does not legally recognize PeruEx’s limited liability limited partnership form, PeruEx executed an agreement with BCMC titled General Assignment of Rights to Exploration Venture (hereinafter, “the General Assignment”). The General Assignment, as amended, sets forth the following:

•	BCMC, as the sole General Partner of the Limited Partnership, has heretofore conducted, and shall hereinafter conduct, exploration operations, and has acquired, and shall hereinafter acquire, interest in mineral properties in Peru, all for, and on behalf of, PeruEx, and

•	BCMC, in order to conduct such operations and acquisitions, established a division in Peru [named Bear Creek Mining Company — Sucursal del Peru (hereinafter, “BCSP”)] to enable it to conduct in the name of BCMC [or BCSP] such operations and acquisitions which, although conducted in the name of BCMC [or BCSP], have been, and shall hereinafter be, for the account of, and at the expense of, PeruEx, all pursuant to agreement between BCMC and PeruEx.

The effect of the General Assignment, as amended, was to legally transfer control of BCSP from BCMC to PeruEx. Accordingly, all assets, liabilities and expenses of BCSP have been included with that of PeruEx to present these combined financial statements. Both PeruEx and BCSP (hereinafter collectively referred to as the “Partnership”) continue to constitute development stage entities with no revenues to date. All inter-Partnership transactions and accounts have been eliminated in combination.

Note 2

Summary of Significant Accounting Policies

Fiscal Periods

PeruEx and BCSP both have fiscal years which end on December 31st.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Partnership’s historical combined results as well as management’s future expectations. The Partnership’s actual combined results could vary materially from management’s estimates and assumptions.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 2

Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

Property and Equipment

Property and equipment, Including any major additions and improvements, are recorded at cost. Minor additions and improvements, as well as maintenance and repairs, which do not materially extend the useful life of property or equipment are charged to operations as incurred. The net book value of property or equipment sold or retired is removed from the asset and related accumulated depreciation accounts with any resulting gain or loss included in results of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for property and equipment range from five to ten years.

Management periodically reviews all of the Partnership’s property and equipment for the presence of impairment indicators that would suggest that the carrying amount of one or more assets may not be recoverable. When it is determined that an asset has in fact become impaired, that asset’s carrying value is immediately reduced to its net realizable value with the resulting write-down immediately recognized in results of operations.

Reclamation and Remediation Costs

The Partnership’s operations are subject to the minimum mine reclamation and environmental remediation standards of Peruvian governmental agencies. Although no accruals have yet been required due to the early exploratory stages of the Partnership’s leased mineral properties, the Partnership will prospectively accrue, on an undiscounted basis, management’s best estimate of any future costs that become probable of incurrence, provided that such costs are reasonably estimatable.

Income Taxes

PeruEx, being a limited liability limited partnership, and BCSP, being a division of an S-corporation, are not taxable entities although they do jointly report to the US Internal Revenue Service. Instead, PeruEx’s individual partners are allocated pro rata any income, loss or tax credits of the Partnership and assume any associated income tax obligation or benefit. Any future earnings directly attributable to BCSP will be subject to taxation by Peruvian taxing authorities.

Exploration Costs

Exploration costs are expensed as incurred as all the Partnership’s leased mineral properties remain in the early exploratory stage with any probable or proven mineral reserves yet to be established. If and when the Partnership’s management determines that economically extractable proven or probable mineral reserves have been established, the subsequent costs incurred to develop such property, including costs to further delineate the ore body and remove over burden to initially expose the ore body, will be capitalized.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 2

Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The Partnership operates in Peru through BCSP. BCSP’s functional currency is the U.S. dollar. Accordingly, the Partnership translates BCSP’s (i) asset and liability accounts at the fiscal period end exchange rate, (ii) equity accounts at historical rates, and (iii) income and expenses at an appropriately weighted average exchange rate for the fiscal period. Translation adjustments are reflected in partners’ (deficit) capital and transaction gains and losses are reflected in the results of operations for the fiscal period.

Fair Value of Financial Instruments

The carrying values of the Partnership’s financial instruments, consisting of its cash and cash equivalents, loans receivable, related party receivables, accounts payable – trade, accrued liabilities and due to related party, materially approximated their respective fair values at each balance sheet date due to the immediate or short-term maturity of these financial instruments.

Concentrations of Credit Risk

The Partnership’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents, loans receivable and related party receivables. The Partnership places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Partnership’s management also routinely assesses the financial strength and credit worthiness of any parties to which it extends loans and advances, and as such, it believes that any associated credit risk exposures are limited.

Derivative Financial Instruments

The Partnership was not a party to any derivative financial instruments during any of the reported fiscal periods.

Segment Reporting

The Partnership’s chief operating decision maker, being the President of BCMC, allocates resources to, and assesses the performance of, the Partnership’s business. He currently manages the Partnership’s business, assesses its performance, and allocates its resources as a single operating segment.

Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (hereinafter, “SFAS No. 141”). SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after June 30, 2001. In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after June 30, 2001. The Partnership adopted SFAS No. 141, as required, on July 1, 2001 with no material impact on its combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 2

Summary of Significant Accounting Policies (continued)

Recently Adopted Accounting Standards (continued)

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (hereinafter, “SFAS No. 142”), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Partnership adopted SFAS No. 142, as required, on January 1, 2002 with no material impact on its combined financial statements (unaudited).

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (hereinafter, “SFAS No. 144”). SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121. Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required. The Partnership adopted SFAS No. 144, as required, on January 1, 2002 with no material impact on its combined financial statements (unaudited).

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (hereinafter, “SFAS No. 145”). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Partnership adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on May 15, 2002 for transactions occurring after such date with no material impact on its combined financial statements. The Partnership’s management currently does not expect that the adoption of the remaining provisions of SFAS No. 145, as required, on January 1, 2003 will have a material impact on its combined financial statements (unaudited).

Recently Issued Accounting Standards Not Yet Adopted (unaudited)

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (hereinafter, “SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement. The Partnership’s management currently does not expect that the adoption of SFAS No. 143, as required, on January 1, 2003 will have a material impact on its combined financial statements.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 2

Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards Not Yet Adopted (continued) (unaudited)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (hereinafter, “SFAS No. 146”). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. The Partnership’s management currently does not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on its combined financial statements.

Note 3

Receivables — non-trade (unaudited)

At September 30, 2002, the Partnership had non-interest bearing, due on demand, non-trade receivables from third parties.

Note 4

Related Party Receivables

At December 31, 2001, the Partnership had non-interest bearing, due on demand receivables from employees. At September 30, 2002, the Partnership had non-interest bearing, due on demand receivables from BCMC (unaudited).

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 5

Property and Equipment

At September 30, 2002 and December 31, 2001, property and equipment consisted of the following:

	September 30,	December 31,
	2002	2001

	(Unaudited)
Furniture and fixtures	$6,854	$6,854

Vehicles	45,896	45,896

Equipment	7,609	6,550

	60,359	59,300

Less: accumulated depreciation	(21,437)	(13,667)

	$38,922	$45,633

Note 6

Related Party Payables (unaudited)

At September 30, 2002, the Partnership had a $80,659 non-interest bearing, due on demand payable to BCMC. BCMC, in turn, has a related non-interest, due on demand deposit payable to EVEolution Ventures Inc. (see Note 8), which has a security interest in all the assets of the Partnership and BCMC.

Note 7

Related Party Loan Payable and Accrued Interest (unaudited)

On July 25, 2002, BCMC loaned $500,000 to the Partnership for its operations. The loan accrues interest at LIBOR (1.813% as of September 30, 2002) with principal and accrued interest payable twelve months after the earlier of (i) the date on which the EVE Transaction is completed or (ii) the date on which the EVE Transaction is terminated (see Note 8).

Note 8

Commitments and Contingencies

Operating Lease

BCSP has a non-cancelable operating lease agreement for the rental of office space in Peru pursuant to which the Partnership incurred aggregate rent of $11,450 for the fiscal period ended December 31, 2000 and $16,968 for the fiscal year ended December 31, 2001. Aggregate rent expense of $12,000 was incurred for the nine months ended September 30, 2002 (unaudited).

On July 17, 2002, the above lease was superceded by a non-cancelable one year lease with rental payments of $1,200 per month. Future minimum rental payments through July 17, 2003 are $10,800 (unaudited). Such lease is renewable after one year at the option of BCSP (unaudited).

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 8

Commitments and Contingencies (continued)

Option to Purchase and Lease Agreements (unaudited)

BCSP has entered into, on behalf of the Partnership, several option to purchase and lease agreements with respect to mineral properties located in Peru, as summarized below:

			Single	Purchase
	Commencement	Option and	Lease	Option
Property	Date	Lease Term	Payment	Price

Santa Rosa	March 15, 2002	48 months	$2,000	$900,000

Lomo de Camello — Carola/Paraiso	January 17, 2002	36 months	1,000	610,000

Lomo de Camello — Pechereque	June 3, 2002	36 months	4,500	250,000

Estrella	July 22, 2002	48 months	300	3,000,000

				$4,760,000

Each unexercised purchase option requires that BCSP make, on the Partnership’s behalf, deposits in varying amounts at scheduled dates. Any failure to make a scheduled deposit is an act of default, which if not remedied, allows the applicable property title holder to terminate the agreement in its entirety and retain any previously made deposits. Should BCSP, on the Partnership’s behalf and at its instruction, exercise a purchase option, any previously made deposits will be applied against the purchase price. Should BCSP, on the Partnership’s behalf and upon its instruction, terminate any of the purchase option agreements, as is allowed, any previously made deposits will be forfeited. Under the terms of the Estrella agreement, should BCSP, on the Partnership’s behalf and upon its instruction, terminate the agreement within its first twelve months, BCSP, and as a result, the Partnership, will be required to pay the property title holder either of the following: (i) $5,000 for each month remaining to complete the first six months, if the termination takes place during the first six months or (ii) $7,500 for each month remaining to complete the second six months, if the termination takes place during the second six months.

As of September 30, 2002, BCSP had made, on the Partnership’s behalf, $159,000 (unaudited) of required deposits. The balance of required deposits at September 30, 2002 is scheduled below:

Year Ended
December 31,	Amount

2002	$30,000

2003	360,000

2004	700,000

2005	600,000

$1,690,000

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 8

Commitments and Contingencies (continued)

Finders Fee Agreements (unaudited)

The Santa Rosa and Lomo de Camello properties were brought to the attention of BCSP by two individuals pursuant to related finder’s fee agreements dated December 10, 2001 and November 8, 2001, respectively. Under each of these agreements, BCSP is obligated to compensate these individuals the lesser of (i) an initial $10,000 fee, which fees have been paid, plus 10% of the direct exploration expenditures on the included properties, subject to a guaranteed minimum payment in any 12-month period of $20,000, or (ii) $500,000.

Note 9

Acquisition Agreement (unaudited)

In May 2002, the Partnership and BCMC executed agreements with EVEolution Ventures Inc, (hereinafter, “EVE”), a Canadian public shell corporation, whereby, subject to certain closing conditions and EVE completing a public offering for $5,500,000 in gross proceeds (hereinafter, “the Offering”), the Partnership and BCMC will merge and acquire EVE in a reverse acquisition (hereinafter, “the EVE Transaction”).

The EVE Transaction, if completed, would legally consist of the following series of sequential events:

•	EVE will issue to EVEolution Ventures (USA) Inc. (hereinafter, “EVE USA”), a newly-formed, wholly-owned subsidiary incorporated in the State of Arizona, 8,600,000 common shares (hereinafter, “the Transaction Shares”) in exchange for an equal number of shares in the common stock of EVE USA.

•	Pursuant to a Securities Exchange Agreement among the Partnership, its limited partners and BCMC, BCMC will issue shares of its common stock to the Partnership’s limited partners in exchange for all of their limited partner interests (hereinafter, BCMC’s shareholders, including the Partnership’s former limited partners, are referred to as “the Partnership Security Holders”). As a result, the Partnership will be merged into BCMC and the Partnership will cease to exist as a separate legal entity as a matter of law.

•	Pursuant to a Merger Agreement and a Representation Agreement among BCMC, EVE, EVE USA, and the Partnership Security Holders,

•	(i) EVE USA will issue the Transaction Shares to the Partnership Security Holders in proportion to their shareholdings in BCMC; and

•	(ii) EVE’s Escrowed Shareholders will transfer 2,400,000 of their 3,000,000 escrowed common shares (hereinafter, “the Transfer Shares”) to the Partnership Security Holders.

Collectively, the Transaction Shares and Transfer Shares constitute the Merger Consideration Shares. As a result of the foregoing, (i) BCMC will be merged into EVE USA and BCMC will cease to exist as a separate legal entity and (ii) the only remaining legal entities will be EVE and its wholly-owned subsidiary, EVE USA.

PERU EXPLORATION VENTURE LLLP (a development stage partnership) and

BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU (a development stage division)

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 9

Acquisition Agreement (continued) (unaudited)

However, as the Partnership Security Holders would own in excess of 50% of the outstanding common shares of EVE, prior to the Offering, the acquisition would be accounted for as a reverse acquisition with the Partnership Security Holders being identified as the acquirer for accounting purposes. Under the purchase method of accounting, the Transaction Shares would be recorded at the fair value of the net assets of EVE which has been determined to be the net book value of EVE. The consolidated financial statements of the combined entity would be issued under the name of the legal parent, being EVE, although, they would be, in substance, a continuation of the combined historical financial statements of the Partnership and BCMC.

BEAR CREEK MINING COMPANY
(a development stage company)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of
Bear Creek Mining Company (a development stage company)

We have audited the accompanying balance sheet of Bear Creek Mining Company (a development stage company and an Arizona corporation) as of December 31, 2001, and the related statements of operations, changes in stockholders’ equity, and cash flows for the fiscal year then ended and for the fiscal period from June 7, 2000, the date of inception, through December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bear Creek Mining Company (a development stage company) as of December 31, 2001, and the results of its operations, changes in stockholders’ equity, and its cash flows for the fiscal year then ended, and for the fiscal period from June 7, 2000, the date of inception, through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Semple & Cooper, LLP
Certified Public Accountants

Phoenix, Arizona
September 5, 2002

BEAR CREEK MINING COMPANY
(a development stage company)

BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2002	2001

	(Unaudited)
Current Assets:

Cash and cash equivalents (Note 2)	$2,106	$570

Related party receivables (Note 3)	80,659	—

Total Current Assets	82,765	570

Related party loan receivable (Note 3)	500,000	—

Related party accrued interest receivable (Note 3)	1,900	—

Total Assets	$584,665	$570

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:

Related party payables (Note 5)	$7,768	$—

Deposit payable (Note 6)	64,589	—

Accrued liabilities	12,595	—

Total Current Liabilities	84,952	—

Notes payable, including to related parties (Note 3)	500,000	—

Accrued interest, including to related parties (Note 3)	1,900	—

Total Liabilities	586,852	—

Commitments and Contingencies: (Note 7)	—	—

Stockholders’ (Deficit) Equity: (Note 8)

Common stock, no par value, 10,000,000 shares authorized, 1,000 shares issued and outstanding at September 30, 2002 and December 31, 2001, respectively	1,000	1,000

Additional paid-in capital	2,500	1,500

Deficit accumulated during development stage	(5,687)	(1,930)

Total Stockholders’ (Deficit) Equity	(2,187)	570

Total Liabilities and Stockholders’ (Deficit) Equity	$584,665	$570

The accompanying notes are an integral part of these financial statements.

BEAR CREEK MINING COMPANY
(a development stage company)

STATEMENTS OF OPERATIONS

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Revenues	$—	$—	$—	$62,500	$62,500

Cost of revenues	—	—	—	62,500	62,500

Gross profit	—	—	—	—	—

General and administrative expenses	19,844	1,981	2,325	—	22,169

Loss from operations	(19,844)	(1,981)	(2,325)	—	(22,169)

Other income (expense):

Interest expense	(1,900)	—	—	—	(1,900)

Interest income	1,917	44	52	—	1,969

Other income	16,070	—	343	—	16,413

Loss	$(3,757)	$(1,937)	$(1,930)	$—	$(5,687)

The accompanying notes are an integral part of these financial statements.

BEAR CREEK MINING COMPANY
(a development stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional	Stock		Total
			Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	(Deficit) Equity

Balance at inception, June 7, 2000	—	$—	$—	$—	$—	$—

Issuance of stock for subscriptions receivable	1,000	1,000	—	(1,000)	—	—

Balance at December 31, 2000	1,000	1,000	—	(1,000)	—	—

Payment for stock subscribed	—	—	—	1,000	—	1,000

Capital contributions	—	—	1,500	—	—	1,500

Loss for the year ended December 31, 2001	—	—	—	—	(1,930)	(1,930)

Balance at December 31, 2001	1,000	1,000	1,500	—	(1,930)	570

Capital contributions (Unaudited)	—	—	1,000	—	—	1,000

Loss for the nine month period ended September 30, 2002 (Unaudited)	—	—	—	—	(3,757)	(3,757)

Balance at September 30, 2002 (Unaudited)	1,000	$1,000	$2,500	$—	$(5,687)	$(2,187)

The accompanying notes are an integral part of these financial statements.

BEAR CREEK MINING COMPANY
(a development stage company)

STATEMENTS OF CASH FLOWS

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Increase (decrease) in cash and cash equivalents:

Cash flows from operating activities:

Loss	$(3,757)	$(1,937)	$(1,930)	$—	$(5,687)

Changes in Assets and Liabilities:

Related party receivable	(80,659)	1,000	—	—	(79,659)

Related party payables	7,768	(22,576)	(22,576)	22,576	7,768

Accrued liabilities	12,595	—	—	—	12,595

Net cash (used) provided by operating activities	(64,053)	(23,513)	(24,506)	22,576	(64,983)

Cash flows from investing activities:

Related party loan receivable	(100,000)	—	—	—	(100,000)

Net cash (used) by investing activities	(100,000)	—	—	—	(100,000)

Cash flows from financing activities:

Deposit payable	64,589	—	—	—	64,589

Due to stockholder	500	250	—	—	500

Due to stockholder — repayment	(500)	—	—	—	(500)

Proceeds from notes payable	100,000	—	—	—	100,000

Receipt of common stock subscriptions	—	—	1,000	—	1,000

Capital contributions	1,000	1,250	1,500	—	2,500

Net cash provided (used) by financing activities	165,589	1,500	2,500	—	168,089

Net increase (decrease) in cash and cash equivalents	1,536	(22,013)	(22,006)	22,576	2,106

Cash and cash equivalents at beginning of period	570	22,576	22,576	—	—

Cash and cash equivalents at end of period	$2,106	$563	$570	$22,576	$2,106

The accompanying notes are an integral part of these financial statements.

BEAR CREEK MINING COMPANY
(a development stage company)

STATEMENTS OF CASH FLOWS (Continued)

	For The	For The
	Nine Month	Nine Month	For The	Inception	Inception
	Period Ended	Period Ended	Year Ended	Through	Through
	September 30,	September 30,	December 31,	December 31,	September 30,
	2002	2001	2001	2000	2002

	(Unaudited)	(Unaudited)			(Unaudited)
Supplemental Disclosure of Cash Flow Information:

Non-Cash Transactions:

Accrued interest receivable	$1,900	$—	$—	$—	$1,900

Accrued interest payable	$1,900	$—	$—	$—	$1,900

Common stock issued for subscriptions receivable	$—	$—	$—	$1,000	$1,000

Proceeds from notes payable received directly by related party	$400,000	$—	$—	$—	$400,000

The accompanying notes are an integral part of these financial statements.

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1
Nature of Operations and Organizational Structure

Bear Creek Mining Company (hereinafter, “the Company” or “BCMC”) was formed and incorporated on June 7, 2000 in the State of Arizona as an S-corporation. The Company has a 1.01% interest in, and is the sole general partner of, Peru Exploration Venture LLLP (hereinafter, “PeruEx”).

PeruEx was formed on June 22, 2000 and subsequently registered on September 19, 2000 in the State of Arizona, as an Arizona limited liability limited partnership. PeruEx’s business has been, and continues to be, to identify, acquire or lease rights to, and explore mineral properties located primarily in the Republic of Peru (hereinafter, “Peru”), with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. However, as Peru does not legally recognize PeruEx’s limited liability limited partnership form, PeruEx executed an agreement with the Company titled General Assignment of Rights to Exploration Venture (hereinafter, “the General Assignment”). The General Assignment, as amended, sets forth the following:

•	BCMC, as the sole General Partner of the Limited Partnership, has heretofore conducted, and shall hereinafter conduct, exploration operations, and has acquired, and shall hereinafter acquire, interest in mineral properties in Peru, all for and on behalf of PeruEx, and

•	BCMC, in order to conduct such operations and acquisitions, established a division in Peru [named Bear Creek Mining Company - Sucursal del Peru (“BCSP”)] to enable it to conduct in the name of BCMC [or BCSP] such operations and acquisitions which, although conducted in the name of BCMC [or BCSP], have been, and shall hereinafter be, for the account of, and at the expense of, PeruEx, all pursuant to agreement between BCMC and PeruEx.

The effect of the General Assignment, as amended, was to legally transfer control of BCSP from the Company to PeruEx. Accordingly, the Company has not consolidated the assets, liabilities and expenses of BCSP in its financial statements for any reported period. However, being PeruEx’s sole general partner, the Company has retained the ability to exercise significant influence over the operating and financial policies of PeruEx and BCSP. As such, the Company has collectively accounted for PeruEx and BCSP under the equity method of accounting (see Note 5).

The Company’s business has been, and continues to be, currently through PeruEx and BCSP, to identify, acquire or lease rights to, and explore mineral properties located primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale. Since PeruEx and BCSP continue to constitute development stage entities with no revenues to date, the Company has correspondingly reported itself as a development stage company.

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 2
Summary of Significant Accounting Policies

Fiscal Periods

The Company’s fiscal year ends on December 31st.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three (3) months or less.

Revenue Recognition

PeruEx’s Agreement of Limited Liability Limited Partnership sets forth that the Company, as general partner, is to provide supervision and management of PeruEx’s business operations and affairs for an annual management fee of $150,000. Pursuant to this agreement, the Company earned $62,500 in management fees during its fiscal 2000 period. The Company correspondingly incurred $62,500 in salary expense to its President. Beginning January 1, 2001, the Company’s President began personally providing these supervisory and management services directly to PeruEx, outside the context of his position with the Company, pursuant to an agreement between the Company, its President and PeruEx.

Income Taxes

The Company, being an S-corporation, is not a taxable entity although it does report to the US Internal Revenue Service. Instead, the Company’s individual shareholders are allocated pro rata any income, loss or tax credits of the Company and assume any associated income tax obligation or benefit.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, consisting of its cash and cash equivalents, related party receivables, notes payable, deposit payable, due to related party, and accrued liabilities, materially approximated their respective fair values at each balance sheet date due to the immediate or short-term maturity of these financial instruments.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party receivables. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 2
Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal periods.

Segment Reporting

The Company’s chief operating decision maker, being its President, allocates resources to, and assesses the performance of, the Company’s business. He currently manages the Company’s business, assesses its performance, and allocates its resources as a single operating segment.

Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (hereinafter, “SFAS No. 141”). SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after June 30, 2001. In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after June 30, 2001. The Company adopted SFAS No. 141, as required, on July 1, 2001 with no material impact on its financial statements.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (hereinafter, “SFAS No. 142”), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142, as required, on January 1, 2002 with no material impact on its financial statements (unaudited).

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (hereinafter, “SFAS No. 144”). SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121. Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required. The Company adopted SFAS No. 144, as required, on January 1, 2002 with no material impact on its financial statements (unaudited).

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (hereinafter, “SFAS No. 145”). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on May 15, 2002 for transactions occurring after such date with no material impact on its financial statements. The Company’s management currently does not expect that the adoption of the remaining provisions of SFAS No. 145, as required, on January 1, 2003 will have a material impact on its financial statements (unaudited).

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 2
Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards Not Yet Adopted (unaudited)

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (hereinafter, “SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s management currently does not expect that the adoption of SFAS No. 143, as required, on January 1, 2003 will have a material impact on its financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (hereinafter, “SFAS No. 146”). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. The Company’s management currently does not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on its financial statements.

Note 3
Related Party Receivables (unaudited)

At September 30, 2002, the Company had a non-interest bearing, due on demand receivable from PeruEx.

Note 4
Related Party Loan Receivable and Notes Payable (unaudited)

On July 25, 2002, the Company procured $500,000 in funding for PeruEx from a consortium of lenders comprised of Company shareholders (accounting for approximately $19,000), PeruEx limited partners (accounting for approximately $260,000, and unrelated individuals and entities. The Company’s related receivable from PeruEx and corresponding notes payable to the consortium accrue interest at LIBOR (1.813% at September 30, 2002) with all principal and accrued interest becoming due twelve months after the earlier of (i) the date on which the EVE transaction is completed or (ii) the date on which the EVE Transaction is terminated (See Note 7).

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 5
Investments in PeruEx and BCSP

As discussed in Note 1, the Company is the sole general partner of PeruEx. Therefore, the Company is deemed to have the ability to exercise significant influence over the operating and financial policies of PeruEx and BCSP. As such, the Company is required to collectively account for PeruEx and BCSP under the equity method of accounting. However, as the Company has not had, and continues not to have, any investment basis in PeruEx and BCSP, the Company has not recognized its proportionate share of PeruEx and BCSP’s combined losses to date.

The following is a summary of PeruEx and BCSP’s combined financial position at September 30, 2002 and December 31, 2001, and combined results of operations for the fiscal nine months ended September 30, 2002 and fiscal year ended December 31, 2001:

	September 30,	December 31,
	2002	2001

	(Unaudited)
Current assets	$213,125	$452,686

Property and equipment	38,922	45,633

Total assets	$252,047	$498,319

Current liabilities	$139,983	$25,652

Due to related party and accrued interest	501,900	—

Partners’ (deficit) capital	(389,836)	472,667

Total liabilities and partners’ capital	$252,047	$498,319

Loss	$(858,703)	$(1,018,597)

Note 6
Related Party Payables (unaudited)

At September 30, 2002, the Company had a non-interest bearing, due on demand payables to PeruEx.

Note 7
Deposit Payable (unaudited)

At September 30, 2002, the Company had a non-interest bearing, refundable deposit to EVEolution Ventures Inc (“EVE”) (see Note 9). As the Company, in turn, loaned the deposit to PeruEx (see Note 3), EVE has a security interest in all the assets of the Company, PeruEx and BCSP.

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 8
Acquisition Agreement (unaudited)

In May 2002, PeruEx, including BCSP, and the Company executed agreements with EVEolution Ventures Inc, (hereinafter, “EVE”), a Canadian public shell corporation, whereby, subject to certain closing conditions and EVE completing a public offering for $5,500,000 in gross proceeds (hereinafter, “the Offering”), PeruEx, BCSP and the Company will merge and acquire EVE in a reverse acquisition (hereinafter, “EVE Transaction”).

The EVE Transaction, if completed, would legally consist of the following series of sequential events:

•	EVE will issue to EVEolution Ventures (USA) Inc. (hereinafter, “EVE USA”), a newly-formed, wholly-owned subsidiary incorporated in the State of Arizona, 8,600,000 common shares (hereinafter, “the Transaction Shares”) in exchange for an equal number of shares in the common stock of EVE USA.

•	Pursuant to a Securities Exchange Agreement among the Company, PeruEx, and PeruEx’s limited partners, the Company will issue shares of its common stock to PeruEx’s limited partners in exchange for all of their limited partner interests (hereinafter, the Company’s shareholders, including the former limited partners of PeruEx, are referred to as “the Partnership Security Holders”). As a result, PeruEx will be merged into the Company and cease to exist as a separate legal entity as a matter of law.

•	Pursuant to a Merger Agreement and a Representation Agreement among the Company, EVE, EVE USA, and the Partnership Security Holders,

•	(i) EVE USA will issue the Transaction Shares to the Partnership Security Holders in proportion to their shareholdings in the Company; and

•	(ii) EVE’s Escrowed Shareholders will transfer 2,400,000 of their 3,000,000 escrowed common shares (hereinafter, “the Transfer Shares”) to the Partnership Security Holders.

Collectively, the Transaction Shares and Transfer Shares constitute the Merger Consideration Shares. As a result of the foregoing, (i) BCMC will be merged into EVE USA and BCMC will cease to exist as a separate legal entity and (ii) the only remaining legal entities will be EVE and its wholly-owned subsidiary, EVE USA.

However, as the Partnership Security Holders would own in excess of 50% of the outstanding common shares of EVE, prior to the Offering, the acquisition would be accounted for as a reverse acquisition with the Partnership Security Holders being identified as the acquirer for accounting purposes. Under the purchase method of accounting, the Transaction Consideration Shares would be recorded at the fair value of the net assets of EVE which has been determined to be the net book value of EVE. The consolidated financial statements of the combined entity would be issued under the name of the legal parent, being EVE, although, they would be, in substance, a continuation of the combined historical financial statements of PeruEx, BCSP and the Company.

Pursuant to the executed agreements, the Company would become obligated to pay EVE a break-up fee upon the occurrence of either of the following:

(i)	The Company’s entering into a transaction involving either the securities or substantially all of the assets of PeruEx or the Company which excludes EVE and is completed on or before December 31, 2003 (“a Non-EVE Transaction”), or

(ii)	The announcement of a Non-EVE Transaction, the effect of which transaction would (a) preclude EVE from completing the EVE Transaction or (b) make it highly imprudent for EVE to proceed with the EVE Transaction.

BEAR CREEK MINING COMPANY
(a development stage company)

NOTES TO FINANCIAL STATEMENTS (continued)

Note 8
Acquisition Agreement (unaudited) (continued)

The break-up fee would consist of (i) reimbursing EVE in cash for all expenses incurred by it in connection with the proposed EVE Transaction and Offering and (ii) remitting to EVE ten percent of the consideration to be received by the Company or PeruEx in a Non-EVE Transaction.

Note 9
Stockholders’ Equity

Effective September 18, 2002, the Company’s shareholders unanimously approved an amendment to the Articles of Incorporation, changing the Company’s authorized common stock from 100,000 shares with a $1 par value, to 10,000,000 shares with no par value.

Note 10
Subsequent Event

With reference to Note 4, the Company borrowed, subsequent to September 30, 2002, an additional $150,000 with the same interest and repayment terms from certain members of the original consortium (including $120,000 from a shareholder of the Company).

EVEOLUTION VENTURES INC.

(An Exploration Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 SEPTEMBER 2002

EVEolution Ventures Inc. (An Exploration Stage Company)	Statement 1

Pro Forma Consolidated Balance Sheet As at 30 September 2002 US Funds Unaudited

				Pro Forma
				Adjustments
				and		Pro Forma
		Peru	Bear Creek	Eliminating		Consolidated
		Exploration	Mining	Entries		EVEolution Ventures
ASSETS	EVEolution Ventures Inc.	Venture, LLLP	Company	(Note 3)		Inc.

Current				150,000	c

Cash and cash equivalents	$—	$190,198	$2,106	$4,923,249	d	$5,265,553

Receivables	8,868	1,947	—	—		10,815

Due from a related party	—	7,768	80,659	(88,427)	e	—

Prepaid expenses	12,564	13,212	—	—		25,776

	21,432	213,125	82,765	4,984,822		5,302,144

Related Party Loan Receivable	—	—	500,000	(500,000)	e	—

Related Party Accrued Interest Receivable	—	—	1,900	(1,900)	f	—

Property, Plant and Equipment	3,605	38,922	—	—		42,527

Advances to Bear Creek Mining Company	64,589	—	—	(64,589)	a	—

Deferred Acquisition Costs	134,268	—	—	(16,070)	a b	—

				(118,198)

Deferred Share Issuance Costs	35,749	—	—	(35,749)	d	—

	$259,643	$252,047	$584,665	$4,248,316		$5,344,671

LIABILITIES

Current

Checks issued in excess of funds on deposit	$2,468	$—	$—	$—		$2,468

Accounts payable and accrued liabilities	78,223	59,324	12,595	—		150,142

Due to related party	—	80,659	7,768	(88,427)	e	—

Due to EVEolution	—	—	64,589	(64,589)	a	—

	80,691	139,983	84,952	(153,016)		152,610

Related Party Loan Payable	—	500,000	—	(500,000)	e	—

Related Party Accrued Interest	—	1,900	—	(1,900)	f	—

Notes Payable	—	—	500,000	(500,000)	c	—

Accrued Interest on Notes Payable	—	—	1,900	(1,900)	c	—

SHAREHOLDERS’ EQUITY (DEFICIENCY)

				(286,430)	b

				60,754	b

				651,900	c

				5,500,000	d

Share Capital (Note 4)	286,430	—	3,500	(612,500)	d	5,603,654

				(16,070)	a

Deficit	(107,478)	(389,836)	(5,687)	107,478	b	(411,593)

	178,952	(389,836)	(2,187)	5,405,132		5,192,061

	$259,643	$252,047	$584,665	$4,248,316		$5,344,671

ON BEHALF OF THE BOARD:

“Cheryl Wheeler”	, Director	“Catherine McLeod-Seltzer”	, Director

- See Accompanying Notes -

EVEolution Ventures Inc. (An Exploration Stage Company)	Statement 2

Pro Forma Consolidated Statement of Operations For the Nine Months Ended 30 September 2002 US Funds Unaudited

				Pro Forma
				Adjustments
				and		Pro Forma
			Bear Creek	Eliminating		Consolidated
	EVEolution Ventures	Peru Exploration	Mining	Entries		EVEolution
	Inc.	Venture, LLLP	Company	(Note 3)		Ventures Inc.

General and Administrative Expenses

Accounting and audit	$7,090	$59,236	$12,331	$—		$78,657

Advertising	5,443	—	—	—		5,443

Amortization	610	7,770	—	—		8,380

Consulting fees	1,232	43,508	—	—		44,740

Exploration expense	—	510,805	—	—		510,805

Legal	2,971	64,537	7,363	—		74,871

Listing and filing fees	7,794	—	—	—		7,794

Office and sundry	2,084	26,649	150	—		28,883

Printing fees	878	—	—	—		878

Professional fees	3,428	—	—	—		3,428

Salaries and benefits	—	125,505	—	—		125,505

Travel	2,194	24,233	—	—		26,427

Website maintenance	413	—	—	—		413

Operating Loss	(34,137)	(862,243)	(19,844)	—		(916,224)

				1,900	c
Interest expense	—	(1,900)	(1,900)			—

				1,900	f

Interest income	1,919	1,640	1,917	(1,900)	f	3,576

Other income	—	—	16,070	(16,070)	a	—

Loss for the Period	$(32,218)	$(862,503)	$(3,757)	$(14,170)		$(912,648)

Loss per Share

Basic and fully diluted						$(0.04)

Weighted average number of common shares						24,959,166

- See Accompanying Notes -

EVEolution Ventures Inc. (An Exploration Stage Company)	Statement 3

Pro Forma Consolidated Statement of Operations For the Year Ended 31 December 2001 US Funds Unaudited

				Pro Forma
				Adjustments
				and	Pro Forma
			Bear Creek	Eliminating	Consolidated
	EVEolution Ventures	Peru Exploration	Mining	Entries	EVEolution
	Inc.	Venture, LLLP	Company	(Note 3)	Ventures Inc.

General and Administrative Expenses

Accounting and audit	$—	$15,050	$—	$—	$15,050

Advertising	14,736	—	—	—	14,736

Amortization	896	10,872	—	—	11,768

Consulting fees	22,375	45,650	—	—	68,025

Exploration expense	—	772,082	—	—	772,082

Legal	—	12,622	—	—	12,622

Listing and filing fees	3,636	—	—	—	3,636

Office and sundry	11,148	22,696	280	—	34,124

Professional fees	4,662	2,300	2,045	—	9,007

Salaries and benefits	—	121,222	—	—	121,222

Travel	4,574	24,716	—	—	29,290

Website maintenance	387	—	—	—	387

Operating Loss	(62,414)	(1,027,210)	(2,325)	—	(1,091,949)

Interest income	9,513	8,502	52	—	18,067

Other income	—	111	343	—	454

Loss for the Year	$(52,901)	$(1,018,597)	$(1,930)	$—	$(1,073,428)

Loss per Share

Basic and fully diluted					$(0.04)

Weighted average number of common shares					24,959,166

- See Accompanying Notes -

EVEolution Ventures Inc.
(An Exploration Stage Company)

Notes to Pro Forma Consolidated Financial Statements
30 September 2002
US Funds
Unaudited

1.	Proposed Arrangement and Basis of Presentation

The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the Form SB-2 registration statement relating to the proposed acquisition by EVEolution Ventures Inc. (“EVE”) of:

•	all of the limited partner interests in Peru Exploration Venture, LLLP (“PeruEx”), an Arizona limited liability limited partnership which, along with its assigned Peruvian division, Bear Creek Mining Company Sucursal del Peru, is in the business of identifying and acquiring purchase or lease rights to, and exploring mineral properties located primarily in Peru, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining and sale, and;

•	all of the shares in the capital of PeruEx’s general partner, Bear Creek Mining Company (“BCMC”), an Arizona Company.

By letter of agreement accepted 29 May 2002, the following conditions for the above mentioned acquisitions (“the transaction”) must occur:

•	EVE will issue 8,600,000 common shares to the stakeholders of BCMC and PeruEx.

•	The current principals of EVE will transfer, for nominal consideration, 2,400,000 common shares of EVE, that are currently held by them in escrow, to the stakeholders of BCMC and PeruEx.

•	EVE must advance to BCMC, by way of deposit, $80,659 (advanced) of which $64,589 is refundable if the transaction does not occur.

•	EVE must arrange bridge financing on behalf of BCMC for an amount of $650,000 (completed). As part of the transaction, EVE will repay the bridge financing through the issuance of up to 1,300,000 Units, each Unit consisting of one common share, 1/2 Series “A” Bridge warrant and 1/2 Series “B” Bridge warrant. Each whole Series “A” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of $0.50. Each whole Series “B” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of $0.75.

•	Concurrent with the closing of the acquisition, EVE must complete a prospectus offering of up to 11,000,000 units (“Units”) at a price of $0.50 per Unit for gross proceeds up to $5,500,000. Each Unit consists of one common share and one-half of one share purchase warrant. Each whole warrant will entitle the holder to purchase an additional common share of the company within one year from the date of issue of the warrant for a price of $0.75 per common share.

The company has agreed to pay a fee to Haywood Securities Inc. (“Haywood”) of up to 7.5% of the gross proceeds of the financing, in cash, plus brokers’ warrants entitling Haywood to purchase up to a total of 12% of the shares issued under the financing within one year for $0.50.

The transaction is subject to shareholder and regulatory approval.

EVEolution Ventures Inc.
(An Exploration Stage Company)

Notes to Pro Forma Consolidated Financial Statements
30 September 2002
US Funds
Unaudited

1.	Proposed Arrangement and Basis of Presentation - Continued

The pro forma consolidated financial statements should be read in conjunction with the historical financial statements of each entity. Financial statements of EVE as at 30 September 2002 and 31 December 2001 and for the periods then ended and financial statements of PeruEx and BCMC as at 30 September 2002 and 31 December 2001 and for the periods then ended were used in the preparation of the pro forma consolidated balance sheet as at 30 September 2002 and the pro forma consolidated statements of operations for the nine month period then ended 30 September 2002 and year ended 31 December 2001.

As this proposed transaction will result in the former stakeholders of PeruEx and BCMC owning greater than 50% of the outstanding common shares of EVE, immediately prior to the offering, the acquisition has been treated as a reverse take-over with PeruEx and BCMC, as a group, identified as the acquirer. The purchase method of accounting has been applied with the shares issued as consideration being recorded at the fair value of the net assets of EVE which has been determined to be equal to the net book value of EVE.

As the functional currency of the company will be U.S. Dollars, these proforma consolidated financial statements have been shown in U.S. funds. Canadian dollars were converted to U.S. dollars at the appropriately weighted average rate of exchange prevailing during the period (.6458 and ..6367, respectively, for the 2001 statement of operations and the 2002 statement of operations) and the period end rate of .6282 was used for the 30 September 2002 balance sheet.

2.	Reverse Takeover Accounting

The control of the combined company will pass to the stakeholders of PeruEx and BCMC therefore the acquisition will be accounted for under the purchase method, as a reverse takeover, which means that:

•	the consolidated financial statements of the combined entity will be issued under the name of the legal parent (EVE), but will be a continuation of the combined financial statements of PeruEx and BCMC

•	PeruEx and BCMC are deemed to be the acquirer for accounting purposes and as such, their assets and liabilities will be included in the consolidated financial statements of the combined entity at their historical carrying values

•	the accumulated deficit of EVE up to the date of acquisition will be eliminated

•	the capital structure of the governing legal consolidated entity will be that of EVE, but the dollar amount of the issued share capital in the consolidated balance sheet immediately prior to acquisition will be that of BCMC, plus the value of shares issued by EVE to acquire PeruEx and BCMC, plus any shares issued by the company subsequent to the acquisition.

EVEolution Ventures Inc.
(An Exploration Stage Company)

Notes to Pro Forma Consolidated Financial Statements
30 September 2002
US Funds
Unaudited

3.	Pro Forma Assumptions and Adjustments

The pro forma consolidated balance sheet as at 30 September 2002 has been prepared assuming that the transaction related to the proposed arrangement occurred on 30 September 2002. The pro forma consolidated statements of operations for the nine month period ended 30 September 2002 and for the year ended 31 December 2001 have been compiled assuming the transaction relating to the proposed arrangement occurred as at 1 January 2001. The pro forma consolidated statements of operations are not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as at 1 January 2001 and does not purport to be indicative of the effects that may be expected to occur in the future.

The pro forma consolidated financial statements give effect to the following transactions:

a)	The advanced funds by EVE of $80,659 of which $64,589 was to be refundable has been eliminated upon consolidation. The non-refundable portion has been eliminated from the results of operations.

b)	Acquisition of EVE (at net book value), using reverse take-over accounting, and the related elimination of the share capital and deficit of EVE and write off of deferred acquisition costs associated with the transaction.

c)	Satisfaction of the $650,000 bridge financing and related accrued interest by the issuance of 1,300,000 Units. Each Unit consisting of one common share, 1/2 Series “A” Bridge warrant and 1/2 Series “B” Bridge warrant. Each whole Series “A” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of $0.50. Each whole Series “B” Bridge warrant entitles the holder to acquire one additional common share of the company within one year of the issuance of the warrant for a price of $0.75. For purposes of this pro-forma, the bridge warrants have been assumed not to have been exercised. $150,000 of the bridge financing was received subsequent to 30 September 2002.

d)	Completion of the prospectus offering of 11,000,000 units (“Units”) at a price of $0.50 per Unit for gross proceeds of $5,500,000. Each Unit consists of one common share and one-half of one share purchase warrant. Each warrant will entitle the holder to purchase an additional common share of the company within one year from the date of issue of the warrant for a price of $0.75 per common share. For the purposes of this pro-forma, the warrants have been assumed not to have been exercised. In addition, share issuance costs totaling $612,500 are anticipated to be incurred by management to complete the financing.

e)	Elimination of the inter-entity balances.

f)	Elimination of the interest accrued on inter-entity balances.

EVEolution Ventures Inc.
(An Exploration Stage Company)

Notes to Pro Forma Consolidated Financial Statements
30 September 2002
US Funds
Unaudited

4.	Pro Forma Consolidated Share Capital

Details are as follows:

	Number	Amount

Authorized:

50,000,000 common shares without par value

Issued as at 30 September 2002 -

EVE capital prior to acquisition	4,000,000	$286,430

Elimination of EVEolution share capital amount	—	(286,430)

BCMC share capital	—	3,500

Shares issued for acquisition	8,600,000	60,754

Shares issued for bridge financing	1,300,000	651,900

Shares issued by Prospectus	11,000,000	5,500,000

Bonus shares issued to EVE lenders for lending $177,500 to EVE until close of transaction	59,166	—

Share issuance costs	—	(612,500)

Pro Forma Consolidated Balance - 30 September 2002	24,951,166	$5,603,654

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided in our by-laws, except in respect of an action by or on behalf of us to procure a judgment in our favour we will indemnify our directors and officers, our former directors and officers or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, or a person who undertakes or has undertaken any liability on our behalf or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been our director or officer, if:

a)	He acted honestly and in good faith with a view to our best interests; and

b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Additionally, we will, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in the paragraph above for any action by or on our behalf or a body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of ours or of a body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfils the conditions set out in (a) and (b) above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses, other than certain placement expenses, to be incurred by the Registrant in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the selling security holders, except for the fees and expenses of brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

SEC Registration Fee		$1,557.29

Blue Sky (State) Fees and Expenses	$

Printing and Engraving	$

Accountants’ Fees and Expenses	$

Legal Fees and Expenses	$

Placement Agent Fee	$

Transfer Agent Fees and Expenses	$

Other Offering Expenses	$

Total		$1,557.29

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

There has not been any sale of our unregistered securities during the last three years.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Document Description
1.1	Letter of Intent with Haywood Securities Inc.

1.2	Sponsorship and Agency Agreement with Haywood Securities Inc.

2.1	Letter Agreement

2.2	Merger Agreement

2.3	Representation Agreement

2.4	Anti-Dilution Agreement

2.5	Amended and Reinstated General Assignment Agreement

3.1	Articles of Continuance

3.2	Bylaws #1

4.1	Specimen Share Certificate

4.2	Specimen Series A warrant certificate

4.3	Specimen Series B warrant certificate

4.4	Specimen Series C warrant certificate

4.5	Form of Warrant Indenture for Series A, Series B and Series C Warrants

4.6	Specimen Agent’s warrant certificate

5.1	Opinion of Nexus Venture Capital Lawyers on the legality of the securities being registered (to be filed by amendment)

10.1	Option to Purchase and Lease Agreement — Pechereque Mineral Rights

10.2	Option to Purchase and Lease Agreement — Carola/Paraiso Mineral Rights

10.3	Option to Purchase and Lease Agreement — Santa Rosa Mineral Rights

10.4	Option to Purchase and Lease Agreement – Estrella Mineral Rights

23.1	Consent of Semple & Cooper

23.2	Consent of Staley Okada and Partners

23.3	Consent of NEXUS Venture Capital Lawyers (include in its opinion filed at 5.1)

99.1	Consulting Agreement with Andrew Swarthout

99.2	Consulting Agreement with David Volkert

99.3	Escrow Agreement between our principals, ourselves and Pacific Corporate Trust Company

99.4	Value Escrow Agreement between our “principals” and Pacific Corporate Trust Company and us

99.5	Pooling Agreement between our non-Principal shareholders and Pacific Corporate Trust Company

99.6	Form of Consulting Agreement with each of our consultants

99.7	Incentive Stock Option Plan

99.8	Stock Option Agreement between us and each of Catherine McLeod Seltzer, Cheryl Wheeler, Melanie McMillan, Lenora Gates, Mat Wilcox, Karen Anderson, Neil MacKenzie and Lisa Pankratz

99.9	Geological Report for the Santa Rosa Project, Peru, and accompanying Certificate of Author dated August 1, 2002

99.10	Geological Report for the Lomo de Camello Project, Peru, and accompanying Certificate of Author dated August 1, 2002

99.11	Geological Report for the Estrella Project, Peru, and accompanying Certificate of Author dated August 2, 2002

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

4.	To provide to the agent at the closing specified in the Sponsorship and Agency Agreement certificates in such denominations and registered in such names as required by the Agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 25th day of November, 2002.

BEAR CREEK MINING CORPORATION

BY:	“Cheryl Wheeler”

Cheryl Wheeler President and Chief Executive Officer

BY:	“Lenora Gates”

Lenora Gates, Corporate Secretary, Chief Financial Officer and Director

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Cheryl Wheeler, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

“Cheryl Wheeler" Cheryl Wheeler	President, Principal Executive Officer and a Member of the Board of Directors	11/25/2002

“Lenora Gates" Lenora Gates	Chief Financial Officer, Corporate Secretary and a Member of the Board of Directors	11/25/2002

“Melanie McMillan" Melanie McMillan	Member of the Board of Directors	11/25/2002

“Catherine McLeod-Seltzer" Catherine McLeod-Seltzer	Member of the Board of Directors	11/25/2002

CERTIFICATE OF THE COMPANY

Dated: November 25, 2002

The foregoing constitutes full, true and plain disclosure of all material facts relating to the Units offered by this Prospectus as required by the securities legislation of British Columbia, Alberta and Ontario and the respective regulations thereunder.

“Cheryl Wheeler" (Signed) CHERYL WHEELER Chief Executive Officer	“Lenora Gates" (Signed) LENORA GATES Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

“Catherine McLeod-Seltzer (Signed) CATHERINE MCLEOD-SELTZER Director	“Melanie McMillan" (Signed) MELANIE MCMILLAN Director

CERTIFICATE OF THE PROMOTERS

Dated: November 25, 2002

The foregoing constitutes full, true and plain disclosure of all material facts relating to the Units offered by this Prospectus as required by the securities legislation of British Columbia, Alberta and Ontario and the respective regulations thereunder.

“Cheryl Wheeler" (Signed) CHERYL WHEELER	“Catherine McLeod-Seltzer" (Signed) CATHERINE MCLEOD-SELTZER

CERTIFICATE OF THE AGENT

Dated: November 25, 2002

To the best of our knowledge, information and belief, the foregoing constitutes full, true and plain disclosure of all material facts relating to the Units offered by this Prospectus as required by the securities legislation of British Columbia, Alberta and Ontario and the respective regulations thereunder.

HAYWOOD SECURITIES INC.

“Fabio Banducci"

By: (Signed) FABIO BANDUCCI
Vice President, Corporate Finance

EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Document Description

1.1	Letter of Intent with Haywood Securities Inc.

1.2	Sponsorship and Agency Agreement with Haywood Securities Inc.

2.1	Letter Agreement

2.2	Merger Agreement

2.3	Representation Agreement

2.4	Anti-Dilution Agreement

2.5	Amended and Reinstated General Assignment Agreement

3.1	Articles of Continuance

3.2	Bylaws #1

4.1	Specimen Share Certificate

4.2	Specimen Series A warrant certificate

4.3	Specimen Series B warrant certificate

4.4	Specimen Series C warrant certificate

4.5	Form of Warrant Indenture for Series A, Series B and Series C Warrants

4.6	Specimen Agent’s warrant certificate

5.1	Opinion of Nexus Venture Capital Lawyers on the legality of the securities being registered (to be filed by amendment)

10.1	Option to Purchase and Lease Agreement — Pechereque Mineral Rights

10.2	Option to Purchase and Lease Agreement — Carola/Paraiso Mineral Rights

10.3	Option to Purchase and Lease Agreement — Santa Rosa Mineral Rights

10.4	Option to Purchase and Lease Agreement – Estrella Mineral Rights

23.1	Consent of Semple & Cooper

23.2	Consent of Staley Okada and Partners

23.3	Consent of NEXUS Venture Capital Lawyers (include in its opinion filed at 5.1)

99.1	Consulting Agreement with Andrew Swarthout

99.2	Consulting Agreement with David Volkert

99.3	Escrow Agreement between our principals, Pacific Corporate Trust Company and us

99.4	Value Escrow Agreement between ourselves, our “principals” and Pacific Corporate Trust Company

99.5	Pooling Agreement between our non-Principal shareholders and Pacific Corporate Trust Company

99.6	Form of Consulting Agreement with each of our consultants

99.7	Incentive Stock Option Plan

99.8	Stock Option Agreement between us and each of Catherine McLeod Seltzer, Cheryl Wheeler, Melanie McMillan, Lenora Gates, Mat Wilcox, Karen Anderson, Neil MacKenzie and Lisa Pankratz

99.9	Geological Report for the Santa Rosa Project, Peru, and accompanying Certificate of Author dated August 1, 2002

99.10	Geological Report for the Lomo de Camello Project, Peru, and accompanying Certificate of Author dated August 1, 2002

99.11	Geological Report for the Estrella Project, Peru, and accompanying Certificate of Author dated August 2, 2002